UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Analog Devices, Inc.

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Notice of 2020 Annual Meeting and Proxy Statement

January 24, 2020

DEAR SHAREHOLDER:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at 9:00 a.m. local time on Wednesday, March 11, 2020, at our offices located at 125 Summer Street, Boston, Massachusetts 02110.

At the Annual Meeting you are being asked to:

1. Elect ten members of our Board of Directors, each to serve for a term expiring at the next annual meeting of shareholders;

2. Approve a non-binding advisory proposal on the compensation of our named executive officers;

3. Approve the Analog Devices, Inc. 2020 Equity Incentive Plan; and

4. Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2020 fiscal year.

Your Board of Directors recommends that you vote FOR the election of each of the directors named in the proxy statement and FOR items 2, 3 and 4.

Please carefully review the attached proxy materials and take the time to cast your vote.

Yours sincerely,

Ray Stata Chairman of the Board of Directors	Vincent Roche President and Chief Executive Officer

ANALOG DEVICES, INC.

ONE TECHNOLOGY WAY

NORWOOD, MASSACHUSETTS 02062-9106

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

To Be Held On March 11, 2020

TO OUR SHAREHOLDERS:

The 2020 Annual Meeting of Shareholders of Analog Devices, Inc. will be held at our offices at 125 Summer Street, Boston, Massachusetts 02110, on Wednesday, March 11, 2020 at 9:00 a.m. local time. At the meeting, shareholders will consider and vote on the following matters:

1.	To elect the ten director nominees named in this proxy statement to our Board of Directors, each to serve for a term expiring at the next annual meeting of shareholders;

2.

To approve, by non-binding “say on pay” vote, the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement;

3.	To approve the Analog Devices, Inc. 2020 Equity Incentive Plan; and

4.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2020.

The shareholders will also act on any other business that may properly come before the meeting.

We are providing access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, we are mailing to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this proxy statement and our Annual Report for the fiscal year ended November 2, 2019 (the “2019 Annual Report”). We are mailing the Notice on or about January 24, 2020, and it contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how each of our shareholders can receive a paper copy of our proxy materials, including this proxy statement, our 2019 Annual Report and a form of proxy card or voting instruction card. All shareholders who do not receive the Notice, including shareholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically. We have chosen to employ this distribution process to conserve natural resources and reduce the costs of printing and distributing our proxy materials.

Shareholders of record at the close of business on January 6, 2020 are entitled to vote at the meeting. Your vote is important no matter how many shares you own. Whether you expect to attend the meeting or not, please vote your shares by using the Internet as described in the instructions included on your Notice, by calling the toll-free telephone number, or, if you received a paper copy of the proxy materials, by completing, signing, dating and returning your proxy card or voting instruction form. Your prompt response is necessary to ensure that your shares are represented at the meeting. You can change your vote and revoke your proxy at any time before the polls close at the meeting by following the procedures described in the accompanying proxy statement.

All shareholders are cordially invited to attend the meeting.

By order of the Board of Directors,

LARRY WEISS

Secretary

Norwood, Massachusetts

January 24, 2020

2020 Proxy Statement    i

ANALOG DEVICES, INC.

ONE TECHNOLOGY WAY

NORWOOD, MASSACHUSETTS 02062-9106

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

To Be Held On March 11, 2020

This proxy statement contains information about the 2020 Annual Meeting of Shareholders, or Annual Meeting, of Analog Devices, Inc. (which we also refer to as Analog Devices, ADI or the Company). The Annual Meeting will be held on Wednesday, March 11, 2020, at 9:00 a.m. local time, at our offices at 125 Summer Street, Boston, Massachusetts 02110. You may obtain directions to the location of the Annual Meeting by visiting our website at www.analog.com or by contacting our Investor Relations Department at Analog Devices, Inc., One Technology Way, Norwood, Massachusetts 02062; telephone: 781-461-3282.

We are furnishing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors of Analog Devices for use at the Annual Meeting and at any adjournment, postponement, continuation or rescheduling of the meeting. All proxies will be voted in accordance with the instructions they contain. If you do not specify your voting instructions on the proxy that you submit for the Annual Meeting, it will be voted in accordance with the recommendation of the Board of Directors. You may revoke your proxy at any time before it is exercised at the Annual Meeting by giving our Secretary written notice to that effect.

We are providing access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, we are mailing to our shareholders a Notice of Internet Availability of Proxy Materials, or Notice, on or about January 24, 2020, and it contains instructions on how to access this proxy statement and our Annual Report for the fiscal year ended November 2, 2019, or our 2019 Annual Report, over the Internet. The Notice also contains instructions on how each of our shareholders can receive a paper copy of our proxy materials, including this proxy statement, our 2019 Annual Report and a form of proxy card or voting instruction card. All shareholders who do not receive the Notice, including shareholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically.

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Shareholders to be Held on March 11, 2020:

This proxy statement and the 2019 Annual Report to Shareholders are available for viewing, printing and downloading at www.analog.com/AnnualMeeting.

PROXY STATEMENT HIGHLIGHTS

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information that you should consider and you should read the entire proxy statement before voting. For more information on the 2019 financial and operating performance of the Company, please review the Company’s Annual Report on Form 10-K for the year ended November 2, 2019 that was filed with the U.S. Securities and Exchange Commission on November 26, 2019.

2020 ANNUAL MEETING OF SHAREHOLDERS
Date:	March 11, 2020
Time:	9:00 a.m. local time
Place:	Analog Devices’ Offices 125 Summer Street Boston, Massachusetts 02110
Record Date:	January 6, 2020

VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposals		Board Recommendation	More Information
1. Election of Ten Directors	✓	FOR each director nominee	Page 18
2. Advisory Approval of the Compensation of the Company’s Named Executive Officers	✓	FOR	Page 39
3. Approval of the Analog Devices, Inc. 2020 Equity Incentive Plan	✓	FOR	Page 70
4. Ratification of the Selection of Ernst & Young LLP as Independent Registered Public Accounting Firm for the Company’s Fiscal Year Ending October 31, 2020	✓	FOR	Page 82

COMPANY STRATEGY AND FISCAL 2019 BUSINESS HIGHLIGHTS

We are a leading global high-performance analog technology company dedicated to solving our customers’ toughest engineering challenges. We enable our customers to interpret the world around us by intelligently bridging the physical and digital with unmatched technologies that sense, measure, power, connect and interpret. Our strategy is to focus on challenges that our customers have in applications that matter the most, helping them to grow and adapt their offerings in complex and evolving markets. Our focus is largely on the business-to-business (B2B) markets of Industrial, Automotive and Communications and their applications, as well as a few selected consumer applications, with the goal of driving sustainable and profitable growth for Analog Devices over the long-term. As a global company, we are also passionately driven to be a leading corporate citizen, creating a better tomorrow for all our stakeholders. We believe we have a responsibility to engineer a more sustainable future and we are increasingly working to develop new solutions that restore and replenish our ecosystems and reduce the environmental impacts of our operations.

2    Analog Devices, Inc.

Fiscal 2019 Financial Results and Shareholder Value Creation

Pay for Performance

A significant portion of the total target compensation for our named executive officers, or NEOs, is variable and directly linked to Company performance in the form of variable cash incentive bonus payments and equity awards. This approach provides our executives with an opportunity to earn above peer average compensation if ADI delivers strong results. Conversely, our NEOs’ total compensation is reduced if our business results are below target.

PERFORMANCE AND INCENTIVE PAY MIX

[1]

Total Shareholder Return calculation is share price appreciation plus cumulative cash dividend payments, and the effect of reinvesting those dividends into the security, for the three- and five-year periods ended November 2, 2019.

2020 Proxy Statement    3

The pay mix charts above are based on target compensation consisting of the annual rate of base salary and short-term and long-term incentive targets approved by the Compensation Committee. The pay mix for the “other NEOs” in the chart above excludes the equity award granted to Mr. Pietkiewicz in June 2019, which was in connection with the alignment of the compensation programs of legacy ADI and Linear Technology employees after the Company’s acquisition of Linear Technology Corporation in 2017. If that equity award was taken into account, the percentage of performance-based incentives would increase for Mr. Pietkiewicz. For more information about the components of the performance and incentive pay mix for our NEO compensation, see “Compensation Discussion and Analysis—Components of Executive Compensation.”

Please see the Compensation Discussion and Analysis section beginning on page 40 of this proxy statement for a more detailed description of our executive compensation program, philosophy and design.

Pay and Governance Practices

Our pay and governance practices are designed to align our executives’ interests with our shareholders. For example:

WHAT WE DO		WHAT WE DO NOT DO
✓	Our cash incentive bonus awards are based solely on our financial performance	Ò	We do not guarantee salary increases or non-performance-based bonuses

✓	We have a specific policy regarding the grant dates of stock options, RSUs and other stock-based awards for our directors, executive officers and employees	Ò	We do not modify our performance targets during the performance period, even in challenging years

✓	We have stock ownership guidelines for all officers and directors	Ò	We do not provide new tax gross-ups for executive officers

✓	We prohibit hedging transactions and “short sales” involving ADI securities	Ò	With the exception of restricted stock awards assumed in connection with the Linear Technology acquisition, we do not pay dividends on unvested equity awards

✓	We prohibit holding ADI securities in margin accounts	Ò	We do not provide extensive perquisites to our executives

✓	We prohibit pledging ADI securities as collateral for a loan

✓	Annual “say on pay” vote

4    Analog Devices, Inc.

Shareholder Engagement By the Numbers

In the spirit of continuous improvement, we have reviewed with our Board of Directors the key takeaways from these meetings with our shareholders with the goal of continuing to evolve our corporate governance practices to best meet the needs of the Company and our shareholders. Our dialogue has led to enhancements to our practices and disclosure, which our Board believes is in the best interests of our company and our shareholders. For example we:

•	Enhanced our disclosure through publishing our first Diversity & Inclusion report, which can be found within our Sustainability Report on our website

•

Continued to refine our shareholder engagement process to connect our shareholders with key stakeholders within our company around topics of interest, including sustainability reporting and human capital management

•	Updated our corporate governance disclosure regarding our Board and its practices, including director qualifications and skills, the Board self-evaluation process and the Board’s oversight of risk

•	Expanded our CD&A disclosure relating to incentive performance targets

We intend to continue our shareholder outreach efforts on an on-going basis and look forward to continuing to engage with our valued shareholders.

2020 Proxy Statement    5

BOARD OF DIRECTORS

Director Nominees

Name	Age	Director Since	Principal Occupation	Independent Director	Other Public Company Board(s)	Committee Membership
Ray Stata	85	1965	Chairman of the Board of Analog Devices, Inc.	Ò	—	—

Vincent Roche	59	2013	President and Chief Executive Officer of Analog Devices, Inc.	Ò	1	—

James A. Champy	77	2003	Former Vice President of the Dell/Perot Systems business unit of Dell, Inc.	✓	—	NCGC (Chair)

Anantha P. Chandrakasan	51	2019	Dean of MIT’s School of Engineering and Vannevar Bush Professor of Electrical Engineering and Computer Science	✓	—	NCGC

Bruce R. Evans	60	2015	Senior Advisor of Summit Partners	✓	1	AC

Edward H. Frank	63	2014	Co-Founder and Former CEO of Cloud Parity	✓	3	CC (Chair)

Karen M. Golz	65	2018	Former Global Vice Chair of Ernst & Young	✓	—	AC

Mark M. Little	67	2017	Former SVP, GE Global Research & Chief Technology Officer of General Electric Company	✓	—	CC

Kenton J. Sicchitano	75	2003	Former Global Managing Partner of PricewaterhouseCoopers LLP	✓	—	AC (Chair)

Susie Wee	49	2019	Senior Vice President and General Manager of DevNet and CX Ecosystem Success at Cisco Systems	✓	—	CC

AC = Audit Committee	CC = Compensation Committee	NCGC =	Nominating and Corporate Governance Committee

6    Analog Devices, Inc.

Composition of Board Nominees

The Board of Directors and the Nominating and Corporate Governance Committee are committed to ensuring that the Board is comprised of a highly capable group of directors who collectively provide a significant breadth of experience, knowledge and ability to effectively represent the interest of shareholders, drive shareholder value and reflect our corporate values of integrity, honesty and adherence to high ethical standards. The Board also believes that having directors with a mix of tenure helps transition the institutional knowledge of the more experienced directors while providing a broad, fresh set of perspectives. The following charts reflect the broad experience, gender and ethnic diversity and tenure of our ten director nominees.

2020 Proxy Statement    7

CORPORATE GOVERNANCE HIGHLIGHTS The Company’s governance practices include:
WHAT WE DO
✓	Majority of directors are independent	✓	Share ownership guidelines for executive officers and non-employee directors

✓	Annual election of directors	✓	Active Board engagement in managing talent and long-term succession planning for executives

✓	Majority voting for directors in uncontested director elections	✓	No supermajority voting provisions

✓	Average tenure of independent directors standing for re-election is approximately 6.5 years	✓	Annual Board and Committee self-evaluations

✓	Regular executive sessions of independent directors	✓	Implemented proxy access bylaw

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements regarding future events and our future results that are subject to the safe harbor created under the Private Securities Litigation Reform Act of 1995 and other safe harbors under the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “may,” “could” and “will,” and variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections regarding our future financial performance; expected product offerings, product development, marketing position and technical advances; our future market position and expected competitive changes in the marketplace for our products; our ability to successfully integrate acquired businesses and technologies; and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict, including those identified in Part I, Item 1A. “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. We undertake no obligation to revise or update any forward-looking statements, including to reflect events or circumstances occurring after the date of the filing of this report, except to the extent required by law.

8    Analog Devices, Inc.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q:	What is the purpose of the Annual Meeting?

A:	At the Annual Meeting, shareholders will consider and vote on the following matters:

1. The election of the ten nominees named in this proxy statement to our Board of Directors, each for a term expiring at the next annual meeting of shareholders.

2. The approval, by non-binding “say on pay” vote, of the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement.

3. The approval of the Analog Devices, Inc. 2020 Equity Incentive Plan.

4. The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2020, or fiscal 2020.

The shareholders will also act on any other business that may properly come before the meeting or any postponement, adjournment, rescheduling or continuation of the meeting.

Q:	Who can vote?

A:

To be able to vote, you must have been an Analog Devices shareholder of record at the close of business on January 6, 2020. This date is the record date for the Annual Meeting. The number of outstanding shares entitled to vote on each proposal at the Annual Meeting is 368,954,404 shares of our common stock.

Q:	How many votes do I have?

A:	Each share of our common stock that you own on the record date entitles you to one vote on each matter that is voted on.

Q:	Is my vote important?

A:

Yes. Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you and cast your vote as soon as possible.

Q:	How do I vote?

A:	If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank, broker or other nominee, you may vote in one of four ways.

(1) You may vote over the Internet. If you have Internet access, you may vote your shares from any location in the world by following the Internet voting instructions on the Notice or the proxy card. Proxies submitted via the Internet must be received by 11:59 p.m. Eastern Time on March 10, 2020.

(2) You may vote by telephone. You may vote your shares by calling 1-800-690-6903 toll-free within the United States, U.S. territories and Canada and following the instructions provided by the recorded message. Proxies submitted via telephone must be received by 11:59 p.m. Eastern Time, on March 10, 2020.

(3) You may vote by mail. If you received a printed proxy card, you may vote by completing and signing the proxy card and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The shares you own will be voted according to your instructions on the proxy card that you mail. If you return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our Board of Directors. The Board of Directors recommends that you vote FOR each director nominee and FOR Proposals 2, 3 and 4.

(4) You may vote in person. If you attend the Annual Meeting, you may vote by delivering your completed proxy card in person or by completing a ballot. Ballots will be available at the Annual Meeting.

Please note that you cannot vote by marking up the Notice of Internet Availability of the Proxy Materials and mailing the Notice back. Any votes returned in that manner will not be counted.

Q:	Can I vote if my shares are held in “street name”?

A:	If the Analog Devices shares that you own are held in “street name” by a bank, broker or

2020 Proxy Statement    9

other nominee, your bank, broker or other nominee is considered, with respect to those shares, the record holder of your shares, and is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the instructions that your bank, broker or other nominee provides you. Many banks, brokers or other nominees also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank, broker or other nominee on your voting instruction form.

If you hold shares through an account with a broker, the voting of shares by such broker when you do not provide voting instructions is governed by applicable stock exchange rules. These rules allow brokers to vote shares at their discretion on “routine” matters for which their customers do not provide voting instructions. On matters that are considered “non-routine,” brokers may not vote shares without your instruction. The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2020 (Proposal 4) is considered a “routine” matter and your broker will be able to vote on that proposal even if it does not receive instructions from you, so long as it holds your shares in its name. The election of directors (Proposal 1), the “say on pay” advisory vote (Proposal 2) and the approval of the Analog Devices, Inc. 2020 Equity Incentive Plan (Proposal 3) are “non-routine” matters. If you do not instruct your bank, broker or other nominee how to vote with respect to these proposals, your bank, broker or other nominee may not vote with respect to these proposals and those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank, broker or other nominee that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular proposal.

If your shares are held in “street name,” you must bring an account statement or letter from your broker or other nominee, showing that you are the beneficial owner of the shares as of the record date (January 6, 2020) in order to be admitted to the Annual Meeting on March 11, 2020. To be able to vote your shares held in “street name” at the Annual Meeting, you will need to obtain a legal proxy from your bank, broker or other nominee, issued in your name giving you the right to vote your shares.

Q:	Can I change my vote after I have mailed my proxy card or after I have voted my shares over the Internet or by telephone?

A:	Yes. If you are the “record holder” of your shares, you can revoke your proxy or change your vote at any time before the polls close at the Annual Meeting by doing any one of the following things:

•	voting over the Internet or by telephone as instructed above (only your latest Internet or telephone vote is counted);

•	signing and returning another proxy card with a later date;

•	giving our Secretary a written notice before or at the meeting that you want to revoke your proxy; or

•	attending the Annual Meeting, requesting that your proxy be revoked and voting in person as instructed above.

Your attendance at the meeting alone will not revoke your proxy.

If your shares are held in “street name,” you may submit a new, later-dated voting instruction form or contact your bank, broker or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the question above entitled “Can I vote if my shares are held in ‘street name’”?

Q:	How do I vote my shares held in trust in the Analog Ireland Success Sharing Share Plan?

A:

If you participate in the Analog Ireland Success Sharing Share Plan, which we refer to as the Ireland share plan, you may instruct Irish Pensions Trust Limited, which serves as the trustee of the Ireland share plan, to vote the amount of shares of common stock that they hold on your behalf as of the record date. You will receive a voting card that you may use to direct Mercer Ireland Limited, or Mercer, which administers the Irish share plan on behalf of Irish Pensions Trust Limited, how to vote your shares. You should sign the voting card and return it to Mercer in the envelope provided. Mercer will vote the shares in the manner that you direct on the voting card. If

10    Analog Devices, Inc.

Mercer does not receive your voting card by 5:00 p.m. Greenwich Mean Time (GMT) on March 4, 2020, Mercer will not vote your shares.

Q:	What constitutes a quorum?

A:

In order for business to be conducted at the Annual Meeting, a quorum must be present in person or represented by valid proxies. For each of the proposals to be presented at the Annual Meeting, a quorum consists of the holders of a majority of the shares of common stock issued and outstanding on January 6, 2020, the record date, or at least 184,477,203 shares.

Shares of common stock represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to a particular proposal) will be counted for the purpose of determining whether a quorum exists at the Annual Meeting for that proposal.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

Q:	What vote is required for each proposal?

A:

Election of directors. Under our bylaws, a nominee will be elected to the Board of Directors if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election, with abstentions and “broker non-votes” not counting as votes “for” or “against.” If the shares you own are held in “street name” by a bank, broker or other nominee, your bank, broker or other nominee, as the record holder of your shares, is required to vote your shares according to your instructions. If you do not instruct your bank, broker or other nominee how to vote with respect to this proposal, your bank, broker or other nominee may not vote your shares with respect to the election of directors. If an incumbent director nominee in an uncontested election of directors receives a majority of votes “against” his or her election, the director must tender a resignation from the Board of Directors. The Board of Directors will then decide whether to accept the resignation within 90 days following certification of the shareholder vote (based on the recommendation of a committee of independent directors). We will publicly disclose the Board of Directors’ decision and its reasoning with regard to the offered resignation.

“Say on Pay.” Our Board of Directors is seeking a non-binding advisory vote regarding the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this proxy statement. Under our bylaws, the affirmative vote of a majority of the total number of votes cast on the proposal is needed to approve this resolution. The vote is advisory and non-binding in nature but our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. If you do not instruct your bank, broker or other nominee how to vote with respect to this proposal, your bank, broker or other nominee may not vote your shares with respect to this proposal.

Approval of the Analog Devices, Inc. 2020 Equity Incentive Plan. Under our bylaws, the affirmative vote of a majority of the total number of votes cast on the proposal is needed to approve the Analog Devices, Inc. 2020 Equity Incentive Plan. If you do not instruct your bank, broker or other nominee how to vote with respect to this proposal, your bank, broker or other nominee may not vote your shares with respect to this proposal.

Ratification of independent registered public accounting firm. Under our bylaws, the affirmative vote of a majority of the total number of votes cast on the proposal is needed to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2020. Even if you do not instruct your bank, broker or other nominee how to vote with respect to this proposal, your bank, broker or other nominee may vote your shares with respect to this proposal.

Q:	How will votes be counted?

A:

Each share of common stock will be counted as one vote according to the instructions contained on a properly completed proxy card, whether submitted in person, by mail, over the Internet or by telephone, or on a ballot voted in person at the Annual Meeting. With respect to all proposals, shares will not be voted in favor of the matter, and will not be counted as voting on the matter, if they either (1) abstain from voting on a particular matter, or (2) are “broker

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non-votes.” Banks, brokers and other nominees who do not receive instructions with respect to Proposals 1, 2 or 3 will not be allowed to vote these shares, and all such shares will be “broker non-votes” rather than votes “for” or “against.” Accordingly, assuming the presence of a quorum, abstentions and “broker non-votes” for a particular proposal will not be counted as votes cast to determine the outcome of a particular proposal.

Q:	Who will count the votes?

A:	The votes will be counted, tabulated and certified by Broadridge.

Q:	Will my vote be kept confidential?

A:

Yes, your vote will be kept confidential and we will not disclose your vote, unless (1) we are required to do so by law (including in connection with the pursuit or defense of a legal or administrative action or proceeding), or (2) there is a contested election for the Board of Directors. The tabulation agent will forward any written comments that you make on the proxy card to management without providing your name, unless you expressly request disclosure on your proxy card.

Q:	How does the Board of Directors recommend that I vote on the proposals?

A:	The Board of Directors recommends that you vote:

FOR the election of each of the ten nominees to serve as directors on the Board of Directors, each for a term expiring at the next annual meeting of shareholders (Proposal 1);

FOR the approval, by non-binding “say on pay” vote, of the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this proxy statement (Proposal 2);

FOR the approval of the Analog Devices, Inc. 2020 Equity Incentive Plan (Proposal 3); and

FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2020 (Proposal 4).

Q:	Will any other matters be voted on at this meeting?

A:	No. Under the laws of Massachusetts, where we are incorporated, an item may not be brought before our shareholders at a meeting unless it appears in the notice of the meeting. Our bylaws establish the process for a shareholder to bring a matter before a meeting. See “How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2021 annual meeting of shareholders?” below.

Q:	Where can I find the voting results?

A:	We will report the voting results in a Form 8-K filed with the SEC within four business days after the conclusion of the Annual Meeting.

Q:	How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2021 annual meeting of shareholders?

A:

Shareholder proposals for inclusion in proxy statement: If you are interested in submitting a proposal for inclusion in our proxy statement for the 2021 annual meeting, you need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, or the Exchange Act. To be eligible for inclusion, we must receive your shareholder proposal for our proxy statement for the 2021 annual meeting of shareholders at our principal corporate offices in Norwood, Massachusetts at the address below no later than September 26, 2020.

Shareholder director nominations for inclusion in proxy statement: The Board of Directors has implemented a proxy access provision in our bylaws, which allows a shareholder or group of up to 20 shareholders owning in aggregate 3% or more of our outstanding shares of common stock continuously for at least three years to nominate and include in our proxy materials director nominees constituting up to 20% of the number of directors in office or two nominees, whichever is greater, provided the shareholder(s) and nominee(s) satisfy the requirements in the bylaws. If a shareholder or group of shareholders wishes to nominate one or more director candidates to be included in our proxy statement pursuant to these proxy access provisions in Article I, Section 1.9(c) of our bylaws, the Secretary must receive advance written notice at the address noted below not less than 120 days nor more than 150 days before the first anniversary of the preceding year’s annual meeting. However, if the date of our annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the anniversary date, or if no

12    Analog Devices, Inc.

annual meeting was held in the preceding year, then we must receive such notice at the address noted below not earlier than the 150th day before such annual meeting and not later than the close of business on the later of (1) the 120th day prior to such annual meeting and (2) the seventh day after the day on which notice of the meeting date was mailed or public disclosure was made, whichever occurs first. Assuming that the 2021 annual meeting is not advanced by more than 20 days nor delayed by more than 60 days from the anniversary date of the 2021 annual meeting, you would need to give us appropriate notice at the address noted below no earlier than October 12, 2020, and no later than November 11, 2020.

Shareholder director nominations not included in proxy statement: In addition, our bylaws require that we be given advance written notice for nominations for election to our Board of Directors and other matters that shareholders wish to present for action at an annual meeting other than those to be included in our proxy statement under Rule 14a-8. The Secretary must receive such notice at the address noted below not less than 90 days or more than 120 days before the first anniversary of the preceding year’s annual meeting. However, if the date of our annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the anniversary date, then we must receive such notice at the address noted below not earlier than the 120th day before such annual meeting and not later than the close of business on the later of (1) the 90th day before such annual meeting and (2) the seventh day after the day on which notice of the meeting date was mailed or public disclosure was made, whichever occurs first. Assuming that the 2021 annual meeting is not advanced by more than 20 days nor delayed by more than 60 days from the anniversary date of the 2020 annual meeting, you would need to give us appropriate notice at the address noted below no earlier than November 11, 2020, and no later than December 11, 2020. If a shareholder does not provide timely notice of a nomination or other matter to be presented at the 2021 annual meeting, under Massachusetts law, it may not be brought before our shareholders at a meeting.

Our bylaws also specify requirements relating to the content of the notice that shareholders must provide to the Secretary of Analog Devices for any matter, including a shareholder proposal or nomination for director, to be properly presented at a shareholder meeting. A copy of the full text of our bylaws is on file with the SEC and publicly available on our website.

Any proposals, nominations or notices should be sent to:

Larry Weiss, Secretary

Analog Devices, Inc.

One Technology Way

Norwood, Massachusetts 02062

Phone: 781-461-3816

Email: larry.weiss@analog.com

Q:	What are the costs of soliciting these proxies and who will pay?

A:

We will bear the costs of solicitation of proxies. We have engaged Alliance Advisors LLC to assist us with the solicitation of proxies and expect to pay Alliance Advisors approximately $12,000 for their services. In addition to solicitations by mail, Alliance Advisors and our directors, officers and regular employees may solicit proxies by telephone, email and personal interviews without additional remuneration. We will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of shares of our common stock that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

Q:	Why did I receive a “Notice of Internet Availability of Proxy Materials” but no proxy materials?

A:

We are distributing our proxy materials to stockholders via the Internet under the “Notice and Access” approach permitted by the rules of the U.S. Securities and Exchange Commission, or SEC. This approach expedites stockholders’ receipt of proxy materials while conserving natural resources and reducing our distribution costs. On or about January 24, 2020, we mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy materials on the Internet to participating stockholders, and if desired, to request to receive a paper copy of our proxy materials by mail.

Q:	How can I obtain an Annual Report on Form 10-K?

A:	Our Annual Report on Form 10-K for the fiscal year ended November 2, 2019, or fiscal 2019, is available on our website at www.analog.com. If you would like a copy of our Annual Report on

2020 Proxy Statement    13

Form 10-K for fiscal 2019 and/or any of its exhibits, we will send you such materials without charge. Please contact:

Investor Relations Department

Analog Devices, Inc.

One Technology Way

Norwood, Massachusetts 02062

Phone: 781-461-3282

Email: investor.relations@analog.com

Q:	Whom should I contact if I have any questions?

A:

If you have any questions about the Annual Meeting or your ownership of our common stock, please contact our Investor Relations Department, at the address, telephone number or email address listed above.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to shareholders may have been sent to multiple shareholders in your household unless we have received contrary instructions from one or more shareholders. We will promptly deliver a separate copy of either document to you if you contact us at the following address, telephone number or email address: Investor Relations Department, Analog Devices, Inc., One Technology Way, Norwood, Massachusetts 02062, telephone: 781-461-3282, email: investor.relations@analog.com. If you want to receive separate copies of the proxy statement or annual report to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address, telephone number or email address.

14    Analog Devices, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding the beneficial ownership of our common stock as of January 3, 2020 (unless otherwise specified) by:

•	the shareholders we know to beneficially own more than 5% of our outstanding common stock;

•	each director named in this proxy statement;

•	each executive officer named in the Summary Compensation Table included in this proxy statement; and

•	all of our directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(2)	Shares Acquirable within 60 Days(3)	Total Beneficial Ownership	Percent of Common Stock Beneficially Owned(4)
5% Shareholders:
Vanguard Group Inc.(5)	32,119,115	—	32,119,115	8.7%
PO Box 2600 Valley Forge, Pennsylvania 19482
BlackRock Inc.(6)	24,432,403	—	24,432,403	6.6%
55 East 52nd Street New York, New York 10055
JPMorgan Chase & Co.(7)	21,127,182	—	21,127,182	5.7%
383 Madison Avenue New York, New York 10179
Massachusetts Financial Services Co.(8)	18,890,839	—	18,890,839	5.1%
111 Huntington Avenue Boston, Massachusetts 02199

Directors and Named Executive Officers:
James A. Champy(9)	58,605	37,620	96,225	*
Anantha P. Chandrakasan	450	—	450	*
Martin Cotter	173	74,396	74,569	*
Bruce R. Evans	85,140	—	85,140	*
Edward H. Frank	9,280	8,460	17,740	*
Karen M. Golz	1,504	—	1,504	*
Joseph (John) Hassett	12,202	20,178	32,380	*
Mark M. Little	4,805	1,040	5,845	*
Prashanth Mahendra-Rajah	—	8,694	8,694	*
Neil Novich	24,895	—	24,895	*
Steve Pietkiewicz	28,447	18,084	46,531	*
Vincent Roche	21,206	148,283	169,489	*
Kenton J. Sicchitano	22,395	37,620	60,015	*
Ray Stata(10)	822,800	37,620	860,420	*
Lisa Su	12,995	25,760	38,755	*
Susie Wee(11)	—	—	—	*

All directors and executive officers as a group (17 persons, consisting of 6 executive officers and 11 non-employee directors)(12)	1,110,723	438,185	1,548,908	*

*	Represents less than 1% of the outstanding shares of our common stock.
(1)	Unless otherwise indicated, the address of each beneficial owner listed is c/o Analog Devices, Inc., One Technology Way, Norwood, Massachusetts 02062.

2020 Proxy Statement    15

(2)

For each person, the “Shares Beneficially Owned” column may include shares of common stock attributable to the person because of that person’s voting or investment power. Unless otherwise indicated, each person in the table has sole voting and investment power over the shares listed. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named shareholder.

(3)

The number of shares of common stock beneficially owned by each person is determined under applicable SEC rules. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has or shares voting or investment power, plus any shares that the person has the right to acquire within 60 days, including through the exercise of stock options. Unless otherwise indicated, for each person named in the table, the number in the “Shares Acquirable within 60 Days” column consists of shares covered by stock options that may be exercised and restricted stock units, or RSUs, that vest within 60 days after January 3, 2020.

(4)

The percent ownership for each shareholder on January 3, 2020 is calculated by dividing (1) the total number of shares beneficially owned by the shareholder by (2) the number of shares of our common stock outstanding on January 3, 2020 (369,010,543 shares) plus any shares acquirable (including exercisable stock options) by the shareholder in question within 60 days after January 3, 2020.

(5)

Based solely on a Form 13F-HR filed by Vanguard Group Inc. on November 14, 2019 reporting stock ownership as of September 30, 2019. Vanguard Group Inc. also reported that, as of September 30, 2019, it had sole voting power for 442,205 shares, sole investment power for 31,609,212 shares, shared voting power for 98,896 shares, shared investment power for 509,903 shares and no voting power with respect to 31,578,014 shares.

(6)

Based solely on a Form 13F-HR filed by BlackRock Inc. on November 8, 2019 reporting stock ownership as of September 30, 2019. BlackRock Inc. also reported that, as of September 30, 2019, it had sole voting power for 21,064,353 shares and no voting power with respect to 3,368,050 shares.

(7)

Based solely on a Schedule 13G/A filed by JPMorgan Chase & Co. on January 8, 2020 reporting stock ownership as of December 31, 2019. JPMorgan Chase & Co. also reported that, as of December 31, 2019, it had sole voting power for 19,440,819 shares, sole dispositive power for 20,939,936 shares, shared voting power for 112,902 shares and shared dispositive power for 181,789 shares.

(8)

Based solely on a Form 13F-HR filed by Massachusetts Financial Services Co. on November 5, 2019 reporting stock ownership as of September 30, 2019. Massachusetts Financial Services Co. also reported that, as of September 30, 2019, it had sole voting power for 15,706,708 shares, sole investment power for 15,984,038 shares, shared voting power for 2,323,451 shares, shared investment power for 2,906,801 shares and no voting power with respect to 860,680 shares.

(9)	Includes 45,645 shares held in trust for the benefit of Mr. Champy’s spouse and son, as to which Mr. Champy disclaims beneficial ownership.
(10)

Includes 668,709 shares held by Mr. Stata’s spouse, as to which Mr. Stata disclaims beneficial ownership. Includes 648,709 shares held by Mr. Stata’s spouse and 133,138 shares held directly by Mr. Stata that are pledged as collateral for a line of credit from a bank. Since January 2013, we have prohibited our directors and executive officers from future pledging of their Company securities as collateral for a loan.

(11)	Susie Wee joined the Board of Directors on November 29, 2019.
(12)	All directors and executive officers as a group disclaim beneficial ownership of a total of 714,354 shares.

16    Analog Devices, Inc.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our executive officers, directors and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of our records and written representations by the persons required to file these reports, all filing requirements of Section 16(a) were satisfied on a timely basis with respect to fiscal 2019, with the exception of a late filing by Mr. Champy to report a gift of 162 shares to an educational institution.

2020 Proxy Statement    17

PROPOSAL 1

ELECTION OF DIRECTORS

ELECTION PROCESS

Our entire Board of Directors is elected annually by our shareholders and currently consists of twelve directors, of whom ten are deemed to be “independent directors.” Lisa Su and Neil Novich are retiring from the Board of Directors and therefore are not standing for re-election at the Annual Meeting. Dr. Su and Mr. Novich will continue to serve as directors until their terms expire at the Annual Meeting. At the Annual Meeting, shareholders will accordingly have an opportunity to vote for each of the ten nominees listed below. The persons named in the proxy card, upon receipt of a properly executed proxy, will vote for each of these nominees, unless you instruct them to vote otherwise on the proxy card (whether executed by you or through Internet or telephonic voting). Each of the nominees has indicated his or her willingness to serve, if elected. However, if any or all of the nominees should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by our Board of Directors or our Board of Directors may reduce the number of directors.

DIRECTOR CRITERIA, QUALIFICATIONS AND EXPERIENCE

The Board of Directors is committed to ensuring that it is composed of a highly capable group of directors who collectively span a broad range of leadership skills and provide a significant breadth of experience, knowledge and abilities, relevant to the Company’s strategic vision, long-term objectives and business activities to effectively represent the interests of shareholders, exercise sound judgment and reflect our corporate values of integrity, honesty and adherence to high ethical standards. Key factors that the Board of Directors and the Nominating and Corporate Governance Committee consider when selecting directors include:

BOARD EXPERTISE AND SKILLS

18    Analog Devices, Inc.

The following paragraphs provide information as of the date of this proxy statement about each nominee. The information presented includes information each director has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board of Directors to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to ADI and our Board of Directors. Finally, we value their significant experience on other public company boards of directors and board committees.

Information about the number of shares of common stock beneficially owned by each director appears above under the heading “Security Ownership of Certain Beneficial Owners and Management.” See also “Certain Relationships and Related Transactions.” There are no family relationships among any of the directors and executive officers of ADI.

Ray Stata Chairman of the Board of Directors Director since: 1965 Age: 85 Committee(s): None

Professional Experience and Background

Mr. Stata has served as our Chairman of the Board of Directors since 1973 and served as an executive officer of our Company from its inception until April 2012. Mr. Stata served as our Chief Executive Officer from 1973 to November 1996 and as our President from 1971 to November 1991.

Key Qualifications and Expertise

We believe Mr. Stata’s qualifications to serve on our Board of Directors include more than 50 years of experience and leadership in the semiconductor industry, including as our founder, our Chairman for 44 years and formerly as our President for 20 years. If re-elected, the Company expects that Mr. Stata will continue to serve as our Chairman of the Board of Directors in 2020.

Other Public Company Boards
	Current None	Past 5 Years None

2020 Proxy Statement    19

Vincent Roche President and Chief Executive Officer Director since: 2013 Age: 59 Committee(s): None

Professional Experience and Background

Mr. Roche has served as President of Analog Devices since 2012 and was appointed Chief Executive Officer and elected as a director in 2013. Under his leadership, ADI has extended its market leadership and grown to approximately $6 billion in revenue in fiscal 2019. Mr. Roche began his career at ADI in 1988 and has served in key positions spanning corporate leadership, worldwide sales, strategic marketing, business development, and product management over his more than 30-year tenure at ADI.

Key Qualifications and Expertise

We believe that Mr. Roche’s qualifications to serve on the Board of Directors include his leadership role in the Company and his deep knowledge of the Company’s products, markets, customers, culture and organization.

Other Public Company Boards
	Current Acacia Communications, Inc.	Past 5 Years None

James A. Champy Presiding Director Independent Director since: 2003 Age: 77 Committee(s): Nominating and Corporate Governance

Professional Experience and Background

Mr. Champy retired in 2010 as Vice President of the Dell/Perot Systems business unit of Dell, Inc., a computer and technology services company. He was previously a Vice President and the Chairman of Consulting at Perot Systems Corporation from 1996 to November 2009. He served as a director of Perot Systems Corporation from 1996 to 2004. Mr. Champy is the author of several business books and is a Life Member of the MIT Corporation, the governing body of the Massachusetts Institute of Technology.

Key Qualifications and Expertise We believe Mr. Champy’s qualifications to serve on our Board of Directors include his expertise in corporate strategy development and his organizational acumen.
Other Public Company Boards
	Current None	Past 5 Years None

Anantha P. Chandrakasan Independent Director since: 2019 Age: 51 Committee(s): Nominating and Corporate Governance

Professional Experience and Background

Dr. Chandrakasan has served as the Dean of the School of Engineering at Massachusetts Institute of Technology, or MIT, a private research university, since 2017, and the Vannevar Bush Professor of Electrical Engineering and Computer Science since 2003. He also co-chairs the MIT-IBM Watson AI Lab and chairs the MIT-SenseTime Alliance on Artificial Intelligence and J-Clinic, the Abdul Latif Jameel Clinic for Machine Learning in Health at MIT. From July 2011 to June 2017, Dr. Chandrakasan was the head of MIT’s Department of Electrical Engineering and Computer Science (EECS). He is an Institute of Electrical and Electronics Engineers fellow, and in 2015 he was elected to the National Academy of Engineering.

Key Qualifications and Expertise

We believe Dr. Chandrakasan’s qualifications to serve on our Board of Directors include his deep understanding of complex technologies and experience driving innovation.

Other Public Company Boards
	Current None	Past 5 Years None

20    Analog Devices, Inc.

Bruce R. Evans Independent Director since: 2015 Age: 60 Committee(s): Audit

Professional Experience and Background

Mr. Evans has served in various positions with Summit Partners, a growth equity, venture capital and credit investment firm, since 1986, including most recently as Senior Advisor to the firm. From January 2018 to March 2019, he served as Chairman of Summit Partners’ Board and Senior Advisor to the firm. From 2011 to December 2017, he served as Managing Director and Chairman of Summit Partners’ Board. From 1999 to 2011, he was one of Summit Partners’ Co-Managing Partners. During his 32 years with Summit Partners, Mr. Evans has served as a member of the boards of directors of over 30 technology and other growth industry companies in the U.S. and Europe, including 14 public companies. In addition, Mr. Evans is Chairman of the Vanderbilt University Board of Trust and the former Chairman of Vanderbilt’s Investment Committee.

Key Qualifications and Expertise

We believe Mr. Evans’ qualifications to serve on our Board of Directors include his financial and management expertise, including his investing experience in the technology sector and his experience with acquisitions and other transactions.

Other Public Company Boards
	Current Casa Systems, Inc.	Past 5 Years None

Edward H. Frank Independent Director since: 2014 Age: 63 Committee(s): Compensation

Professional Experience and Background

Dr. Frank was most recently co-founder and CEO of Cloud Parity, a voice of the customer startup, from January 2014 through August 2016. From May 2009 to October 2013, Dr. Frank held the position of Vice President, Macintosh Hardware Systems Engineering at Apple Inc., a company that designs, manufactures and markets electronic devices. Prior to his tenure at Apple, Dr. Frank served as Corporate Vice President, Research and Development, of Broadcom Corp. Dr. Frank was founding CEO of Epigram, Inc., a developer of integrated circuits and software for home networking, which Broadcom acquired in 1999, and was a Distinguished Engineer at Sun Microsystems, Inc. Dr. Frank is vice-chairman of Carnegie Mellon University Board of Trustees, where he has been a Trustee since 2000, and since July 2017, has been Executive Director (pro bono) of Metallica’s All Within My Hands Foundation.

Key Qualifications and Expertise

We believe Dr. Frank’s qualifications to serve on our Board of Directors include his substantial experience in the design, manufacture, sale and marketing of semiconductors for a broad set of markets, including many of the markets serviced by the Company and his extensive executive leadership experience.

Other Public Company Boards
	Current Amesite, Inc. Marvell Semiconductor, Inc. SiTime Corp.	Past 5 Years Cavium, Inc. (until 2018) Quantenna Communications, Inc. (until 2018)

2020 Proxy Statement    21

Karen M. Golz Independent Director since: 2018 Age: 65 Committee(s): Audit

Professional Experience and Background

Ms. Golz is a retired partner from Ernst & Young, a public accounting firm, where she held various senior leadership positions during her tenure at the firm, including most recently as Global Vice Chair, Japan from 2016 to 2017 and prior thereto, from 2010 to 2016, as Global Vice Chair, Professional Practice. Ms. Golz currently serves as senior advisor to The Boston Consulting Group’s Audit and Risk Committee, a role she has held since 2017, and she sits on the Board of Trustees of the University of Illinois Foundation. Ms. Golz is also a National Association of Corporate Directors (NACD) Board Leadership Fellow.

Key Qualifications and Expertise

We believe Ms. Golz’s qualifications to serve on our Board of Directors include her accounting and audit expertise and extensive experience helping large organizations successfully navigate the complexities of international trade and regulation.

Other Public Company Boards
	Current None	Past 5 Years None

Mark M. Little Independent Director since: 2017 Age: 67 Committee(s): Compensation

Professional Experience and Background

Dr. Little is the former Senior Vice President, GE Global Research and Chief Technology Officer of General Electric Company, or GE, a global digital industrial company. Dr. Little joined GE in 1978, and during his 37-year tenure, held management positions in engineering and business, culminating with his most recent position, which he held from 2005 until 2015. In addition to his technology leadership, Dr. Little led several multi-billion dollar business units at GE, including GE Energy’s power-generation segment.

Key Qualifications and Expertise

We believe Dr. Little’s qualifications to serve on our Board of Directors include his extensive leadership experience in a global technology company, combined with his experience driving change and innovation through GE’s various phases of business transformation.

Other Public Company Boards
	Current None	Past 5 Years None

Kenton J. Sicchitano Independent Director since: 2003 Age: 75 Committee(s): Audit

Professional Experience and Background

Mr. Sicchitano retired from PricewaterhouseCoopers LLP, or PwC, a public accounting firm, in July 2001. At the time of his retirement, Mr. Sicchitano was the Global Managing Partner of Independence and Regulatory Matters for PwC. Mr. Sicchitano joined Price Waterhouse LLP, a predecessor firm of PwC, in 1970 and became a partner in 1979. During his 31-year tenure with PwC, Mr. Sicchitano held various positions including the Global Managing Partner of Audit/Business Advisory Services and the Global Managing Partner responsible for Audit/Business Advisory, Tax and Financial Advisory Services.

Key Qualifications and Expertise

We believe Mr. Sicchitano’s qualifications to serve on our Board of Directors include his extensive experience with public and financial accounting matters for complex global organizations.

Other Public Company Boards
	Current None	Past 5 Years PerkinElmer, Inc. (until 2017) Metlife, Inc. (until 2017)

22    Analog Devices, Inc.

Susie Wee Independent Director since: 2019 Age: 49 Committee(s): Compensation

Professional Experience and Background

Dr. Wee has served as the Senior Vice President and General Manager of DevNet and CX Ecosystem Success at Cisco Systems, which is building a vibrant ecosystem of customers, partners, network/IT professionals and developers who innovate with Cisco platforms, since November 2019. She leads Cisco’s professional training and certification program and developer and customer experience communities. Prior to her current role, Dr. Wee was the Senior Vice President and Chief Technology Officer of Cisco DevNet, Cisco’s developer community which she founded and grew to over 500,000 developers, from October 2018 to November 2019. Additionally, she was the Vice President & Chief Technology and Experience Officer of Cisco’s Collaboration Technology Group from October 2013 to October 2018. Previously, Dr. Wee had a 15-year career at Hewlett Packard, where she was the founding Vice President and General Manager of the Experience Software Business and Lab Director at HP Labs.

Key Qualifications and Expertise

We believe Dr. Wee’s qualifications to serve on our Board of Directors include her extensive experience in information technology and application development, together with her established track record of driving software innovation at global technology companies.

Other Public Company Boards
	Current None	Past 5 Years None

Our Board of Directors unanimously recommends that you vote FOR the election of each of the above nominees.

2020 Proxy Statement    23

CORPORATE GOVERNANCE

GENERAL

We have long believed that good corporate governance is important to ensure that Analog Devices is managed for the long-term benefit of our shareholders. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. As a result, we have adopted policies and procedures that we believe are in the best interests of Analog Devices and our shareholders. In particular, we have adopted the following policies and procedures:

Policy/Practice	Summary

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines for our Company that establishes a common set of expectations to assist the Board and its committees in performing their duties. The Board reviews these Guidelines at least annually, and updates them as necessary to reflect changing regulatory requirements and evolving practices.

Declassified Board of Directors

We have a declassified Board of Directors and our bylaws provide that each director will serve for a term ending on the date of the annual meeting following the one at which such director was elected. All of our directors will stand for election for terms expiring at the next annual meeting of shareholders.

Majority Voting for Election of Directors

Our bylaws provide for a majority voting standard in uncontested director elections, so a nominee is elected to the Board of Directors if the votes “for” that director exceed the votes “against” (with abstentions and broker non-votes not counted as for or against the election). If a nominee does not receive more “for” votes than “against” votes, the director must offer his or her resignation, which the Board of Directors must determine whether to accept and publicly disclose that determination.

Executive Sessions

At least twice per year, our Board of Directors holds executive sessions of non-employee directors, who are all independent as defined under The Nasdaq Stock Market, Inc. Marketplace Rules, or Nasdaq Rules. Our Presiding Director, James A. Champy, presides at these executive sessions. In addition, the committees of our Board of Directors also regularly hold executive sessions with their advisors without management present.

No Hedging Policy	We prohibit all hedging transactions or short sales involving Company securities by our directors and employees, including our executive officers.

No Pledging Policy

Since January 2013, we have prohibited our directors and executive officers from holding any Company securities in a margin account, and from any future pledging of their Company securities as collateral for a loan.

Equity Award Grant Date Policy

We do not time or select the grant dates of any stock options or stock-based awards in coordination with our release of material non-public information, nor do we have any program, plan or practice to do so. In addition, the Compensation Committee has adopted specific written policies regarding the grant dates of stock option and stock-based awards made to our directors, executive officers and employees. See “— Director Compensation” and “INFORMATION ABOUT EXECUTIVE COMPENSATION — Compensation Discussion and Analysis — Equity Award Grant Date Policy” below for more information.

24    Analog Devices, Inc.

Policy/Practice	Summary

Executive Stock Ownership Guidelines

Under our guidelines, the target stock ownership levels are two times annual base salary for the Chief Executive Officer and one times annual base salary for other executive officers. The Chief Executive Officer has four years from the date of his appointment as CEO to achieve his targeted level. Executive officers other than the CEO have five years from the date he or she becomes an executive officer to achieve their targeted level. Shares subject to unexercised options, whether or not vested, and unvested performance-based RSUs whose performance has not yet been certified by the Compensation Committee will not be counted for purposes of satisfying these guidelines. RSUs and restricted stock (whether or not vested) and unvested performance-based RSUs whose performance has been certified by the Compensation Committee are counted for purposes of satisfying the guidelines. All of our executive officers were in compliance with our stock ownership guidelines as of the end of the fiscal year ended November 2, 2019, or fiscal 2019.

Adoption of Proxy Access Right

Our Board of Directors approved a bylaw amendment implementing proxy access, which allows shareholders that meet standard eligibility requirements to submit director candidates for election in the Company’s proxy statement.

You can access our bylaws, the current charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, our Related Person Transaction Policy and our Equity Award Grant Date Policy at investor.analog.com/corporate-governance.cfm or by writing to:

Investor Relations Department

Analog Devices, Inc.

One Technology Way

Norwood, Massachusetts 02062

Phone: 781-461-3282

Email: investor.relations@analog.com

ENGAGEMENT WITH OUR SHAREHOLDERS

Since our inception as a public company, we have maintained an active engagement program with our shareholders, meeting with them extensively throughout the year as part of our investor outreach efforts. In fiscal 2019, we held more than 430 meetings with our shareholders, including the majority of our top 25 shareholders, to discuss the Company’s performance and prospects, as well as trends affecting the semiconductor industry. We also continued our specific outreach effort with our institutional investors to discuss corporate governance issues affecting the Company. During fiscal 2019, we reached out to our top 25 shareholders, representing approximately 55% of our outstanding shares with an invitation to have discussions with their corporate governance teams. Of the shareholders who accepted our engagement invitation, topics covered in these meetings included:

•	Board composition and risk oversight

•	Board evaluations and refreshment

•	Corporate governance trends

•	Environmental, social and governance considerations, including diversity and inclusion and human capital management

•	Executive compensation practices and design

In the spirit of continuous improvement, we have reviewed with our Board of Directors the key takeaways from these meetings with the goal of continuing to evolve our corporate governance practices to

2020 Proxy Statement    25

best meet the needs of the Company and our shareholders. Our dialogue has led to enhancements to our practices and disclosure, which our Board believes is in the best interests of our company and our shareholders. For example we:

•	Enhanced our disclosure through publishing our first Diversity & Inclusion report, which can be found within our Sustainability Report on our website

•

Continued to refine our shareholder engagement process to connect our shareholders with key stakeholders within our company around topics of interest, including sustainability reporting and human capital management

•	Updated our corporate governance disclosure regarding our Board and its practices, including director qualifications and skills, the Board self-evaluation process and the Board’s oversight of risk

•	Expanded our CD&A disclosure relating to incentive performance targets

We intend to continue our shareholder outreach efforts on an on-going basis and look forward to continuing to engage with our valued shareholders.

SUSTAINABILITY

We believe that in order to deliver solid financial results for ADI, we must, among other things, create a rewarding workplace and be a trusted partner, leading corporate citizen, environmental steward and contributor to our communities. We have a long history of leadership in corporate responsibility, and pursue corporate social responsibility and sustainability along four axes—economic, environmental, social and governance and ethics.

Economic Sustainability. ADI works to ensure that our technological innovations continue to have impact and our employees, customers, partners and investors continue to share in the success of ADI. This is executed through our best-in-class financial model, global operations and smart supply chain management. Economic sustainability considers the economic conditions of all of our stakeholders: employees, their families and communities; the communities where we operate; and world we all live in.

Environmental Sustainability. At ADI, we are passionate about our responsibility to engineer a more sustainable future. For us, this means more than simply environmental sustainability—it extends to regenerating our environment. We continue to work on developing new solutions and applications which can help restore and replenish our natural resources and ecosystems, reduce our carbon footprint and minimize the impacts of our operations to the environment. We also seek to partner with our customers and suppliers to reduce the impact they have on our shared planet.

We establish environmental performance objectives using a five-year planning horizon, and make annual updates to our objectives, targets, and programs. For example, a key operational goal for ADI is to achieve a 50% greenhouse gas emission reduction target by 2025 over our 2015 baseline, a significant step up from our previous emission reduction goals. Progress is reviewed quarterly at the corporate level and monthly at the site level and senior management allocates resources appropriately to help keep programs on plan.

Social Sustainability. ADI is committed to a work environment where employees are treated with respect and fairness. We understand that our people are the driving force of our company and keep us at the leading edge. The mission of our diversity and inclusion program is to drive a culture that values and leverages the uniqueness of each employee so that they may develop and grow at ADI. In fiscal 2019, we published our first Diversity and Inclusion report, providing a look at the state of our organization and an overview of some of the initiatives we launched over the past year to drive continued improvement across diversity and inclusion at ADI. Our focus on being a great place to work and for providing industry-leading benefits and a work culture that has led to strong employee satisfaction and pride has been recognized across the globe, including most recently the awards listed below.

Additionally, ADI’s stakeholder ecosystem extends beyond the typical focus on investors, employees, and customers to the communities and world in which we operate. We strive to be a positive influence in our

26    Analog Devices, Inc.

communities by living up to the highest ethical standards, pursuing socially minded business practices, providing rewarding career and employment opportunities and giving back to our communities in concert with our employees’ individual efforts.

Governance and Ethical Sustainability. Ethical behavior has been a core tenet of our Company’s values since our earliest days. Our employees, across all locations and job functions, have internalized the value of ethical behavior, routinely going beyond mere compliance with applicable laws and regulations. Our long history of leadership in the area of governance and ethics has resulted in a trusted reputation among our customers, investors and employees, as well as the communities where we operate. That is a trust that we have worked hard to earn and one we don’t take lightly.

Sustainability is infused into all aspects of how we do business, and we are proud that our sustainability commitment is routinely recognized around the globe, including most recently with the following awards:

For more information about our corporate responsibility efforts, please refer to our Sustainability and Diversity and Inclusion Reports available on the Analog Devices web site.

DETERMINATION OF INDEPENDENCE

Under applicable Nasdaq Rules, a director of Analog Devices will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has established guidelines (within our Corporate Governance Guidelines) to assist it in determining whether a director has a relationship with Analog Devices that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. These guidelines are posted on our website under investor.analog.com/corporate-governance.cfm. For relationships not covered by the guidelines, the determination of whether such a relationship exists is made by the members of our Board of Directors who are independent (as defined above). Our Board of Directors has determined that none of Messrs. Champy, Evans, Novich and Sicchitano, Ms. Golz and Drs. Chandrakasan, Frank, Little, Su and Wee has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Rules. The Board of Directors has determined that Mr. Roche, our President and Chief Executive Officer, and Mr. Stata, our Chairman and founder, are not “independent” under the Nasdaq Rules because Mr. Roche is a current employee and Mr. Stata is our founder. The Board of Directors considered the Company’s annual laboratory membership and sponsorship of university research projects with MIT (of which Anantha P. Chandrakasan is the Dean of the School of Engineering and James A. Champy is a board member) and Karen Golz’s former affiliation with Ernst & Young and determined that those relationships would not interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

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DIRECTOR CANDIDATES

Shareholders of record of Analog Devices may recommend director candidates for inclusion by the Board of Directors in the slate of nominees that the Board of Directors recommends to our shareholders for election. The qualifications of recommended candidates will be reviewed by the Nominating and Corporate Governance Committee. If the Board of Directors determines to nominate a shareholder-recommended candidate and recommends his or her election as a director by the shareholders, the name will be included in Analog Devices’ proxy card for the shareholders’ meeting at which his or her election is recommended.

Shareholders may recommend individuals for the Nominating and Corporate Governance Committee to consider as potential director candidates by submitting their names and background and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of Analog Devices’ common stock for at least one year as of the date the recommendation is made, to the “Analog Devices Nominating and Corporate Governance Committee,” c/o Larry Weiss, Secretary, Analog Devices, Inc., One Technology Way, Norwood, Massachusetts 02062. The Nominating and Corporate Governance Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis.

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board of Directors. From time to time, the Nominating and Corporate Governance Committee may also seek input from director search firms for identification and evaluation of candidates. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders on a timely basis, the Nominating and Corporate Governance Committee will evaluate director candidates recommended by shareholders by following substantially the same process, and applying substantially the same criteria, as it follows for director candidates submitted by Board members.

Shareholders also have the right to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the Board of Directors, by following the procedures set forth in our bylaws and described in the response to the question “How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2021 annual meeting of shareholders?” above.

In considering whether to recommend any candidate for inclusion in the Board of Directors’ slate of recommended director nominees, including candidates recommended by shareholders, the Nominating and Corporate Governance Committee will apply the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, experience, commitment, and diligence; the presence of any conflicts of interest and the ability of the candidate to act in the interests of all shareholders. The Nominating and Corporate Governance Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Analog Devices believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. While we do not have a policy regarding Board diversity, the Nominating and Corporate Governance Committee includes gender, racial and ethnic diversity as part of its search criteria, consistent with the requirement for relevant and diverse experience, skills and industry familiarity.

COMMUNICATIONS FROM SHAREHOLDERS AND OTHER INTERESTED PARTIES

The Board of Directors will give appropriate attention to written communications on issues that are submitted by shareholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Nominating and Corporate Governance Committee will, with the assistance of Analog Devices’ General Counsel, (1) be

28    Analog Devices, Inc.

primarily responsible for monitoring communications from shareholders and other interested parties and (2) provide copies or summaries of such communications to the other directors as he considers appropriate.

Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Nominating and Corporate Governance Committee considers to be important for the directors to review. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances, commercial solicitations and matters as to which Analog Devices tends to receive repetitive or duplicative communications.

Shareholders and other interested parties who wish to send communications on any topic to the Board of Directors (including the Presiding Director or the independent directors as a group) should address such communications to James A. Champy, Presiding Director, c/o Secretary, Analog Devices, Inc., One Technology Way, Norwood, Massachusetts 02062.

BOARD OF DIRECTORS LEADERSHIP STRUCTURE

Our Corporate Governance Guidelines provide that the roles of Chief Executive Officer and Chairman of the Board of Directors should be separate, unless otherwise determined by a majority of the Board of Directors, and we currently separate these roles. Our Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while our Chairman of the Board of Directors provides guidance to the Chief Executive Officer, sets the agenda for Board meetings and presides over meetings of the full Board of Directors. Because our Board of Directors has determined that Mr. Stata, our Chairman and founder, is not an independent director under the Nasdaq Rules, our Board of Directors has appointed James A. Champy as Presiding Director to preside at all executive sessions of directors without management present. The Board of Directors meets in executive session at each regular meeting.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

The Board of Directors has responsibility for reviewing our overall performance, rather than day-to-day operations. The Board of Directors’ primary responsibility is to oversee the management of the Company and, in so doing, serve the best interests of the Company and its shareholders. The Board of Directors provides for the succession of the Chief Executive Officer, nominates for election at annual shareholder meetings individuals to serve as directors of Analog Devices, and elects individuals to fill any vacancies on the Board of Directors. It reviews corporate objectives and strategies, and evaluates and approves significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on Analog Devices. Management keeps the directors informed of Company activity through regular written reports and presentations at Board and committee meetings.

The Board of Directors met nine times in fiscal 2019 (including by telephone conference). During fiscal 2019, each of our directors attended 75% or more of the total number of meetings of the Board of Directors and the committees on which he or she served. The Board of Directors has standing Audit, Compensation, and Nominating and Corporate Governance Committees. All members of all three committees are independent, non-employee directors. Each committee has a charter that has been approved by the Board of Directors and is reviewed annually. In addition, each Committee conducts an annual self-evaluation of its own performance and the performance of its members in accordance with its respective Committee charter. Each director also undertakes an evaluation of the Board more generally. Our Lead Director, who is also currently the Chair of our Nominating and Corporate Governance Committee, working with outside counsel, also has conversations with each Board member designed to assess the competencies and skills each director brings to the Board. Summaries of the evaluations are presented to the Board. Mr. Roche is the only current director who is, or has been in the past three years, an employee of Analog Devices. Messrs. Roche and Stata do not serve on any standing Board committee and do not participate in the portion of any Board or committee meeting during which their compensation is evaluated. The independent directors met in executive session without Messrs. Stata or Roche at each in-person Board meeting in fiscal 2019.

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Our Corporate Governance Guidelines set forth our policy that directors are expected to attend annual meetings of shareholders. All of our then-serving directors attended the 2019 Annual Meeting of Shareholders.

Audit Committee

The current members of our Audit Committee are Messrs. Sicchitano (Chair), Evans and Novich and Ms. Golz. Dr. Little also served on the Audit Committee during fiscal 2019. The Board of Directors has determined that each of Messrs. Sicchitano, Evans and Novich and Ms. Golz qualifies as an “audit committee financial expert” under the rules of the SEC and is independent as defined under the Nasdaq Rules and the independence requirements under Rule 10A-3(b)(1) of the Exchange Act. In addition, our Board of Directors has determined that each member of the Audit Committee is able to read and understand financial statements, including the Company’s consolidated balance sheet and its consolidated statements of income, comprehensive income, shareholders’ equity and cash flows and related notes as required under the Nasdaq Rules. The Board of Directors has certified that it has at least one member of the Audit Committee who has past employment experience in finance or accounting as required by the Nasdaq Rules. None of Messrs. Sicchitano, Evans and Novich or Ms. Golz serves on the audit committees of more than two other public companies.

The primary purpose of the Audit Committee is to assist the Board of Directors’ oversight of (i) the integrity of our financial statements and the Company’s systems of internal control over financial reporting and disclosure controls and procedures, (ii) the qualifications and independence of our independent registered public accounting firm, and (iii) the performance of our internal audit function and independent registered public accounting firm. The Audit Committee has the authority to engage any independent legal, accounting and other advisors that it deems necessary or appropriate to carry out its responsibilities. These independent advisors may be the regular advisors to the Company. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of those advisors as established by the Audit Committee. The Audit Committee selected and appointed Ernst & Young LLP, our independent registered public accounting firm, and did not retain any other advisors during fiscal 2019. The Audit Committee met ten times during fiscal 2019 (including by telephone conference). The responsibilities of our Audit Committee and its activities during fiscal 2019 are described in the Report of the Audit Committee below.

Compensation Committee

The current members of our Compensation Committee are Drs. Frank (Chair), Little, Su and Wee. Mr. Novich also served on the Compensation Committee during fiscal 2019.    The Board of Directors has determined that each of Drs. Frank, Little, Su and Wee is independent as defined under the Nasdaq Rules and the independence requirements under Rule 10C-1 of the Exchange Act. The Compensation Committee evaluates and sets the compensation of our Chief Executive Officer and our other executive officers, and makes recommendations to our Board of Directors regarding the compensation of our directors. The Compensation Committee oversees the evaluation of senior management. In connection with its oversight and administration of ADI’s cash and equity incentive plans, the Compensation Committee authorizes the granting of stock options, RSUs and other stock incentives (within guidelines established by our Board of Directors and in accordance with our Stock Option and Stock-Based Award Grant Date Policies) to our officers. In accordance with the terms of our Amended and Restated 2006 Stock Incentive Plan, which we refer to as the 2006 Stock Incentive Plan, the Amended and Restated 2005 Equity Incentive Plan, which we refer to as the 2005 Plan, and the Amended and Restated 2010 Equity Incentive Plan, which we refer to as the 2010 Plan (the latter two of which were assumed by us in the Linear Technology acquisition), the Compensation Committee has delegated to our Chief Executive Officer the power to grant and modify options, RSUs and other stock awards to employees who are not executive officers, other senior vice presidents who report to the Chief Executive Officer or directors, subject to specified thresholds, parameters and applicable law. Our Compensation Committee held ten meetings (including by telephone conference) during fiscal 2019.

Compensation Committee Consultants. The Compensation Committee has the authority, in its sole discretion, to retain or obtain the advice of any independent legal, accounting or other advisors it deems

30    Analog Devices, Inc.

necessary or appropriate to carry out its responsibilities. The Compensation Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of these advisors as established by the Compensation Committee. The Compensation Committee retained Pearl Meyer and Partners, or Pearl Meyer, an independent compensation consultant, during fiscal 2019. Pearl Meyer reports directly to the Compensation Committee and assists the Compensation Committee in evaluating and designing our executive and director compensation program and policies. For fiscal 2019, the Compensation Committee instructed Pearl Meyer to assist in the following matters:

•	defining a peer group of companies;

•	reviewing and validating the appropriateness of executive incentive plan goals;

•	assisting the Compensation Committee in defining a comparator group of companies for the 2019 relative total shareholder return performance-based RSUs;

•	providing market data and advice regarding executive and director compensation plan design, design of the executive performance incentive plan and equity incentive mix and design;

•

conducting a detailed analysis of the competitiveness and appropriateness of the Company’s total executive compensation opportunity and total director compensation opportunity in comparison to our defined peer group; and

•	conducting a risk assessment of our executive compensation program.

In connection with its work for the Compensation Committee, Pearl Meyer is invited to attend the Compensation Committee’s meetings and, upon request of the Compensation Committee, attends executive sessions of the Compensation Committee. Pearl Meyer is retained only by the Compensation Committee and does not provide any other consulting services to Analog Devices. The Compensation Committee also solicits advice from time to time from our outside counsel, WilmerHale. The Compensation Committee assesses the independence of its advisors on an annual basis. The Compensation Committee requested and received an independence letter from each of Pearl Meyer and WilmerHale providing information to assist the Compensation Committee in selecting and receiving advice from such advisor after considering the independence factors that are identified in the Nasdaq rules. The Compensation Committee determined that the engagement of these advisors did not raise any conflicts of interest for all work performed for the Compensation Committee during fiscal 2019. The activities of our Compensation Committee and the services Pearl Meyer performed for the Compensation Committee during fiscal 2019 are further described in “INFORMATION ABOUT EXECUTIVE COMPENSATION—Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee

The current members of our Nominating and Corporate Governance Committee are Mr. Champy (Chair) and Dr. Chandrakasan. The Board of Directors has determined that each of Mr. Champy and Dr. Chandrakasan is independent as defined under the Nasdaq Rules. The primary responsibility of the Nominating and Corporate Governance Committee is to identify individuals qualified to become Board members consistent with criteria approved by the Board of Directors, recommend to the Board of Directors the persons to be nominated by the Board of Directors for election as directors at any meeting of shareholders and the persons to be elected by the Board to fill any vacancies on the Board, recommend to the Board of Directors the directors to be appointed to each committee of the Board of Directors, develop and recommend to the Board of Directors a set of corporate governance principles and oversee the evaluation of the Board of Directors. The Nominating and Corporate Governance Committee also leads the Board of Directors’ succession planning efforts with respect to senior executives and oversight of our Code of Business Conduct and Ethics. The Nominating and Corporate Governance Committee has the authority to engage any independent legal and other advisors it deems necessary or appropriate to carry out its responsibilities. These independent advisors may be the regular advisors to the Company. The Nominating and Corporate Governance Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of these advisors as established by the Nominating and Corporate Governance Committee. For information relating to nominations of directors by our shareholders, see “— Director Candidates” above. Our Nominating and Corporate Governance Committee held five meetings during fiscal 2019 (including by telephone conference).

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THE BOARD OF DIRECTORS’ ROLE IN RISK OVERSIGHT

The following table summarizes management’s and the Board of Directors’ role in risk management and oversight:

Management

Our management team is responsible for day-to-day risk management activities. Members of management report to the Board of Directors (or the appropriate committee in the case of risks that are under the purview of a particular committee) regarding risk identification, risk management and risk mitigation strategies.

Board of Directors

The Board of Directors’ role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, culture and human capital management and strategic and reputational risks. The Board receives regular updates from our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, which provide our Board with thorough insight about how ADI manages risk.

Audit Committee

The Audit Committee discusses ADI’s policies with respect to risk assessment and risk management as they apply to ADI’s financial statement integrity and reporting and internal controls. The Audit Committee also receives regular reports from our Director of Internal Audit on internal audit matters and receives reports at least annually from our Chief Information Officer on information security, technology and data privacy and protection. The Chief Information Officer also provides an annual report to the full Board of Directors regarding cybersecurity risk.

Compensation Committee	The Compensation Committee considers whether ADI’s executive compensation program and non-executive director compensation practices encourage excessive or inappropriate risk taking.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee leads the Board with respect to the adequacy of the Company’s governance structure and process and of succession planning for the Company’s Board of Directors, Chief Executive Officer and other executive officers.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors assisted the Board of Directors’ oversight of (i) the integrity of our financial statements and the Company’s systems of internal control over financial reporting and disclosure controls and procedures, (ii) the qualifications and independence of our independent registered public accounting firm, and (iii) the performance of our internal audit function and independent registered public accounting firm. The Audit Committee also met privately with our independent registered public accounting firm and our Director of Internal Audit to discuss our financial statements and disclosures, accounting policies and their application, internal control over financial reporting, and other matters of importance to the Audit Committee, the independent registered public accounting firm and the internal auditors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements contained in our Annual Report on Form 10-K and the quarterly financial statements during fiscal 2019, including the specific disclosures in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These discussions also addressed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee reported on these meetings to our Board of Directors. The Audit Committee also selected and appointed our independent registered public accounting firm, reviewed the performance of the independent registered public accounting firm during the annual audit and on

32    Analog Devices, Inc.

assignments unrelated to the audit, assessed the independence of the independent registered public accounting firm and reviewed and approved the independent registered public accounting firm’s fees. The Audit Committee also has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm. The Audit Committee operates under a written charter adopted by our Board of Directors.

The Audit Committee reviewed with our independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accounting firm (i) the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC and (ii) the independent registered public accounting firm’s independence from Analog Devices and its management, including the matters in the written disclosures and the letter we received from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee considered the appropriateness of the provision of non-audit services by the independent registered public accounting firm relative to their independence.

Based on its review and discussions referred to above, the Audit Committee recommended to our Board of Directors (and the Board of Directors approved) that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended November 2, 2019. The Audit Committee also selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2020.

Audit Committee

Kenton J. Sicchitano, Chairman

Bruce R. Evans

Karen M. Golz

Neil Novich

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS

The following table presents the aggregate fees billed for services rendered by Ernst & Young LLP, our independent registered public accounting firm, for fiscal 2019 and the fiscal year ended November 3, 2018, or fiscal 2018.

	Fiscal 2019	Fiscal 2018
Audit Fees	$4,772,000	$5,132,000
Audit-Related Fees	116,000	95,000
Tax Fees	1,263,000	5,465,000

Total Fees	$6,151,000	$10,692,000

Audit Fees. These are fees related to professional services rendered in connection with the audit of our consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting, the reviews of our interim financial statements included in each of our Quarterly Reports on Form 10-Q, international statutory audits, assistance with registration statements and other periodic filings, and accounting consultations that relate to the audited financial statements and are necessary to comply with U.S. generally accepted accounting principles.

Audit-Related Fees. These are fees for assurance and related services and consisted primarily of audits of employee benefit plans, accounting matters not related to the annual audit, and attestation services that are not required by statute or regulation.

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Tax Fees. These are fees for tax advice and services, including services relating to the acquisition of Linear Technology, professional services related to tax return preparation services for our expatriates, international tax returns, tax advice and planning and assistance with international tax audits. Included in this amount are fees of $439,000 in fiscal 2019, and $376,000 in fiscal 2018, for tax compliance services for our international affiliates and tax return preparation services for our expatriate employees on international assignments. Ernst & Young LLP does not provide tax services to any person in a financial reporting oversight role at Analog Devices.

Audit Committee’s Pre-Approval Policy and Procedures

The Audit Committee of our Board of Directors has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm. We may not engage our independent registered public accounting firm to render any audit or non-audit service unless either the service is approved in advance by the Audit Committee or the engagement to render the service is entered into pursuant to the Audit Committee’s pre-approval policies and procedures. On an annual basis, the Audit Committee may pre-approve services that are expected to be provided to Analog Devices by the independent registered public accounting firm during the following 12 months. At the time the pre-approval is granted, the Audit Committee must (1) identify the particular pre-approved services in a sufficient level of detail so that management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved services and (2) establish a monetary limit with respect to each particular pre-approved service, which limit may not be exceeded without obtaining further pre-approval under the policy. At regularly scheduled meetings of the Audit Committee, management or the independent registered public accounting firm must report to the Audit Committee regarding each service actually provided to Analog Devices.

If the cost of any service exceeds the pre-approved monetary limit, that service must be approved (1) by the entire Audit Committee if the cost of the service exceeds $100,000 or (2) by the Chairman of the Audit Committee if the cost of the service is less than $100,000 but greater than $10,000. If the cost of any service exceeds the pre-approved monetary limit, individual items with a cost of less than $10,000 each do not require further pre-approval, provided that the total cost of all individual items does not exceed $40,000 and an update of all items in this category is provided to the Audit Committee at each quarterly scheduled meeting. However, if the cost of all the individual items will exceed $40,000, the Chairman of the Audit Committee must receive a summary of those items with a request for approval of any amounts to be incurred in excess of $40,000.

The Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve any audit or non-audit services to be provided to Analog Devices by the independent registered public accounting firm for which the cost is less than $100,000. During fiscal 2019 and fiscal 2018, all services provided to Analog Devices by Ernst & Young LLP were pre-approved in accordance with the pre-approval policies and procedures described above.

DIRECTOR COMPENSATION

Our non-employee director compensation program is designed to attract and retain experienced and knowledgeable directors and to provide equity-based compensation to align the interests of our directors with those of our shareholders. Each non-employee director receives an annual cash retainer and an annual equity award in the form of RSUs. To reflect their additional responsibilities, the Chairs and members of all committees receive an additional cash retainer. The Presiding Director also receives an additional cash retainer. Mr. Roche, as an employee director, does not receive any additional compensation for his services as director.

The Board of Directors has delegated to the Compensation Committee the responsibility to review and recommend to the Board of Directors any proposed changes to non-employee director compensation. Annually, the Compensation Committee reviews with Pearl Meyer, the Compensation Committee’s independent compensation consultant, non-employee director compensation information for our peer group to check the alignment of our non-employee director compensation package with market practice and

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current trends. The Compensation Committee then makes recommendations to the full Board with respect to compensation of our non-employee directors, and the full Board reviews these recommendations and makes a final determination.

In fiscal 2019 we granted 100% of the value of the annual equity award to each of our non-employee directors in the form of time-based RSUs. These RSUs vest in full on the earlier of the first anniversary of the date of grant or the date of the Company’s next annual meeting. On March 13, 2019, we granted each non-employee director 2,035 RSUs for services to be provided during fiscal 2019. In addition, on February 15, 2019, Dr. Chandrakasan, who joined the Board in January 2019, was granted 450 RSUs for services to be provided during fiscal 2019.

The following table details the total compensation earned by our non-employee directors in fiscal 2019.

2019 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
James A. Champy	120,000	215,608	—	335,608
Anantha P. Chandrakasan(5)	72,802	262,341	—	335,143
Bruce R. Evans	91,250	215,608	—	306,858
Edward H. Frank	95,625	215,608	—	311,233
Karen M. Golz	91,250	215,608	—	306,858
Mark M. Little	88,750	215,608	—	304,358
Neil Novich	94,272	215,608	—	309,880
Kenton J. Sicchitano	106,250	215,608	—	321,858
Ray Stata	250,000	215,608	14,924	480,532
Lisa T. Su	86,875	215,608	—	302,483
Susie Wee(6)	—	—	—	—

(1)

This amount includes a $80,000 annual board retainer. An additional annual retainer of $30,000 was paid to the chair of the Audit Committee, an additional annual retainer of $20,000 was paid to the chair of the Compensation Committee and an additional annual retainer of $20,000 was paid to the chair of the Nominating and Corporate Governance Committee. The Presiding Director also received an additional annual retainer of $25,000. The members of the Audit Committee (other than the chair) received an additional annual retainer of $15,000, the members of the Compensation Committee (other than the chair) received an additional annual retainer of $10,000, and the members of the Nominating and Corporate Governance Committee (other than the chair) received an additional annual retainer of $10,000. For fiscal 2019, Mr. Stata, as Chairman of the Board of Directors, received a total annual retainer of $250,000. All cash retainers are paid in quarterly installments each on the 15th day of December, March, June and September of each fiscal year and are pro-rated for a partial year of service. Each director can elect to defer receipt of his or her fees under our Deferred Compensation Plan, or DCP. For more information relating to our DCP, see “INFORMATION ABOUT EXECUTIVE COMPENSATION — Non-Qualified Deferred Compensation Plan” below. Dr. Frank elected to defer receipt of his fees under the DCP in fiscal 2019.

(2)

These amounts represent the aggregate grant date fair value of awards for grants of RSUs to each listed director in fiscal 2019. These amounts do not represent the actual amounts paid to or realized by the directors during fiscal 2019. We recognize the fair value as of the grant date for RSUs over the number of days of service required for the award to become vested.

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(3)	The aggregate number of stock options and RSUs outstanding held by each non-employee director (representing unexercised stock options and unvested RSUs) at November 2, 2019 is as follows:

Name	Number of Shares Subject to Option Awards Held as of November 2, 2019	Number of RSUs that have not Vested as of November 2, 2019
James A. Champy	37,620	2,035
Anantha P. Chandrakasan	—	2,035
Bruce R. Evans	—	2,035
Edward H. Frank	8,460	2,035
Karen M. Golz	—	2,035
Mark M. Little	1,040	2,035
Neil Novich	25,760	2,035
Kenton J. Sicchitano	37,620	2,035
Ray Stata	37,620	2,035
Lisa T. Su	25,760	2,035
Susie Wee	—	—

The following table includes the assumptions, rounded to the nearest hundredth, which we used to calculate the grant date fair value amounts included in the “Stock Awards” column for fiscal 2019 Director Compensation.

Grant Date		Assumptions
		Risk-Free Interest Rate (%)	Dividend Yield (%)	Grant Date Fair Value Per Share ($)
2/15/2019	RSUs	2.55	1.82	103.85
3/13/2019	RSUs	2.53	2.00	105.95

The grant date fair value of RSUs represents the value of our common stock on the date of grant, reduced by the present value of dividends expected to be paid on our common stock prior to vesting. For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 3 to the Consolidated Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Stock-Based Compensation,” included in our Annual Report on Form 10-K for the year ended November 2, 2019.

(4)	The amount represents payment of medical and dental insurance premiums on behalf of Mr. Stata and his spouse.

(5)

Dr. Chandrakasan joined the Board on January 1, 2019, and in accordance with our Equity Award Grant Date Policy, was granted a pro rata RSU award for his service from January 1, 2019 through our 2019 Annual Shareholder Meeting.

(6)	Dr. Wee joined the Board on November 29, 2019, and therefore did not receive any compensation in fiscal 2019.

We also reimburse our directors for travel to Board meetings and other related expenses.

Stock Ownership Guidelines for Non-Employee Directors

Under our stock ownership guidelines, the target share ownership level for non-employee directors is at least four times the directors’ annual cash retainer. Directors have four years to achieve their targeted level. Shares subject to unexercised options, whether or not vested, and any shares that have been pledged as collateral for a loan will not be counted for purposes of satisfying these guidelines. Unvested RSUs are

36    Analog Devices, Inc.

counted for purposes of satisfying the guidelines. All of our non-employee directors were in compliance with our stock ownership guidelines as of the end of fiscal 2019.

Equity Award Policy for Non-Employee Directors

During fiscal 2019, our equity award grant policy for non-employee directors provided for the following:

•

Each newly elected non-employee director elected other than at an annual meeting of shareholders is automatically granted under the 2006 Stock Incentive Plan an RSU award for a number of shares of our common stock approved by the Board of Directors, on the 15th day of the month following the month of the date of initial election as a director, or if Nasdaq is closed on that day, the next succeeding business day that Nasdaq is open.

•

On an annual basis, each non-employee director elected or re-elected at an annual meeting of shareholders is automatically granted under the 2006 Stock Incentive Plan an RSU award for a number of shares of our common stock approved by the Board of Directors, on the date of our annual meeting of shareholders, or if Nasdaq is closed on that day, the next succeeding business day that Nasdaq is open.

For fiscal 2019, RSUs granted to our non-employee directors under the 2006 Stock Incentive Plan vest on the earlier of the date of the Annual Meeting and the first anniversary of the date of grant, subject to acceleration as described below. The RSU awards vest in full upon the occurrence of a Change in Control Event (as defined in the 2006 Stock Incentive Plan) or the director’s death. If the director ceases to serve as a director by reason of his or her disability, as determined by the Board of Directors, each outstanding and unvested RSU will vest in full at the time he or she ceases to be a director. In addition, upon the occurrence of a Change in Control Event or in the event of the director’s death, disability or retirement after age 60, each vested option will continue to be exercisable for the balance of its term.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

During fiscal 2019, Mr. Stata, our founder and Chairman of the Board, received a cash retainer for service on the Board of $250,000. Following his retirement as an employee in 2012, the Company agreed to provide medical and dental benefits to Mr. Stata and his spouse during their lifetimes on the same basis as provided to U.S. employees of the Company. The value of those medical and dental benefits in 2019 was $14,924. On March 13, 2019, we granted 2,035 RSUs to Mr. Stata. This award is identical to the award granted to our other non-employee directors on March 13, 2019 and vests on the earlier of the date of the Annual Meeting or the first anniversary of the grant date.

The Company contributes annually to Massachusetts Institute of Technology (MIT) to fund university research projects. In fiscal 2019, the Company made approximately $3.0 million in total contributions to MIT of which $120,000 funded a graduate student working in Dr. Chandrakasan’s laboratory.

Policies and Procedures for Related Person Transactions

Our Board of Directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Analog Devices is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% shareholders (or their immediate family members), each of whom we refer to as a “related person” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Nominating and Corporate Governance Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If our

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General Counsel determines that advance review and approval is not practicable, the Nominating and Corporate Governance Committee will review, and, in its discretion, may ratify the related person transaction at the next meeting of the Nominating and Corporate Governance Committee. The policy also permits the Chairman of the Nominating and Corporate Governance Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the Nominating and Corporate Governance Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Nominating and Corporate Governance Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Nominating and Corporate Governance Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than the terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Nominating and Corporate Governance Committee may approve or ratify the transaction only if the Nominating and Corporate Governance Committee determines that, under all of the circumstances, the transaction is in Analog Devices’ best interests. The Nominating and Corporate Governance Committee may, in its sole discretion, impose any conditions on us or the related person in connection with approval of the related person transaction.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board of Directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of that entity), that is a participant in a transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in the entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; or

•	the transactions that are specifically contemplated by provisions of Analog Devices’ charter or bylaws.

The policy provides that the transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

38    Analog Devices, Inc.

PROPOSAL 2

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are requesting shareholder approval of the compensation of the executive officers named in our Summary Compensation Table below, who we refer to as our “named executive officers” or “NEOs.” We are required to provide our shareholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the SEC’s rules. At the 2017 annual meeting of shareholders, our shareholders voted in favor of holding future “say on pay” votes every year. In accordance with the results of that vote, our Board of Directors determined to submit “say on pay” proposals to our shareholders every year.

Our Board of Directors is asking shareholders to approve the following non-binding advisory resolution:

RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and accompanying narrative disclosures in this proxy statement, is hereby approved.

As required by the Dodd-Frank Act, this is an advisory vote, which means that this proposal is not binding on us. Our Compensation Committee, however, values the opinions expressed by our shareholders and will carefully consider the outcome of the vote when making future compensation decisions for our NEOs. You may vote for, against or abstain from voting on this matter. At our 2019 annual meeting of shareholders, our compensation program for our NEOs received the support of 95.3% of the total votes cast. In light of the support received, our Compensation Committee did not make significant changes to our executive compensation program. The Compensation Committee did introduce another form of performance-based equity to increase the total target mix of performance-based restricted stock units to approximately 50% of the target value of equity awarded to our NEOs.

As described in detail in the “Compensation Discussion and Analysis” section of this proxy statement, ADI’s executive compensation program is significantly performance-based and designed to attract, retain and motivate strong executives to lead our complex, global organization and to align their interests with those of our shareholders. We seek to provide total compensation to our executives that is competitive with our peers, and we believe that our executive compensation program is designed to encourage the most talented individuals to grow their careers at ADI.

ADI has a longstanding philosophy and practice of paying executives for performance. In order to align our pay practices with shareholder interests, we tie a significant percentage of each executive’s compensation to the Company’s performance, in the form of variable cash incentive bonus payments, and equity awards that are subject to performance vesting and rise in value only if our stock price increases. ADI delivered solid financial results in fiscal 2019 against a backdrop of challenging macroeconomic conditions. We exceeded our profitability target but did not meet our revenue growth target under our executive performance incentive bonus plan, which resulted in aggregate payments under the plan made at 95% of target, compared to 183% in fiscal 2018 and 248% in the fiscal year ended October 28, 2017, or fiscal 2017.

We believe that our executive compensation program is working as intended and appropriately aligns executive pay with Company performance.

Our Board of Directors unanimously recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in this proxy statement.

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INFORMATION ABOUT EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

We intend to provide compensation for our executives that is competitive with our peers, with an opportunity for increased compensation if the Company’s performance warrants. We have designed our compensation program to make a substantial percentage of our executive pay variable, subject to increase when corporate targets are overachieved and reduction when corporate targets are not reached. The elements of our executives’ total compensation are base salary, variable cash incentive awards, long-term equity compensation awards and retirement and other employee benefits.

This Compensation Discussion and Analysis, or CD&A, and the tables and narrative that follow provide important information about our executive officer compensation program for fiscal 2019. In this proxy statement, the terms “named executive officers” or “NEOs” refer to the following individuals who served as executive officers during fiscal 2019:

Named Executive Officer	Position

Vincent Roche	President and Chief Executive Officer

Prashanth Mahendra-Rajah	Senior Vice President, Finance and Chief Financial Officer

Martin Cotter	Senior Vice President, Worldwide Sales and Digital Marketing

John Hassett	Senior Vice President, Industrial and Consumer

Steve Pietkiewicz	Senior Vice President, Power Products

Compensation Processes and Philosophy

Our executive compensation program is designed to attract and retain top executive talent and align the interests of our executives and our shareholders. We accomplish this through the following steps:

Our Chief Executive Officer’s compensation is described in more detail below under “—Chief Executive Officer Compensation.” Our other NEOs’ compensation is described in more detail below under “—Compensation for Other Named Executive Officers.”

40    Analog Devices, Inc.

Pay and Governance Practices

Our pay and governance practices are designed to align our executives’ interests with our shareholders. For example:

WHAT WE DO		WHAT WE DO NOT DO
✓	Our cash incentive bonus awards for our executives are based solely on our financial performance	Ò	We do not guarantee salary increases or non-performance-based bonuses

✓	We have a specific policy regarding the grant dates of stock options, RSUs and other stock-based awards for our directors, executive officers and employees	Ò	We do not modify our performance targets during the performance period, even in challenging years

✓	We have stock ownership guidelines for all officers and directors	Ò	We do not provide new tax gross-ups for executive officers

✓	We prohibit hedging transactions and “short sales” involving ADI securities	Ò	With the exception of restricted stock awards assumed in connection with the Linear Technology acquisition, we do not pay dividends on unvested equity awards

✓	We prohibit holding ADI securities in margin accounts	Ò	We do not provide extensive perquisites to our executives

✓	We prohibit pledging ADI securities as collateral for a loan

✓	Annual “say on pay” vote

Pay for Performance

A significant portion of the total target compensation for our executives is in the form of variable, performance-based incentive compensation, with only a small portion of the total target compensation provided in the form of “fixed” compensation. We believe this provides our executives an opportunity to earn above peer average compensation if ADI delivers strong results, and conversely, if the Company delivers weaker results, our executives would earn less compensation. The target pay mix for our NEOs for fiscal 2019 is shown below:

The pay mix charts above are based on target compensation consisting of the annual rate of base salary and short-term and long-term incentive targets approved by the Compensation Committee. The pay mix for the “other NEOs” in the chart above excludes the equity award granted to Mr. Pietkiewicz in June

2020 Proxy Statement    41

2019 as the final portion of the alignment of the compensation programs of our legacy ADI and Linear Technology employees. Taking that equity award into account, the percentage of performance-based incentives would increase for Mr. Pietkiewicz. For more information about the components of the performance and incentive pay mix for our Named Executive Officer Compensation, see “Compensation Discussion and Analysis—Components of Executive Compensation.”

Variable Cash Incentive Bonus Payments. For fiscal 2019, we linked a significant portion of our executives’ cash compensation to ADI’s performance, measured by our operating profit before taxes as a percentage of revenue, or OPBT margin and year-over-year revenue growth on a quarterly basis, through our executive performance incentive plan. For fiscal 2019, the Compensation Committee set target percentages of 150% of base salary for our Chief Executive Officer and between 90%-100% of base salary for our remaining NEOs. The Compensation Committee selected these target bonus percentages to ensure that a substantial portion of each executive’s cash compensation is directly linked to our business performance.

In setting performance targets for our executive performance incentive plan, multiple factors are considered including our actual past business results, estimates of multi-year performance from our long-term strategic planning, and the performance of market competitors. Based on our evaluation of these factors, we develop a range of performance scenarios and then set goals at threshold, target and maximum performance levels. Based on analyses of our peer group performance over the past three years, as presented by our Compensation Committee’s independent consultant, Pearl Meyer, our OPBT margin target of 39% was well above our peer group median performance, while our year-over-year revenue growth target of 5% was well aligned with our peer group median performance. Our fiscal 2019 OPBT margin and year-over-year revenue growth targets were the same as compared to the third and fourth quarters of fiscal 2018 and align with our long-term financial model, which we announced at our Investor Day in June 2017.

Equity Awards. We also link pay and performance by providing a significant amount of our executives’ compensation in the form of equity awards, the value of which is directly tied to our stock price performance over the long term. In fiscal 2019, approximately 72% of the average total target compensation of our NEOs was in the form of equity. In fiscal 2019, the form and mix of equity awards delivered as part of our annual equity award program for our NEOs was as follows:

42    Analog Devices, Inc.

Benchmarking

In making its compensation determinations, including base salary, cash incentive bonus award targets and long-term equity compensation, the Compensation Committee annually reviews the total compensation that each of our executives is eligible to receive against the compensation levels of comparable positions of a peer group of companies. The composition of the peer group is also reviewed annually by the Compensation Committee. In fiscal 2018, the Compensation Committee engaged Pearl Meyer to conduct a review of the composition of the Company’s peer group for fiscal 2019. The Compensation Committee has sought to select peer companies that are publicly traded, are headquartered in the United States, compete with us for talent, and are similar to ADI in their product and services offerings, business model, revenue size and market capitalization. As a result of rapid consolidation in the semiconductor industry over the last several years, in addition to companies that meet the criteria outlined above, the peer group for 2019 included companies outside of the semiconductor industry. These additional companies are similar in size and have similar gross margins and research and development spend as the Company, include peers of peers and peers of other companies in our sector, and often compete with the Company for talent.

The peer group used by the Compensation Committee in fiscal 2019 to evaluate executive compensation consisted of the following companies:

2019 Peer Group

Advanced Micro Devices, Inc.	Maxim Integrated Products, Inc.
Agilent Technologies, Inc.	Microchip Technology Inc.
Applied Materials, Inc.	NetApp, Inc.
Boston Scientific Corporation	NVIDIA Corporation
Broadcom Limited	Skyworks Solutions Inc.
KLA-Tencor Corporation	Texas Instruments Incorporated
Lam Research Corporation	Xilinx Inc.
Marvell Technology Group Ltd.

	2018 Market Capitalization (as of June 2018)	2018 Revenues

Analog Devices	$35.5 billion	$6.2 billion

2019 Peer Group Median	$20.7 billion	$6.5 billion

For officers in positions for which the fiscal 2019 peer group companies do not publicly disclose compensation data, the Compensation Committee reviewed data collected from Radford’s Global Technology Survey. This survey depicts executive compensation levels across a wide spectrum of technology sector companies comparable in annual revenue size.

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Components of Executive Compensation

For fiscal 2019, compensation for our executive officers consisted of the following principal elements:

Base Salary

We use salaries for similar positions within our peer group as an important factor in setting a base salary that can attract and retain talent. When setting the fiscal 2019 base salary for each individual NEO, the Compensation Committee also considered other factors, including the scope of the role and the performance and experience of the individual.

Fiscal 2019 Executive Performance Incentive Plan

In September 2018, the Compensation Committee approved the terms of our executive performance incentive plan for fiscal 2019. In February 2019, the Compensation Committee approved the terms of the amended and restated executive performance incentive plan to clarify the methodology for measuring OPBT margin. No other changes were made to the plan. The plan is designed to be variable, depending on ADI’s operating results.

44    Analog Devices, Inc.

All executive officers, including our NEOs, participated in our fiscal 2019 executive performance incentive plan. We calculated and paid bonuses under the fiscal 2019 plan as follows:

Individual Target Bonus Percentage. For fiscal 2019, the Compensation Committee set target percentages of 150% of base salary for our Chief Executive Officer and between 90%-100% of base salary for our other NEOs. The Compensation Committee selected these target bonus percentages to ensure that a substantial portion of each NEO’s cash compensation is performance-based and linked directly to our business performance, and to ensure that total compensation is competitive with those in similar positions within our peer group. Setting our Chief Executive Officer’s target at 150% also ties the majority of his cash compensation directly to Company performance.

Bonus Payout Factor. For fiscal 2019, we based the Bonus Payout Factor for the applicable quarterly bonus period on our OPBT margin and year-over-year revenue growth compared to the same quarter in the prior year. While our executive performance incentive plan contains quarterly performance targets, the Compensation Committee designed this plan to drive long-term performance. The targets are directly linked to our long-term corporate strategy of profitable growth, which drives shareholder value. We believe this combination ensures that we encourage a long-term focus on our business objectives, while measuring and rewarding progress against those objectives on a quarterly basis.

The Compensation Committee may adjust the OPBT margin and year-over-year revenue growth metrics in its sole discretion to exclude special items such as (but not limited to) restructuring-related expense, acquisition-related expense, amortization of intangibles, gain or loss on disposition of businesses, non-recurring royalty payments, and other similar non-cash or non-recurring items. The Compensation Committee may, in its discretion, exclude these items in order to prevent payments under the plan from being adversely or advantageously affected by special items. For purposes of determining the Bonus Payout Factor for each quarter of fiscal 2019, OPBT margin was adjusted to exclude acquisition-related expenses, acquisition-related transaction costs and restructuring-related expenses, consistent with the non-GAAP adjustments included in our fiscal 2019 quarterly earnings releases. When calculating year-over-year revenue growth in the first quarter of fiscal 2019, the Compensation Committee also normalized the financial results of the first quarter of fiscal 2018, which was a 14-week quarter, to a 13-week quarter.

Until fiscal 2019, we measured revenue on a sell-through basis (also called POS). Commencing in fiscal 2019, pursuant to the adoption of ASC 606, we report revenue on a sell-in basis (also called POA). Because fiscal 2019 was a transition year, we continued to use sell-through revenue to measure year-over-year revenue growth for the 2019 executive performance incentive plan, as well as the fiscal 2019 incentive plan for other eligible employees. For fiscal 2020, the Compensation Committee determined that the executive performance incentive bonus plan and the employee performance incentive plan would be aligned with our sell-in revenue reported under ASC 606. The Company manages its inventory closely and thus the Compensation Committee believes using sell-in versus sell-through does not have a major impact on the bonuses paid and aligns the incentive plan results with the Company’s reported results.

The Compensation Committee reviews and approves our performance targets, and historically these targets have not been re-set during the performance period, regardless of Company performance or economic conditions. We believe that this approach fosters accountability for our business results and is in keeping with our core belief that variable compensation expense, which increases when our performance is good and contracts when it is poor, gives us maximum flexibility to operate our business. While the OPBT margin and year-over-year revenue growth targets are typically set annually, we measure performance against those targets on a quarterly basis, applying the corresponding Bonus Payout Factor to base salary for that quarter, and pay the bonus amounts on a semi-annual basis following the end of the second and fourth quarters.

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In setting performance targets for our executive performance incentive plan, multiple factors are considered including our actual past business results, estimates of multi-year performance from our long-term strategic planning, and the performance of market competitors. During fiscal 2018, our Compensation Committee, in conjunction with its independent consultant, Pearl Meyer, reviewed the Company’s historical OPBT margin and revenue growth as well as those for our peers to inform our incentive goal-setting process. The analyses also reviewed historical payout results and included scenario modeling to understand what historical payouts would have been under different goal structures. The Compensation Committee determined quarterly performance targets were sufficiently rigorous and consistent with the Company’s long-term financial model. Based on our evaluation of these factors, the Compensation Committee implemented the following targets for the second half of fiscal 2018 as well as for fiscal 2019:

50% of Bonus Based on OPBT Margin	Bonus Payout Factor	50% of Bonus Based on Revenue Growth	Bonus Payout Factor
≤ 36%	0%	≤ 0%	0%
39%	100%	5%	100%
42%	200%	10%	200%
≥45%	300%	≥15%	300%

We also have a floor on the OPBT margin target so that profitability below 36% will result in no bonus payments for that performance period, regardless of revenue growth levels.

Fiscal 2019 was a year in which we met or exceeded our quarterly profitability targets, exceeded our year-over-year revenue growth target in the first quarter, but did not meet our year-over-year revenue growth targets for the remainder of the year amidst significant macroeconomic uncertainty. For a summary of our fiscal 2019 financial results, see page 49 of this proxy statement. For fiscal 2019, the calculated OPBT Margin, Year-Over-Year Revenue Growth and Bonus Payout Factor under our executive performance incentive program for each quarter were as follows:

	OPBT Margin (50% weight)		Revenue Growth (50% weight)		Quarterly Bonus Payout Factor (average)
	OPBT Margin (by quarter)	Bonus Payout Factor (by quarter)	YOY Revenue Growth (by quarter)	Bonus Payout Factor (by quarter)
Q1	41.2%	173%	7.5%	150%	162%
Q2	41.5%	184%	0%	0%	92%
Q3	40.8%	160%	(6)%	0%	80%
Q4	38.8%	94%	(9)%	0%	47%

Aggregate payments under our executive performance incentive plan were made at 95% of target, compared to 183% in fiscal 2018 and 248% in fiscal 2017.

Equity Compensation

Our equity compensation program is a broad-based, long-term employee rewards program that is intended to attract, retain and motivate our employees, officers and directors and to align their interests with those of our shareholders. We believe that our equity program is critical to our efforts to hire and retain the best talent in the extremely competitive analog semiconductor industry. All equity awards granted to our executive officers are made under the Company’s 2006 Equity Incentive Plan.

For fiscal 2019, the value of our annual equity awards to our NEOs was comprised of four equity vehicles, each approximately 25% of the target value delivered to each NEO: two forms of performance-based RSUs, or PRSUs, (relative total shareholder return, or TSR, PRSUs and financial metric PRSUs), options and time-based RSUs.

46    Analog Devices, Inc.

PRSUs. For fiscal 2019, approximately 50% of our annual equity awards to our NEOs was in the form of PRSUs. Our fiscal 2019 equity compensation program includes two types of PRSUs for our executives, relative TSR PRSUs and financial metric PRSUs, to ensure that a direct link exists between the value of our long-term incentives and the value that is created for our shareholders.

Relative TSR PRSUs. The number of shares of ADI common stock received by an executive officer following vesting of the relative TSR PRSUs will range from 0% to a maximum of 200% of the target amount based on ADI’s TSR performance measured against the median TSR of an established comparator group over a three-year period, capped at a maximum of 100% of the initial number of PRSUs granted if the Company’s TSR is negative. For fiscal 2019, the performance parameters established by the Compensation Committee were equal to 100% plus or minus one and one-half times the difference between the Company’s TSR and the comparator group median TSR. Attainment among performance parameters is subject to interpolation on a linear basis.

The relative TSR PRSUs granted on March 9, 2016 had a three-year performance period that ended on March 9, 2019. The comparative peer group consisted of companies represented in the Philadelphia Semiconductor Index (SOX Index) as of the grant date that are included in the SOX Index for the entire performance period. On a three-year cumulative basis, our TSR performance was 74.53%, compared to the median comparative peer group TSR of 79.04%. The median comparative peer group TSR performance exceeded the Company’s TSR performance, which resulted in a payout percentage of 90.98% of target.

The comparator group designated by the Compensation Committee for the relative TSR PRSUs granted in fiscal 2019 once again consisted of the companies represented in the SOX Index as of the grant date that are included in the SOX Index for the entire performance period. The Compensation Committee chose this comparator group because it consists of publicly traded companies, which compete in the semiconductor industry, are representative of likely alternative investment opportunities for our investors, compete with us for talent, and are similar to ADI in their product and services offerings and business models. Consistent with our Compensation Committee’s desire to tie pay to performance, the value of each of these awards is directly linked to the long-term performance of our stock price.

Financial Metric PRSUs. New to our executive equity compensation program for fiscal 2019, the Compensation Committee included financial metric PRSUs, based on non-GAAP operating profit in dollars, for our executives to incentivize long-term profitable growth measured over one-year, two-year cumulative and three-year cumulative time periods. The Compensation Committee selected this metric because it is a key measure that executives use both internally to drive business decisions and externally when speaking to investors about Company results and progress against execution of the Company’s strategy. The number of shares of ADI common stock received by an executive officer following vesting of the financial metric PRSUs will range from 0% to a maximum of 200% of the target amount based on the Company’s one-year, two-year cumulative and three-year cumulative non-GAAP OPBT targets set by the Compensation Committee, measured as a dollar value. The Compensation Committee will determine the level of achievement of each tranche of financial metric PRSUs after the completion of each of the one-year, two-year cumulative and three-year cumulative performance periods. After such determination, the number of shares of ADI common stock earned by an executive remains subject to a time-based service requirement and will vest on the third anniversary of the grant date, subject to the executive’s employment through such date. In December 2019, the Compensation Committee determined that the one-year non-GAAP operating profit threshold set at the beginning of fiscal 2019 relating to the financial metric PRSUs granted in March 2019 had not been met, which resulted in zero shares being earned by the Company’s executives under this incentive compensation vehicle for that period.

Stock Options. We use stock options as a way to reward long-term value creation.

Time-Based RSUs. In a volatile stock market, time-based RSUs continue to provide value when stock options may not, which the Compensation Committee believes will be useful in retaining talented executives and employees in uncertain economic times. In this way, we use time-based RSUs as a retention tool and to enable our executives to accumulate stock ownership in the Company.

We set a goal each year to keep the shareholder dilution related to our equity compensation program to a certain percentage, calculated as the total number of shares of common stock underlying new equity

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grants made during the year, divided by the total number of outstanding shares of our common stock at the beginning of the year. Our gross and net dilution rate have been consistently lower than that of our peers over the past several years. For fiscal 2019, our gross dilution percentage was 0.5%, compared to an average of 1.4% for our peer group, and our net dilution percentage was 0.3%, compared to an average of 1.2% for our peers. For the last five years, our gross dilution percentage was 0.8% on average, compared to 1.4% on average for our peer group, and our net dilution percentage was 0.6% on average, compared to 0.9% on average for our peer group. For the fiscal year ending October 31, 2020, our Board of Directors set the maximum aggregate number of shares of common stock with respect to which awards may be granted under the Company’s shareholder approved equity plans, in the aggregate, at 3.7 million shares, which equals approximately 1.0% of our outstanding common stock at the end of fiscal 2019.

Executive Stock Ownership Guidelines

Under our guidelines, the target stock ownership levels are two times annual base salary for the Chief Executive Officer and one times annual base salary for other executive officers. The Chief Executive Officer has four years from the date of his appointment as CEO to achieve his targeted level. Executive officers other than the CEO have five years from the date he or she becomes an executive officer to achieve their targeted level. Shares subject to unexercised options, whether or not vested, and unvested PRSUs whose performance has not yet been certified by the Compensation Committee will not be counted for purposes of satisfying these guidelines. RSUs (whether or not vested) and unvested PRSUs whose performance has been certified by the Compensation Committee are counted for purposes of satisfying the guidelines. All of our executive officers were in compliance with our stock ownership guidelines as of the end of fiscal 2019.

Retirement and Other Employee Benefits

We maintain broad-based benefits for all employees, including health and dental insurance, life and disability insurance and retirement plans. Executives are eligible to participate in all of our employee benefit plans on the same basis as our other employees. The retirement and other employee benefit component of our executive compensation program is designed to attract excellent candidates by providing financial protection and security, and reward our executives for the total commitment we expect from them in service to ADI.

We maintain a Deferred Compensation Plan, or DCP, under which our executive officers and directors, along with a group of highly compensated management and engineering employees, are eligible to defer receipt of some or all of their cash compensation. This plan offers many of the same investment options as our 401(k) plan. Under our DCP, we provide all participants (other than non-employee directors) with Company contributions equal to 8% of eligible deferred contributions.

In the United States during fiscal 2019, we contributed to our 401(k) plan on behalf of all eligible employees, including our NEOs, amounts equal to 5% of the employee’s eligible compensation, plus matching contributions up to an additional 3%, subject to Internal Revenue Service, or IRS, limits. For those employees who also participated in the DCP described above, any compensation that was deferred under that plan was not considered eligible compensation for purposes of our Company contributions under the 401(k) plan. We also provided employees who are eligible to participate in the 401(k) plan but whose compensation is greater than the amount that may be taken into account in any plan year as a result of IRS limits ($280,000 for fiscal 2019), with a taxable payment equal to 8% of the employee’s 401(k)-eligible compensation in excess of the IRS limit.

Limited Perquisites

We do not award extensive perquisites to our executive officers. In fiscal 2019, we provided a voluntary health services benefit to executives and reimbursement for financial and tax planning services of up to $15,000 for the Chief Executive Officer and up to $10,000 for the other executive officers. These items are detailed in the Summary Compensation Table below.

We also maintain an expatriate program that provides certain benefits to our employees who accept expatriate assignments. Our executive officers are entitled to the same benefits under the Company’s expatriate program as other Company employees. Under the Company’s expatriate program, such benefits include providing gross-ups on taxable foreign assignment assistance and making tax equalization

48    Analog Devices, Inc.

payments on behalf of (or to) expatriate employees who, as a result of their expatriate assignment, incur tax liabilities in excess of what they would have incurred had they not accepted the expatriate assignment.

On occasion, and with the approval of our CEO, an officer or director may have his or her family members accompany him or her on the Company’s leased airplane when traveling on business. The executive or director may incur taxable income for any such travel in accordance with applicable tax rules. We do not gross-up or in any way compensate the officer or director for any income tax owed for any such travel. No such travel occurred in fiscal 2019.

Compensation Recovery

Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, we can recoup those improper payments from our Chief Executive Officer and Chief Financial Officer. We will implement a broader clawback policy that is compliant with the regulations mandated under the Dodd-Frank Act when the regulations are adopted by the SEC and corresponding listing standards become effective.

Fiscal 2019 Financial Results and Shareholder Value Creation

2020 Proxy Statement    49

[1]

Total Shareholder Return calculation is share price appreciation plus cumulative cash dividend payments, and the effect of reinvesting those dividends into the security, for the three-and five-year periods ended November 2, 2019.

Chief Executive Officer Compensation

Mr. Roche has served as our Chief Executive Officer since May 2013. Under his leadership, the Company has successfully executed its financial, strategic and operational objectives intended to drive long-term profitable growth and increase shareholder value. In 2019, ADI delivered solid financial results against a backdrop of challenging macroeconomic conditions and ongoing trade uncertainty. Importantly, we made progress positioning ADI for continued long-term success through deepening our customer engagements, continuing to invest in our business to drive innovation, extracting value from recent acquisitions and capitalizing on secular trends to drive addressable markets and drive diversified growth. We also demonstrated our commitment to deliver strong shareholder returns during fiscal 2019, returning approximately $1.4 billion to our shareholders in the form of dividends and share buybacks.

In determining Mr. Roche’s compensation as Chief Executive Officer for fiscal 2019, the Compensation Committee considered all elements of Mr. Roche’s compensation and compared his total target compensation to the median of Chief Executive Officer compensation within our peer companies. They also considered Mr. Roche’s experience, tenure, and performance executing the Company’s strategy and driving long-term shareholder value. The design of Mr. Roche’s fiscal 2019 compensation provided incentives that linked realized compensation with Company performance and was comprised of the following:

•	Annual base salary of $1,050,000, an increase of 5% compared to Mr. Roche’s fiscal 2018 annual base salary of $1,000,000;

•	Annual target bonus of 150% of base salary, calculated in accordance with the terms of the Company’s executive performance incentive plan, which remain unchanged from fiscal 2018; and

•

A relative TSR PRSU grant with a grant date fair value of $2,603,177 (22,763 shares), a financial metric PRSU grant with a grant date fair value of $2,094,298 (22,763 shares), a time-based RSU grant with a grant date fair value of $2,342,085 (22,763 shares), and an option grant with a grant date value of $2,362,177 (100,803 shares). The number of shares, if any, earned under the relative TSR PRSU grant will vest three years and fourteen days after its grant date, subject to the level of attainment of the performance parameters. The number of shares, if any, earned under the financial metric PRSU grant will vest on the third anniversary of the grant date, subject to the level of attainment of the performance parameters. Mr. Roche’s time-based RSU grant will vest 25% per year on each of the first four anniversaries of the date of grant. Mr. Roche’s option grant will vest 25% per year on each of the first four anniversaries of the date of grant. These vesting terms are identical to those generally contained in equity grants made to our employees in fiscal 2019.

50    Analog Devices, Inc.

Compensation for Other Named Executive Officers

Base Salary and Individual Target Bonus Percentages

During fiscal 2019, the Compensation Committee authorized base salaries and target bonus percentages for our NEOs (other than our Chief Executive Officer), as specified in the table below:

Name of Executive	2019 Base Salary	2018 Base Salary	% Increase	2019 Individual Target Bonus as % of Base Salary	2018 Individual Target Bonus as % of Base Salary	% Increase

Prashanth Mahendra-Rajah Senior Vice President, Finance and Chief Financial Officer	$575,000	$550,000	4.5%	100%	100%	0%

Martin Cotter Senior Vice President, Worldwide Sales & Digital Marketing	$460,000	$450,000	2.2%	100%	90%	11.1%

John Hassett Senior Vice President, Industrial and Consumer	$475,000	$465,000	2.1%	100%	100%	0%

Steve Pietkiewicz Senior Vice President, Power Products	$450,000	$400,000	12.5%	90%	90%	0%

In March 2018, effective May 2018, the Compensation Committee increased the base salaries of Messrs. Mahendra-Rajah, Cotter, Hassett and Pietkiewicz and the individual target bonus for Mr. Cotter after consideration of factors including their performance, tenure, job responsibilities and market data, including benchmark information from our peer group.

Equity Awards

In fiscal 2019, the Compensation Committee authorized grants of equity awards to our NEOs (other than our Chief Executive Officer), as follows:

Name of Executive	Stock Options	Time-based RSUs	Relative TSR PRSUs	Financial Metric PRSUs
Prashanth Mahendra-Rajah	26,513	5,987	5,987	5,987
Martin Cotter	17,676	3,992	3,992	3,992
John Hassett	17,676	3,992	3,992	3,992
Steve Pietkiewicz	17,676	7,841	3,992	3,992

In granting awards to Messrs. Mahendra-Rajah, Cotter, Hassett and Pietkiewicz, the Compensation Committee considered the executive’s individual responsibilities and other factors including their performance, tenure and market data, including benchmark information from our peer group. The time-based RSUs granted by the Compensation Committee to Mr. Pietkiewicz include 3,849 RSUs granted in June 2019 as part of the alignment of the compensation of our executives and legacy ADI and Linear Technology employees and is the final award granted to Mr. Pietkiewicz in connection with such alignment.

2020 Proxy Statement    51

Severance, Retention and Change in Control Benefits

Change in Control Benefits

We have entered into change in control retention agreements with each of our executive officers and other key employees. Among other things, these retention agreements provide for severance benefits if the employee’s service with us is terminated within 24 months after a change in control (as defined in each agreement) that was approved by our Board of Directors.

We designed the change in control retention agreements to help ensure that our executive team is able to evaluate objectively whether a potential change in control transaction is in the best interests of ADI and our shareholders, despite possible risks to their future employment. We believe that retaining the services of our key executives during a change in control scenario is critical. These agreements help ensure the continued services of our executive officers throughout the change in control transaction by giving them incentives to remain with us rather than seeking alternative employment or being recruited to a competitor during a highly uncertain time. The Compensation Committee reviewed prevalent market practices in determining the severance amounts and the events that trigger payments under the agreements. The Compensation Committee determined that the amounts and triggering events were appropriate and designed to encourage decision-making that is in the best interests of ADI. In fiscal 2019, the Compensation Committee asked Pearl Meyer, its independent compensation consultant, to review our severance, retention and change in control arrangements and Pearl Meyer determined that those arrangements were competitive with existing market practice in the semiconductor industry and that it was appropriate to maintain the program for fiscal 2019. Change in control retention agreements entered into between the Company and eligible employees since 2009 do not contain excess parachute payment tax gross-up provisions.

Under our 2006 Stock Incentive Plan, in the event of a change in control, all of our employees, including our NEOs, if they remain employed by ADI, would have one-half of the shares of common stock subject to their then outstanding unvested options accelerate and become immediately exercisable and one-half of their unvested RSUs would vest. The remaining one-half of their unvested options and RSUs would continue to vest in accordance with the original vesting schedules, and any remaining unvested options and RSUs would vest if, on or prior to the first anniversary of the change in control, his or her employment is terminated without “cause” or for “good reason” (as defined in the plan). We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “—Potential Payments Upon Termination or Change in Control” below.

Severance Benefits

When the employment of an executive officer terminates in a situation that does not involve a change in control, the officer is entitled to receive the same benefits as any other terminated employee in that geographical location.

Equity Award Grant Date Policy

Our Compensation Committee has adopted specific policies regarding the grant dates of stock options, RSUs and other stock-based awards for our executive officers and employees. In each case, the exercise price of stock options equals the closing price of our common stock on the grant date.

•

New Hire Grants: The grant date of all awards to newly hired executive officers and employees is the 15th day of the month after the date on which the individual commences employment with us (or the next succeeding business day that Nasdaq is open).

•	Annual Grants: The grant date of all annual awards is the earlier to occur of (i) the scheduled date of the annual meeting of shareholders, or (ii) the first business day of April that Nasdaq is open.

•

Other Grants: All other awards granted to existing executive officers and employees throughout the year (off-cycle awards) have a grant date of the 15th day of the month (or the next succeeding business day that Nasdaq is open) provided the award is approved on or prior to such grant date.

•

Foreign Registrations: Any awards requiring registration or approval in a foreign jurisdiction will have a grant date of the 15th day of the month (or the next succeeding business day that Nasdaq is open) following the effective date of that registration or approval.

52    Analog Devices, Inc.

•

Blackout Periods: Our Compensation Committee does not approve off-cycle awards to our executive officers during the quarterly and annual blackout periods under our insider trading policy. The quarterly and annual blackout periods begin three weeks before the end of each fiscal quarter and end at the beginning of the second full trading day after we announce our quarterly earnings.

We describe the equity award grant date policy for our non-employee directors above under “Corporate Governance—Director Compensation.”

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to certain of the Company’s executives. Pursuant to the Tax Cuts and Jobs Act of 2017, or Tax Act, for fiscal years beginning after December 31, 2017, the group of executives whose compensation is subject to the deduction limitation is broader than under prior law. Prior to the effectiveness of the Tax Act, the deduction limit did not apply to “performance-based compensation” satisfying the requirements of Section 162(m). For fiscal 2019 and future tax years, subject to the transition rules, all compensation in excess of $1 million paid to the specified executives will not be deductible.

Mr. Roche has a change in control retention agreement that contains provisions regarding Section 280G of the Internal Revenue Code. Since 2009, any new executive compensation arrangements for new executives do not contain tax gross up provisions for excess parachute payments.

We expense in our financial statements the compensation that we pay to our executive officers, as required by U.S. generally accepted accounting principles. As one of many factors, the Compensation Committee considers the financial statement impact in determining the amount of, and allocation among the elements of, compensation. We account for stock-based compensation under our 2006 Stock Incentive Plan and the 2005 Plan and the 2010 Plan (the latter two of which we assumed in the Linear Technology acquisition), as well as all predecessor plans, in accordance with U.S. generally accepted accounting principles.

Risk Considerations in Our Compensation Program

In fiscal 2019, our Compensation Committee reviewed our incentive compensation programs, discussed the concept of risk as it relates to our compensation program, considered various mitigating factors and reviewed these items with its independent consultant, Pearl Meyer. In addition, our Compensation Committee asked Pearl Meyer to conduct an independent risk assessment of our executive compensation program. Based on these reviews and discussions, the Compensation Committee does not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on our company. Our Compensation Committee believes that any such risks are mitigated by the following factors, among others:

•

We structure our pay to consist of both fixed and variable compensation with short- and long-term horizons. We feel that the variable elements of compensation, which represented 91% and 82% of the total target compensation for our CEO and other NEOs, respectively, for fiscal 2019, are a sufficient percentage of overall compensation to motivate executives to produce superior short- and long-term corporate results and to achieve Company goals, while the fixed element is also sufficiently high that the executives are not encouraged to take unnecessary or excessive risks in doing so.

•

We believe that our focus on both OPBT margin and year-over-year revenue growth through our executive performance incentive plan, and operating profit and stock price performance through our equity compensation program, provides a check on excessive short-term risk taking. That is, even if our executives could inappropriately increase OPBT margin or revenue by excessively reducing expenses or adding new revenue sources that are inconsistent with our business model, this could ultimately harm our stock price and the value of their equity awards. Conversely, if our executives were to add revenue sources at low margins in order to generate a higher growth multiple and increased stock prices, it could decrease OPBT margin and the value of their cash bonus payments. Our OPBT margin and year-over-year revenue targets are applicable to our executives and employees alike, which we believe encourages consistent behavior across the organization,

2020 Proxy Statement    53

and reflect goals that are challenging, but not so high that they require performance outside of what the Compensation Committee believes is reasonable for us or could motivate our executives and employees to take actions in which we assume unreasonable levels of risk.

•

We cap our bonus payout factors. Even if we dramatically exceed our OPBT margin or year-over-year revenue growth targets, bonus payments are limited. In fiscal 2019, the bonus payment factor cap was 300% of target. Conversely, we also have a floor on the OPBT margin target so that profitability below 36% will result in no bonus payments for that performance period, regardless of revenue growth levels. We believe this avoids incentivizing management to drive revenue levels without regard to profitability.

•	Our stock ownership guidelines provide an incentive for management to consider ADI’s long-term interests because a portion of their personal investment portfolio consists of ADI stock.

SUMMARY COMPENSATION TABLE

The following table contains certain information about the compensation that our named executive officers earned in fiscal 2019, fiscal 2018 and fiscal 2017.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2a)	Option Awards ($)(2b)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Vincent Roche	2019	1,030,769	—	7,039,560	2,362,177	1,430,337	85,591	11,948,434
President and Chief	2018	984,615	—	4,949,953	2,305,013	2,682,173	85,937	11,007,691
Executive Officer	2017	878,000	—	4,316,355	1,978,473	3,268,693	70,240	10,511,761

Prashanth Mahendra-Rajah	2019	565,385	—	1,851,447	621,295	523,413	153,136	3,714,676
Senior Vice President,	2018	571,154	—	1,555,801	724,429	1,040,769	92,608	3,984,761
Finance and Chief Financial Officer	2017	35,962	500,000	3,746,541	—	82,712	65,895	4,431,110

Martin Cotter	2019	456,154	—	1,178,980	408,592	395,809	103,098	2,542,633
Senior Vice President, Worldwide Sales & Digital Marketing	2018	445,673	—	1,208,486	428,088	687,348	108,627	2,878,222

John Hassett	2019	471,154	—	1,234,544	414,212	437,875	45,899	2,603,684
Senior Vice President, Industrial and Consumer	2018	469,423	—	1,208,486	428,088	762,186	49,668	2,917,851
	2017	423,077	—	2,132,825	338,200	839,803	39,948	3,773,853

Steve Pietkiewicz	2019	438,462	—	1,618,867	414,212	365,763	331,740	3,169,044
Senior Vice President, Power Products	2018	408,786	—	1,451,045	493,930	771,403	242,397	3,367,561
	2017	215,926	—	3,288,608	476,470	553,183	41,010	4,575,197

(1)	The amount reported for Mr. Mahendra-Rajah for fiscal 2017 represents a hiring bonus paid pursuant to his offer letter dated August 4, 2017.

(2) a.

Amounts represent the aggregate grant date fair value of time-based RSUs and PRSUs granted in fiscal 2019, 2018 and 2017 to the NEOs and the Linear Integration PRSUs granted in fiscal 2017 to the NEOs (excluding our CEO).

b.	Amounts represent the aggregate grant date fair value of stock options granted in fiscal 2019, 2018 and 2017.

These amounts do not represent the actual amounts paid to or realized by the NEO for these awards during the respective fiscal years. We recognize the value as of the grant date for stock options and time-based RSUs and PRSUs over the number of days of service required for the grant to become vested.

54    Analog Devices, Inc.

The following table includes the assumptions, rounded to the nearest hundredth, that we used to calculate the grant date fair value reported for fiscal years 2019, 2018 and 2017 on a grant-by-grant basis and the grant date fair value of relative TSR PRSUs, financial metric PRSUs and the Linear Integration PRSUs granted in fiscal 2017, assuming the achievement of the maximum level of performance conditions.

					Assumptions
Name	Grant Date	Options/ Restricted Stock Units Granted (#)		Exercise Price ($)	Volatility (%)	Expected Life (Years)	Risk-Free Interest Rate (%)	Dividend Yield (%)	Grant Date Fair Value ($) Per Share	Grant Date Fair Value at Maximum Achievement Level for Performance Based RSUs ($)

Vincent Roche	3/8/2017	25,026	*	—	—	—	1.65	2.16	78.22
	3/8/2017	25,026	**	—	25.97	—	1.64	3.00	94.25	4,717,401
	3/8/2017	114,356		83.48	26.42	5.0	2.08	2.16	17.30
	3/29/2018	26,366	*	—	—	—	2.54	2.11	86.51
	3/29/2018	26,366	**	—	25.63	—	2.37	2.08	101.23	5,338,060
	3/29/2018	110,661		91.13	27.77	5.0	2.64	2.11	20.83
	3/13/2019	22,763	*	—	—	—	2.42	2.00	102.89
	3/13/2019	22,763	**	—	24.07	—	2.38	2.00	114.36	5,206,353
	3/13/2019	22,763	****	—	—	—	2.42	2.00	92.00	4,636,823
	3/13/2019	100,803		108.08	26.32	5.0	2.42	2.00	23.43

Prashanth Mahendra- Rajah	10/16/2017	23,756	*	—	—	—	1.66	2.05	85.31
	10/16/2017	20,013	***	—	—	—	1.76	1.97	85.94	2,063,901
	3/29/2018	8,287	*	—	—	—	2.54	2.11	86.51
	3/29/2018	8,287	**	—	25.63	—	2.37	2.08	101.23	1,677,786
	3/29/2018	34,779		91.13	27.77	5.0	2.64	2.11	20.83
	3/13/2019	5,987	*	—	—	—	2.42	2.00	102.89
	3/13/2019	5,987	**	—	24.07	—	2.38	2.00	114.36	1,369,347
	3/13/2019	5,987	****	—	—	—	2.42	2.00	92.00	1,219,552
	3/13/2019	26,513		108.08	26.32	5.0	2.42	2.00	23.43

Martin Cotter	3/29/2018	4,897	*	—	—	—	2.54	2.11	86.51
	3/29/2018	4,897	**	—	25.63	—	2.37	2.08	101.23	991,447
	3/29/2018	20,552		91.13	27.77	5.0	2.64	2.11	20.83
	9/17/2018	3,334	*	—	—	—	2.87	2.10	86.72
	3/13/2019	2,295	*	—	—	—	2.42	2.00	102.89
	3/13/2019	2,295	**	—	24.07	—	2.38	2.00	114.36	524,912
	3/13/2019	2,295	****	—	—	—	2.42	2.00	92.00	467,492
	3/13/2019	10,164		108.08	26.32	5.0	2.42	2.00	23.43
	6/17/2019	1,697	*	—	—	—	1.83	2.06	100.39
	6/17/2019	1,697	**	—	24.07	—	2.38	2.00	116.20	394,383
	6/17/2019	1,697	****	—	—	—	1.83	2.06	59.94	337,160
	6/17/2019	7,512		108.08	28.90	5.0	1.83	2.10	22.69

John Hassett	3/8/2017	4,278	*	—	—	—	1.65	2.16	78.22
	3/8/2017	4,278	**	—	25.97	—	1.64	3.00	94.25	806,403
	3/8/2017	19,548		83.48	26.42	5.0	2.08	2.16	17.30
	7/17/2017	16,232	***	—	—	—	176.00	1.97	85.94	1,673,974
	3/29/2018	4,897	*	—	—	—	2.54	2.11	86.51
	3/29/2018	4,897	**	—	25.63	—	2.37	2.08	101.23	991,447
	3/29/2018	20,552		91.13	27.77	5.0	2.64	2.11	20.83
	9/17/2018	3,334	*	—	—	—	2.87	2.10	86.72
	3/13/2019	3,992	*	—	—	—	2.42	2.00	102.89
	3/13/2019	3,992	**	—	24.07	—	2.38	2.00	114.36	913,050
	3/13/2019	3,992	****	—	—		2.42	2.00	92.00	813,170
	3/13/2019	17,676		108.08	26.32	5.0	2.42	2.00	23.43

2020 Proxy Statement    55

					Assumptions
Name	Grant Date	Options/ Restricted Stock Units Granted (#)		Exercise Price ($)	Volatility (%)	Expected Life (Years)	Risk-Free Interest Rate (%)	Dividend Yield (%)	Grant Date Fair Value ($) Per Share	Grant Date Fair Value at Maximum Achievement Level for Performance Based RSUs ($)

Steve Pietkiewicz	6/15/2017	6,715	*	—	—	—	1.49	2.26	74.48
	6/15/2017	30,391		79.75	26.10	5.0	1.76	2.26	15.68
	7/17/2017	15,218	***	—	—	—	1.76	1.97	85.94	1,569,402
	10/16/2017	17,356	*	—	—	—	1.66	2.05	85.31
	3/29/2018	5,650	*	—	—	—	2.54	2.11	86.51
	3/29/2018	5,650	**	—	25.63	—	2.37	2.08	101.23	1,143,899
	3/29/2018	23,713		91.13	27.77	5.0	2.64	2.11	20.83
	6/15/2018	4,028	*	—	—	—	2.75	1.89	96.90
	3/13/2019	3,992	*	—	—	—	2.42	2.00	102.89
	3/13/2019	3,992	**	—	24.07	—	2.38	2.00	114.36	913,050
	3/13/2019	3,992	****	—	—	—	2.42	2.00	92.00	813,170
	3/13/2019	17,676		108.08	26.32	5.0	2.42	2.00	23.43
	6/17/2019	3,849	*	—	—	—	1.83	2.06	99.85

Entries above with single asterisks (*) are time-based RSUs, entries with double asterisks (**) are relative TSR PRSUs, entries with triple asterisks (***) are Linear Integration PRSUs, entries with quadruple asterisks (****) are financial metric PRSUs and entries without asterisks are stock options. The grant date fair value of time-based RSUs represents the value of our common stock on the date of grant, reduced by the present value of dividends expected to be paid on our common stock prior to vesting. The grant date fair value of the relative TSR PRSUs was calculated using the Monte Carlo simulation model which utilizes multiple input variables that determine the probability of satisfying the performance conditions stipulated in the award grant to calculate the fair market value. The Monte Carlo simulation model also uses stock price volatility and other variables to estimate the probability of satisfying the performance conditions, including the possibility that the market condition may not be satisfied, and the resulting fair value of the award. The grant date fair value of Linear Integration PRSUs represents the value of our common stock as of October 28, 2017, reduced by the present value of dividends expected to be paid on our common stock prior to vesting based upon the then-probable outcome of the performance conditions. The grant date fair value of the financial metric PRSUs represents the value at the grant date based upon the probable outcome of the performance conditions at the date of grant. The grant date fair value of stock options is computed using a Black-Scholes valuation methodology. For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 3 to the Consolidated Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations —Critical Accounting Policies and Estimates —Stock-Based Compensation,” included in our Annual Report on Form 10-K for the year ended November 2, 2019.

(3)

Reflects the amounts earned under our executive performance incentive plan in fiscal 2019, 2018 and 2017. For Mr. Pietkiewicz, amounts earned in fiscal 2017 and the first half of fiscal 2018 were under the legacy Linear Technology profit sharing program and Linear Technology Corporation Executive Bonus Plan.

56    Analog Devices, Inc.

(4)	The amounts shown in the “All Other Compensation” column are comprised of the following:

Name	Fiscal Year	Company 401(k) and DCP Payments (a)	Employee Service Award (b)	Executive Health Services	Healthcare Savings Account	Relocation Expenses (c)	Expatriate Assignment Payment (d)	Cash Awards	Tax Planning	Vacation/ Sabbatical Payout (e)	Dividend Payments on RSAs (f)

Vincent Roche	2019	$82,462	$—	$—	$—	$—	$—	$—	$3,129	$—	$—
	2018	$78,769	$988	$—	$—	$—	$—	$—	$6,180	$—	$—
	2017	$70,240	$—	$—	$—	$—	$—	$—	$—	$—	$—

Prashanth Mahendra-Rajah	2019	$45,231	$—	$—	$1,200	$106,705	$—	$—	$—	$—	$—
	2018	$45,692	$—	$2,850	$2,400	$36,629	$—	$—	$5,037	$—	$—
	2017	$2,433	$—	$—	$—	$63,462	$—	$—	$—	$—	$—

Martin Cotter	2019	$36,492	$—	$—	$—	$—	$66,606	$—	$—	$—	$—
	2018	$35,654	$—	$2,950	$—	$—	$70,023	$—	$—	$—	$—

John Hassett	2019	$37,692	$—	$4,507	$1,200	$—	$—	$—	$2,500	$—	$—
	2018	$37,554	$6,610	$4,304	$1,200	$—	$—	$—	$—	$—	$—
	2017	$33,846	$740	$4,162	$1,200	$—	$—	$—	$—	$—	$—

Steve Pietkiewicz	2019	$29,539	$—	$—	$1,200	$—	$—	$194,950	$—	$66,695	$39,356
	2018	$9,351	$—	$—	$—	$—	$—	$194,950	$—	$—	$38,096
	2017	$9,508	$—	$—	$—	$—	$—	$—	$—	$—	$31,502

(a)

Amounts paid to Messrs. Roche, Mahendra-Rajah, Cotter, Hassett and Pietkiewicz consist of the Company contribution into 401(k) and DCP accounts up to the permissible IRS limit and the taxable Company contribution in excess of IRS limits described under “Retirement and Other Employee Benefits” above.

(b)	Paid in connection with our Employee Service Award Program.

(c)	Amounts paid to Mr. Mahendra-Rajah in connection with his relocation from Belgium to the United States.

(d)	Amounts relate to reimbursement of costs and tax equalization payments associated with an expatriate assignment.

(e)	Represents payout of accrued unused paid time off and sabbatical pay as part of the integration of the U.S. Benefits programs for eligible legacy Linear U.S. employees effective January 1, 2019.

(f)	Represents dividends paid on unvested restricted stock awards assumed as part of the Company’s acquisition of Linear Technology.

2020 Proxy Statement    57

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2019

The following table presents information on plan-based awards granted in fiscal 2019 to our NEOs:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options (4)	Exercise Price of Option Awards ($ Per Share) (5)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Vincent Roche	N/A	—	1,546,154	4,638,462	—	—	—	—	—	—	—
	3/13/2019	—	—	—	—	22,763	45,526	—	—	—	2,603,177	(6)
	3/13/2019	—	—	—	—	22,763	45,526	—	—	—	2,094,298	(6)
	3/13/2019	—	—	—	—	—	—	22,763	—	—	2,342,085	(7)
	3/13/2019	—	—	—	—	—	—	—	100,803	108.08	2,362,177	(8)
Prashanth Mahendra- Rajah	N/A	—	565,385	1,696,155	—	—	—	—	—	—	—
	3/13/2019	—	—	—	—	5,987	11,974	—	—	—	684,673	(6)
	3/13/2019	—	—	—	—	5,987	11,974	—	—	—	550,831	(6)
	3/13/2019	—	—	—	—	—	—	5,987	—	—	615,943	(7)
	3/13/2019	—	—	—	—	—	—	—	26,513	108.08	621,295	(8)
Martin Cotter	N/A	—	456,154	1,368,462	—	—	—	—	—	—	—
	3/13/2019	—	—	—	—	2,295	4,590	—	—	—	262,456	(6)
	3/13/2019	—	—	—	—	2,995	4,590	—	—	—	211,150	(6)
	3/13/2019	—	—	—	—	—	—	2,995	—	—	236,110	(7)
	3/13/2019	—	—	—	—	—	—	—	10,164	108.08	238,179	(8)
	6/17/2019	—	—	—	—	1,697	3,394	—	—	—	197,191	(6)
	6/17/2019	—	—	—	—	1,697	3,394	—	—	—	101,710	(6)
	6/17/2019	—	—	—	—	—	—	1,697	—	—	170,363	(7)
	6/17/2019	—	—	—	—	—	—	—	7,512	108.08	170,413	(8)
John Hassett	N/A	—	471,154	1,413,462	—	—	—	—	—	—	—
	3/13/2019	—	—	—	—	3,992	7,984	—	—	—	456,525	(6)
	3/13/2019	—	—	—	—	3,992	7,984	—	—	—	367,282	(6)
	3/13/2019	—	—	—	—	—	—	3,992	—	—	410,737	(7)
	3/13/2019	—	—	—	—	—	—	—	17,676	108.08	414,212	(8)
Steve Pietkiewicz	N/A	—	394,615	1,183,845	—	—	—	—	—	—	—
	3/13/2019	—	—	—	—	3,992	7,984	—	—	—	456,525	(6)
	3/13/2019	—	—	—	—	3,992	7,984	—	—	—	367,282	(6)
	3/13/2019	—	—	—	—	—	—	3,992	—	—	410,737	(7)
	3/13/2019	—	—	—	—	—	—	—	17,676	108.08	414,212	(8)
	6/17/2019	—	—	—	—	—	—	3,849	—	—	384,323	(7)

(1)

The amounts shown for Messrs. Roche, Mahendra-Rajah, Cotter, Hassett and Pietkiewicz in the threshold, target and maximum columns reflect the minimum, target and maximum amounts payable under our executive performance incentive plan, respectively. Amounts in the maximum column above reflect 300% of the executive’s target bonus, which is the cap under the plan. The actual amounts earned in fiscal 2019 are reflected in the Summary Compensation Table above and were as follows:

Name	Actual Payout under Non-Equity Incentive Plans for Fiscal 2019
Vincent Roche	$1,430,337
Prashanth Mahendra-Rajah	$523,413
Martin Cotter	$395,809
John Hassett	$437,875
Steve Pietkiewicz	$365,763

See “—Compensation Discussion and Analysis” above for a discussion of how these amounts were determined under our executive performance incentive plan.

(2)

Represents PRSUs granted under our 2006 Stock Incentive Plan. The relative TSR PRSUs have both a market condition and a service condition, while the financial metric PRSUs have a performance condition and a service condition, and vest, so long as the executive continues to be employed with us, after the applicable three-year performance period. The number of shares of the Company’s common

58    Analog Devices, Inc.

stock to be issued upon vesting of the relative TSR PRSUs will range from 0% to 200% of the target amount, based on the comparison of the Company’s TSR to the median TSR of a specified peer group over a three-year period. The number of shares of the Company’s common stock to be issued upon vesting of the financial metric PRSUs on the third anniversary of the grant date will range from 0% to 200% of the target amount, based on the Company’s attainment of one-year, two-year cumulative and three-year cumulative operating profit dollar targets set by the Compensation Committee.

(3)

Represents time-based RSUs granted under our 2006 Stock Incentive Plan. The time-based RSUs vest, so long as the executive continues to be employed with us, in four equal installments on each of the first, second, third and fourth anniversaries of the grant date. Dividends are not payable on unvested RSUs.

(4)

Represents stock options granted under our 2006 Stock Incentive Plan. These options become exercisable, so long as the executive continues to be employed with us, in four equal annual installments on each of the first, second, third and fourth anniversaries of the grant date.

(5)	The exercise price per share is equal to the closing price per share of our common stock on the date of grant.

(6)

This amount does not represent the actual amount paid to or realized by the executives for these awards during the fiscal year. This amount represents the grant date fair value of the PRSUs. The grant date fair value of the relative TSR PRSUs was calculated using the Monte Carlo simulation model which utilizes multiple input variables that determine the probability of satisfying the performance conditions stipulated in the award grant to calculate the fair market value. The Monte Carlo simulation model also uses stock price volatility and other variables to estimate the probability of satisfying the performance conditions, including the possibility that the market condition may not be satisfied, and the resulting fair value of the award. The grant date fair value per share of the relative TSR PRSU awards granted to Messrs. Roche, Mahendra-Rajah, Cotter, Hassett and Pietkiewicz on March 13, 2019 was $114.36. The grant date fair value per share of the relative TSR PRSU awards granted to Mr. Cotter on June 17, 2019 was $116.20. The grant date fair value of financial metric PRSUs represents the value at the grant date based upon the probable outcome of the performance conditions at the date of grant. Mr. Cotter received equity awards on June 17, 2019 to correct an administrative error that occurred in March 2019 where he was not granted the full value of the equity awards that the Compensation Committee had intended to grant. The terms of the June 2019 grants to Mr. Cotter are identical to the terms of the awards granted in March 2019, including the vesting dates, performance conditions and the option exercise price ($108.08), which was higher than the closing price of ADI’s common stock on the June 17, 2019 grant date ($105.10).

(7)	This amount does not represent the actual amount paid to or realized by the executives for these awards during the fiscal year. This amount represents the grant date fair value of the time-based RSUs.

The following table includes the assumptions, rounded to the nearest hundredth, which we used to calculate the grant date fair value amounts:

Grant Date	Assumptions		Grant Date Fair Value Per Share ($)
	Risk-Free Interest Rate (%)	Dividend Yield (%)
3/13/2019	2.42	2.00	102.89
6/17/2019	1.83	2.06	99.85
6/17/2019	1.83	2.06	100.39

The grant date fair value of the time-based RSUs is the value of our common stock on the date of grant, reduced by the present value of dividends expected to be paid on our common stock prior to vesting.

(8)

This amount does not represent the actual amount paid to or realized by the executives for these awards during the fiscal year. The grant date fair value of stock options granted were computed using a Black-Scholes valuation methodology. We estimated the full grant date fair value of these stock options using the following assumptions:

Grant Date	Assumptions				Grant Date Fair Value Per Share ($)
	Risk-Free Interest Rate (%)	Dividend Yield (%)	Expected Volatility (%)	Expected Life (Years)
3/13/2019	2.42	2.00	26.32	5.00	23.43
6/17/2019	1.83	2.10	28.90	5.00	22.69

2020 Proxy Statement    59

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2019

The following table provides information with respect to outstanding stock options and unvested time-based RSUs and PRSUs for each of our named executive officers as of November 2, 2019:

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units/ Awards of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units/ Awards of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)

Vincent Roche	3/12/2014		18,876	—	51.73	3/12/2024	—	—	—	—
	3/11/2015		12,564	22,954	57.29	3/11/2025	—	—	—	—
	3/9/2016		53,436	40,706	54.93	3/9/2026	—	—	—	—
	3/8/2017		45,742	68,614	83.48	3/8/2027	25,026	2,737,094	25,026	2,737,094
	3/29/2018		27,665	82,996	91.13	3/29/2028	19,775	2,162,792	26,366	2,883,649
	3/13/2019		—	100,803	108.08	3/13/2029	22,763	2,489,589	37,938	4,149,279

Prashanth Mahendra-Rajah	10/16/2017		—	—	—	—	7,920	866,210	20,013	2,188,822
	3/29/2018		8,694	26,085	91.13	3/29/2028	6,216	679,844	8,287	906,349
	3/13/2019		—	26,513	108.08	3/13/2029	5,987	654,798	9,978	1,091,294

Martin Cotter	3/15/2013		17,720	—	46.48	3/12/2023	—	—	—	—
	3/12/2014		14,490	—	51.73	3/12/2024	—	—	—	—
	3/11/2015		8,600	2,150	57.29	3/11/2025	—	—	—	—
	3/9/2016		5,212	3,475	54.93	3/9/2026	—	—	—	—
	10/17/2016		16,199	10,800	61.70	10/17/2026	—	—	—	—
	3/8/2017		7,037	10,557	83.48	3/8/2027	3,851	421,184	3,851	421,184
	7/17/2017		—	—	—	—	—	—	15,218	1,664,393
	3/29/2018		5,138	15,414	91.13	3/29/2028	3,673	401,716	4,897	535,585
	9/17/2018		—	—	—	—	2,501	273,534	—	—
	3/13/2019		—	10,164	108	3/13/2029	2,295	251,004	3,825	418,340
	6/17/2019		—	7,512	108	3/13/2029	1,697	185,601	2,828	309,298

John Hassett	3/11/2015		—	4,386	57.29	3/11/2025	—	—	—	—
	3/9/2016		7,221	8,148	54.93	3/9/2026	—	—	—	—
	3/8/2017		7,819	11,729	83.48	3/8/2027	4,278	467,885	4,278	467,885
	7/17/2017		—	—	—	—	—	—	16,232	1,775,294
	3/29/2018		5,138	15,414	91.13	3/29/2028	3,673	401,716	4,897	535,585
	9/17/2018		—	—	—	—	2,501	273,534	—	—
	3/13/2019		—	17,676	108.08	03/13/2029	3,992	436,605	6,653	727,639

Steve Pietkiewicz	3/10/2017	(6)	—	—	—	—	13,328	1,457,683	—	—
	6/15/2017		12,156	18,235	79.75	6/15/2027	6,715	734,420	—	—
	7/17/2017		—	—	—	—	—	—	15,218	1,664,393
	10/16/2017		—	—	—	—	10,414	1,138,979	—	—
	3/29/2018		5,928	17,785	91.13	3/29/2028	4,238	463,510	5,650	617,941
	6/15/2018		—	—	—	—	3,021	330,407	—	—
	3/13/2019		—	17,676	108.08	3/13/2029	3,992	436,605	6,653	727,639
	06/17/2017		—	—	—	—	3,849	420,965	—	—

60    Analog Devices, Inc.

(1)	The unexercisable options held by these officers vest, subject to continued employment, as follows:

Grant Date	Vest Date	Vincent Roche	Prashanth Mahendra -Rajah	Martin Cotter	John Hassett	Steve Pietkiewicz

3/11/2015	3/11/2020	22,954	—	2,150	4,386	—

3/9/2016	3/9/2020	20,353	—	1,738	4,074	—
	3/9/2021	20,353	—	1,737	4,074	—

10/17/2016	10/17/2020	—	—	5,400	—	—
	10/17/2021	—	—	5,400	—	—

3/8/2017	3/8/2020	22,871	—	3,519	3,910	—
	3/8/2021	22,871	—	3,519	3,909	—
	3/8/2022	22,872	—	3,519	3,910	—

6/15/2017	6/15/2020	—	—	—	—	6,078
	6/15/2021	—	—	—	—	6,078
	6/15/2022	—	—	—	—	6,079

3/29/2018	3/29/2020	27,665	8,695	5,138	5,138	5,928
	3/29/2021	27,665	8,695	5,138	5,138	5,928
	3/29/2022	27,666	8,695	5,138	5,138	5,929

3/13/2019	3/13/2020	25,200	6,628	2,541	4,419	4,419
	3/13/2021	25,201	6,628	2,541	4,419	4,419
	3/13/2022	25,201	6,628	2,541	4,419	4,419
	3/13/2023	25,201	6,629	2,541	4,419	4,419

06/17/2019	3/13/2020	—	—	1,878	—	—
	3/13/2021	—	—	1,878	—	—
	3/13/2022	—	—	1,878	—	—
	3/13/2022	—	—	1,878	—	—

(2)	The expiration date of each stock option award is ten years after its grant date.

(3)

The time-based RSUs granted before March 2018 as part of the annual award cycle vest in one installment on the third anniversary of the grant date. The time-based RSUs granted in 2018 and 2019 vest in four equal installments on the first, second, third and fourth anniversaries of the grant date.

(4)	The market value was calculated based on $109.37, the closing price per share of our common stock on November 1, 2019, the last trading day of fiscal 2019.

(5)

For awards granted on March 8, 2017, the number of shares, if any, earned under the relative TSR PRSU award will vest in one installment fourteen days after the third anniversary of the grant date. For the Linear Integration PRSUs granted on July 17, 2017 and October 16, 2017, the number of shares, if any, earned will vest in one installment on July 17, 2020.

(6)

In connection with the Linear Technology acquisition and in accordance with the terms of the merger agreement, the Company issued equity and cash awards to certain Linear Technology employees, including Mr. Pietkiewicz, in replacement of outstanding Linear Technology equity awards. These awards vest, subject to continued employment as follows:

Grant Date	Vest Date	Shares(#)	Cash($)
3/10/2017	4/21/2020	1,392	276,000
	7/21/2020	5,968	—
	7/21/2021	5,968	—

	Total:	13,328	276,000

2020 Proxy Statement    61

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2019

The following table provides information on the aggregate value realized by each named executive officer upon the exercise of stock options and the vesting of restricted stock units/awards, time-based RSUs and PRSUs during fiscal 2019:

	Option Awards		Stock Awards
Officer Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(2)
Vincent Roche	80,000	4,179,634	69,224	7,365,652
Prashanth Mahendra-Rajah	—	—	9,990	1,093,776
Martin Cotter	31,710	2,180,584	8,788	960,097
John Hassett	32,584	1,929,870	12,079	1,292,447
Steve Pietkiewicz (3)	—	—	14,575	1,617,124

(1)

Value realized represents the difference between the closing price per share of our common stock on the date of exercise and the exercise price per share, multiplied by the number of shares acquired on exercise.

(2)	Value realized represents the closing price per share of our common stock on the vesting date, multiplied by the number of shares vested.

(3)

In addition to the amounts reflected in the table, during fiscal 2019 Mr. Pietkiewicz received $538,200 upon the vesting of cash awards, which were granted by the Company in connection with the Linear Technology acquisition, and in accordance with the terms of the merger agreement, in replacement of outstanding Linear Technology equity awards.

NON-QUALIFIED DEFERRED COMPENSATION PLAN

Since 1995, our executive officers and directors, along with some of our management and engineering employees, have been eligible to participate in our Deferred Compensation Plan, or DCP. We established the DCP to provide participants with the opportunity to defer receiving all or a portion of their compensation, which includes salary, bonus, commissions and director fees. Under our DCP, we provide all participants (other than non-employee directors) with Company contributions equal to 8% of eligible deferred contributions.

We credit each participant’s account with earnings on the deferred amounts. These earnings represent the amounts that the participant would have earned if the deferred amounts had been invested in one or more of the various investment options selected by the participant. Under the terms of the DCP, only the payment of the compensation earned is deferred; we do not defer the expense in our financial statements related to the participant’s deferred compensation and investment earnings. We charge the salary, bonuses, commissions, director fees and investment earnings on deferred balances to our income statement as an expense in the period in which the participant earned the compensation. Our balance sheet includes separate line items for Deferred Compensation Plan Investments and Deferred Compensation Plan Liabilities.

We hold DCP assets in a separate Rabbi trust segregated from other assets. We invest in the same investment alternatives that the DCP participants select for their DCP balances. Participants whose employment with us terminates due to retirement after reaching age 62 with ten years of service, disability or death will be paid their DCP balance in either a lump sum or in installments over ten or fewer years, based on the elections they have made. Participants (other than key employees, including our NEOs) who terminate their employment with us for any other reason will receive payment of their DCP balance in the form of a lump sum upon their termination of employment. Payments to our NEOs and key employees will be delayed six months or as otherwise required by relevant tax regulations.

62    Analog Devices, Inc.

Mr. Pietkiewicz did not participate in the DCP in fiscal 2017 or fiscal 2018 because the DCP was not available to legacy Linear Technology employees during that time. The following table shows the non-qualified deferred compensation activity for the NEOs during fiscal 2019:

Non-Qualified Deferred Compensation for Fiscal 2019

Name	Executive Contributions in Last Fiscal Year ($)	Analog Devices Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Vincent Roche	2,245,054	8,246	364,136	(2,263,901)	8,035,612
Prashanth Mahendra-Rajah	24,038	1,923	2,132	—	114,045
Martin Cotter	—	—	701	—	32,159
John Hassett	—	—	—	—	—
Steve Pietkiewicz	319,231	29,539	23,598	—	372,368

(1)	These amounts are included in the Summary Compensation Table above in the “All Other Compensation” column.

(2)	These amounts are excluded from the Summary Compensation Table above in accordance with SEC regulations, as we did not pay above-market earnings on deferred compensation in fiscal 2019.

(3)	Of the amounts in this column, the following amounts have also been reported in the Summary Compensation Table for fiscal 2018 and 2017:

Name	Previously Reported for Fiscal 2018 ($)	Previously Reported for Fiscal 2017 ($)
Vincent Roche	3,007,201	1,885,842
Prashanth Mahendra-Rajah	82,475	2,741
Martin Cotter	31,020	—
John Hassett	—	—
Steve Pietkiewicz	—	—

CHANGE IN CONTROL BENEFITS

Change in Control Retention Agreements

We have entered into change in control retention agreements with each of our executive officers and other key employees. These agreements provide for severance benefits if any of the following occurs:

•

within 24 months after a change in control (as defined in each agreement) that was approved by our Board of Directors, we terminate the employee’s employment with us for a reason other than “cause” (as defined in the agreement) or the employee’s death or disability;

•	within 24 months after a change in control that was approved by our Board of Directors, the employee terminates his or her employment for “good reason” (as defined in the agreement); or

•

within 12 months after a change in control that was not approved by our Board of Directors, we or the employee terminate the employee’s employment with us for a reason other than “cause” (as defined in the agreement) or the employee’s death or disability.

For purposes of our change in control retention agreements, a “change in control” occurs when:

•	any person or entity becomes the beneficial owner of 30% or more of the combined voting power of our outstanding securities;

•	our shareholders approve specified mergers of ADI with another entity; or

•	our shareholders approve a plan of liquidation or sale of all, or substantially all, of ADI’s assets.

2020 Proxy Statement    63

These agreements provide for the following severance benefits in the event of termination following a change in control approved by the Board of Directors:

•

a lump-sum payment equal to 200% (299% in the case of certain employees who are parties to the agreements, including each of our NEOs) of the sum of the employee’s annual base salary (as of the date of termination or the date of the change in control, whichever is higher) plus 200% (299% in the case of certain employees who are parties to the agreements, including each of our NEOs) of the total cash bonuses paid or awarded to him or her in the four fiscal quarters preceding his or her termination;

•

payment of all legal fees and expenses incurred by the employee as a result of such termination (including all such fees and expenses, if any, incurred in disputing such termination or in seeking to obtain or enforce any right or benefit provided by the agreement or in connection with tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code to any payment or benefit provided under the agreement); and

•	the continuation of life, disability, dental, accident and group health insurance benefits for a period of 24 months.

If payments to the employee under his or her agreement (together with any other payments or benefits, including the accelerated vesting of stock options or restricted stock awards that the employee receives in connection with a change in control) would trigger the provisions of Sections 280G and 4999 of the Internal Revenue Code, the change in control employee retention agreements provide for the payment of an additional amount so that the employee receives, net of excise taxes, the amount he or she would have been entitled to receive in the absence of the excise tax imposed by Section 4999 of the Internal Revenue Code. In September 2009, our Compensation Committee eliminated this provision from any new employee retention agreements.

Each agreement provides that, in the event of a potential change in control (as defined in each agreement), the employee will not voluntarily resign as an employee, subject to certain conditions, for at least six months after the change in control occurs. The Compensation Committee reviews these agreements each year, and the agreements automatically renew each year unless we give the employee three months’ notice that his or her agreement will not be extended.

Potential Payments Upon Termination or Change in Control

Payments upon a change in control for our NEOs are calculated based upon the change-in-control retention agreements described above under “Change in Control Benefits—Change in Control Retention Agreements.” Under our 2006 Stock Incentive Plan, in the event of a change in control, employees who have outstanding and unvested awards under our 2006 Stock Incentive Plan, including our NEOs, if they remain employed by ADI, would have one-half of the shares of common stock subject to their then-outstanding unvested options accelerate and become immediately exercisable and one-half of their unvested time-based RSUs and PRSUs would vest. The remaining one-half of the unvested options, time-based RSUs and PRSUs would continue to vest in accordance with the original vesting schedules, and any remaining unvested options, time-based RSUs or PRSUs would vest if, on or prior to the first anniversary of the change in control, his or her employment is terminated without cause or for good reason (as defined in the plan).

Upon a change in control approved by the Board of Directors, if we terminate an executive officer’s employment for cause or if the executive officer terminates his or her employment other than for good reason, then the executive officer will receive his or her full base salary and all other compensation through the date of termination at the rate in effect at the time that the termination notice is given and we will have no further obligations to the executive officer. When the employment of an executive officer terminates in a situation that does not involve a change in control, the officer is entitled to receive the same benefits as any other terminating employee. This applies regardless of the reason for termination.

64    Analog Devices, Inc.

The following tables quantify the amounts that would be payable to the NEOs named in the Summary Compensation Table upon termination of their employment. The amounts shown assume that the terminations were effective on the last day of our fiscal year, or November 2, 2019. The tables do not include the accumulated benefit under our DCP that would be paid to our NEOs described above under “Non-Qualified Deferred Compensation Plan,” or any other employee benefits, except to the extent that the officer is entitled to an additional benefit as a result of the termination. In addition, the tables do not include the value of vested but unexercised stock options held by each executive as of November 2, 2019. The actual amounts that would be paid out would depend on which options were exercised and, therefore, can only be determined at the time of the executive officer’s termination of employment.

	Termination by us without Cause or by the Named Executive Officer with Good Reason Following a Change in Control
	Vincent Roche (1)(2)(3)(4) (5)(6)	Prashanth Mahendra- Rajah (1)(2)(3)(4)(5)	Martin Cotter (1)(2)(3)(4)(5)	John Hassett (1)(2)(3)(4)(5)	Steve Pietkiewicz (1)(2)(3)(4)(5)
Cash Severance	$3,139,500	$1,719,250	$1,375,400	$1,420,250	$1,345,500
Cash Bonus	$5,528,280	$2,024,863	$1,508,247	$1,702,247	$1,381,337
Value of Accelerated Vesting of Stock Awards	$23,991,275	$6,897,200	$6,275,100	$6,365,760	$8,879,862
Value of Accelerated Vesting of Cash Awards	$—	$—	$—	$—	$276,000
Value of Medical and Other Benefits	$16,518	$46,184	$28,646	$33,160	$46,184
Excise Tax Gross Up	$—	—	—	—	—

Total	$32,675,573	$10,687,497	$9,187,393	$9,521,417	$11,928,883

(1)	Cash severance based upon a multiplier of 299% of the executive officer’s base salary.

(2)	Cash bonus based upon a multiplier of 299% of the sum of the executive officer’s total cash bonuses awarded to him in the four fiscal quarters preceding termination.

(3)

The value of accelerated unvested options as of November 2, 2019 is calculated by taking the difference between the closing price of our common stock on Nasdaq on the last trading day of the fiscal year ($109.37 on November 1, 2019) and the option exercise price and multiplying it by the number of accelerated options. For time- and performance-based RSUs/RSAs the value represents the closing price of our common stock on the last trading day of the fiscal year multiplied by the number of accelerated units. For PRSUs, the number of accelerated units assumes vesting at the target level. Accelerated cash awards are equal to 100% of the award.

(4)

As of November 2, 2019, upon termination by us without cause or by the NEO for good reason after a change in control event, the officer would be entitled to acceleration of vesting of all outstanding unvested stock options or time-based RSUs and PRSUs granted under the Company’s 2006 Stock Incentive Plan. The number of accelerated units/awards would be as follows:

Name	Number of Unvested Cash Awards that Accelerate upon Termination After a Change in Control	Number of Unvested Option Awards that Accelerate upon Termination After a Change in Control	Number of Unvested Time- Based RSUs/ RSAs that Accelerate upon Termination After a Change in Control	Number of Unvested Performance- Based RSUs that Accelerate upon Termination After a Change in Control at Target Achievement
Vincent Roche	—	316,073	67,564	89,330
Prashanth Mahendra-Rajah	—	52,598	20,123	38,278
Martin Cotter	—	60,072	14,017	30,619
John Hassett	—	57,353	14,444	32,060
Steve Pietkiewicz	276,000	53,696	45,557	27,521

(5)

Amounts include life, disability, dental, accident and group health insurance benefit continuation for 24 months after a termination in connection with a change in control. The annual benefit costs for each executive are: $18,259 for Mr. Roche, $23,092 for Mr. Mahendra-Rajah, $14,323 for Mr. Cotter, $16,580 for Mr. Hassett and $23,091 for Mr. Pietkiewicz.

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(6)

In calculating the excise tax gross-up amounts, we take into account Mr. Roche’s earnings from ADI for the prior five years. We include the change in control cash severance and bonus, valuations of unvested stock options that become vested upon a change in control (using the fiscal 2019 year-end closing stock price), valuations of time-based RSUs and PRSUs that become vested upon a change in control (using the fiscal 2019 year-end closing stock price), and our estimated cost of medical and other benefits. Whether Mr. Roche will receive a gross-up amount will depend primarily on his earnings in the previous five years, which will vary depending on stock option exercise activity and amounts of salary and incentives deferred under the DCP. Since 2009, our executive compensation arrangements for new executives do not contain tax gross up provisions for excess parachute payments.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of Vincent Roche, the Company’s President and Chief Executive Officer.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our human resources system of records and the methodology described below. Because the SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

As permitted by SEC rules, we used the same median employee for our fiscal 2019 pay ratio calculation as we used for our fiscal 2018 calculation included in last year’s proxy statement. We believe it is reasonable to use the same median employee for purposes of the pay ratio calculation because there was no material change in our employee population or in the median employee’s compensation arrangement or other material change that would significantly affect our pay ratio calculation. To identify the median employee in fiscal 2018 and to determine such employee’s annual total compensation, we used the following methodology and material assumptions, adjustments and estimates:

•	We selected November 3, 2018, as the date upon which we would identify the “median employee.” As noted above, we are using the same median employee for the fiscal 2019 pay ratio calculation.

•	We used our global employee population as of this date, which includes operators located in our manufacturing facilities around the world, including the Philippines.

•

To identify the median employee, we used annual base salary and target bonus (or sales incentive) at a target of 1.0x of annual base salary. Base salaries were annualized for all permanent employees who were employees for less than the full fiscal year and not on an unpaid leave of absence as of the identification date.

•	We identified and calculated the elements of the median employee’s total compensation for fiscal 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

•	We applied the exchange rate that we utilize in our accounting system, as of our fiscal year end (November 3, 2018), to convert foreign currency to U.S. dollars.

For fiscal 2019, the annual total compensation of the same median employee was $62,277. The annual total compensation of our Chief Executive Officer for fiscal 2019 was $11,948,434, which is the annual total compensation of our Chief Executive Officer reported in the “Total” column of the Summary Compensation Table appearing on page 54. Based on this information, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees was approximately 192 to 1.

66    Analog Devices, Inc.

EQUITY AWARD PROGRAM DESCRIPTION

Our equity award program is a broad-based, long-term employee retention program that is intended to attract, retain and motivate our employees, officers and directors and to align their interests with those of our shareholders. Under our 2006 Stock Incentive Plan, we may grant options to purchase shares of our common stock, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to all employees, officers, directors, consultants and advisors of ADI. All stock options have a term of ten years, and for employees, generally vest in four equal installments on each of the first, second, third and fourth anniversaries of the date of grant, subject to full or partial acceleration upon death, disability or a change in control. The 2006 Stock Incentive Plan does not permit us to grant options at exercise prices that are below the fair market value of our common stock on the date of grant. Generally, our employee time-based RSUs vest in four equal installments on each of the first, second, third and fourth anniversaries of the date of grant. Our TSR PRSUs have three year performance periods under which the number of shares of ADI common stock received following vesting, if any, will be based on ADI’s TSR performance measured against the median TSR of a comparator group of companies over the three-year period. Our financial metric PRSUs have a three year vesting period under which the number of shares of ADI common stock received following vesting, if any, will be based on ADI’s achievement of non-GAAP OPBT targets set by the Compensation Committee for one-year, two-year cumulative and three-year cumulative performance periods. RSUs granted under the 2006 Stock Incentive Plan are subject to full or partial acceleration upon death, disability or a change in control.

Under our 2010 Plan, which we assumed as part of the Linear Technology acquisition, we may grant options to purchase shares of our common stock, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to legacy Linear employees. All stock options have a term of ten years, and for employees, generally vest in four equal installments on each of the first, second, third and fourth anniversaries of the date of grant, subject to full or partial acceleration upon death or disability. The 2010 Plan does not permit us to grant options at exercise prices that are below the fair market value of our common stock on the date of grant. Generally, our employee time-based RSUs vest in four equal installments on each of the first, second, third and fourth anniversaries of the date of grant. RSUs under the 2010 Plan are subject to full or partial acceleration upon death or disability. The Compensation Committee has discretion to determine the treatment of outstanding awards under the 2010 Plan in the event of a change in control.

As part of the Linear Technology acquisition, we also assumed the 2005 Plan and converted certain outstanding Linear RSU and restricted stock awards based on share exchange ratios determined in accordance with the merger agreement. The resulting Company stock-based award (either an RSU or an RSA) continue to vest on the same schedule provided under the original Linear RSU or Linear RSA, as applicable. The Company is not granting new awards under the 2005 Plan. RSUs and RSAs under the 2005 Plan are subject to full or partial acceleration upon death or disability. The Compensation Committee has discretion to determine the treatment of outstanding awards under the 2005 Plan in the event of a change in control.

We can make equity award grants to executive officers and directors only from shareholder-approved plans after the Compensation Committee reviews and approves the grants. All members of the Compensation Committee are independent directors, as defined by the Nasdaq Rules.

2020 Proxy Statement    67

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of November 2, 2019 about the securities which are either already issued, or authorized for future issuance, under our 2006 Stock Incentive Plan, as well as our 2005 Plan and our 2010 Plan, which were both assumed in connection with the Linear Technology acquisition.

	(a)		(b)		(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders	7,598,556	(1)	$65.97	(2)	10,243,694	(3)
Equity compensation plans not approved by shareholders (4)	1,979,725	(4)	$—		1,420,824

Total	9,578,281		$65.97	(2)	11,664,518

(1)	Includes 2,415,835 RSUs under our 2006 Stock Incentive Plan that were outstanding on November 2, 2019.

(2)	The weighted average exercise price of outstanding options, warrants and rights excludes RSUs, which do not have an exercise price.

(3)

Our 2006 Stock Incentive Plan, which was approved by shareholders in March 2014, allows for the issuance of 34 million shares of our common stock, plus any shares that were subject to outstanding options under our 1998 Stock Option Plan and our 2001 Broad-Based Stock Option Plan as of January 23, 2006 that are subsequently terminated or expire without being exercised. Shares not issued as a result of a net settlement, used to pay withholding tax on options or stock appreciation rights, or surrendered but not issued as new awards under a shareholder approved option exchange program are not available for use under the plan.

(4)

In connection with the acquisition of Linear Technology in March 2017, we assumed the 2005 Plan and the 2010 Plan and issued 2.8 million RSU and RSA awards, in the aggregate, in replacement of outstanding and unvested Linear Technology equity awards under such plans. The 2010 Plan allows for the future issuance of up to 2.9 million additional shares of our common stock.

68    Analog Devices, Inc.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2019, Drs. Frank and Su and Messrs. Novich and Little served as members of our Compensation Committee. Mr. Novich rotated off of the Compensation Committee in March 2019. Susie Wee joined our Board of Directors and became a member of our Compensation Committee in November 2019, which is during fiscal 2020. No member of our Compensation Committee was at any time during fiscal 2019, or formerly, an officer or employee of ADI or any subsidiary of ADI. No member of our Compensation Committee had any relationship with us during fiscal 2019 requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

During fiscal 2019, none of our executive officers served as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Edward H. Frank, Chairman

Mark M. Little

Lisa T. Su

Susie Wee

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PROPOSAL 3

APPROVAL OF THE ANALOG DEVICES, INC. 2020 EQUITY INCENTIVE PLAN

Why We Are Requesting Shareholder Approval of the 2020 Equity Incentive Plan

We are asking shareholders to approve the Analog Devices, Inc. 2020 Equity Incentive Plan, which we refer to as the 2020 Plan. Our Board of Directors believes that our success depends, in large part, on our ability to maintain a competitive position by attracting, retaining and motivating key employees with experience and ability. We believe that our stock-based compensation programs are central to this objective. On December 11, 2019, upon the recommendation of the Compensation Committee, and subject to shareholder approval, the Board of Directors adopted the 2020 Plan. The 2020 Plan is intended to replace our Amended and Restated 2006 Equity Incentive Plan, which will expire by its terms on March 12, 2021 (the “2006 Plan”) and our Amended and Restated 2010 Equity Incentive Plan, which we assumed in connection with the acquisition of Linear Technology Corporation, and which will expire by its terms on September 15, 2020 (the “2010 Plan” and, together with the 2006 Plan, the “Prior Plans”). If our shareholders approve the 2020 Plan at the Annual Meeting, then we will not grant any new awards under the Prior Plans after the Annual Meeting; however, awards outstanding under the Prior Plans will remain in effect.

If shareholders approve the 2020 Plan, subject to adjustment in the event of stock splits and other similar events, awards may be made under the 2020 Plan for up to the sum of (i) 9,585,500 shares of common stock and (ii) such additional number of shares of common stock (up to 20,857,992 shares) as is equal to the sum of (x) the number of shares of common stock reserved for issuance under the Prior Plans that remain available for grant under the Prior Plans immediately prior to the date that the 2020 Plan is approved by our shareholders and (y) the number of shares of common stock subject to awards granted under the Prior Plans and under our Linear Technology Corporation Amended and Restated 2005 Equity Incentive Plan (the “2005 Plan” and, together with the Prior Plans, the “Existing Plans”), which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of incentive stock options to any limitations under the Internal Revenue Code of 1986, as amended, and any regulations thereunder, which we refer to as the Code). As of December 18, 2019, options to purchase 5,060,254 shares of common stock were outstanding under the Existing Plans with a weighted-average remaining term of 5.8 years and a weighted-average exercise price of $66.26 per share, 3,556,110 shares of common stock were subject to outstanding time-based restricted stock units granted under the Existing Plans, 211,653 shares of common stock were subject to outstanding performance-based restricted stock units granted under the Existing Plans (assuming target performance), 609,221 shares of restricted stock were outstanding under the Existing Plans and an additional 11,420,754 shares of common stock were reserved for future awards under the Prior Plans (no future awards may be granted under the 2005 Plan). The 2020 Plan provides that each share of common stock subject to an award under the Existing Plans that becomes available for grant under the 2020 Plan will increase the 2020 Plan’s share reserve by one share. We expect that the proposed share pool under the 2020 Plan will allow us to continue to grant equity awards at our historic rates for approximately five to six years.

We believe that our stock-based compensation programs have been integral to our success in the past and will be important to our ability to succeed in the future. If the 2020 Plan is not approved by our shareholders, we will not be able to make long-term equity incentive awards under a shareholder-approved equity incentive plan after the expiration of the 2006 Plan on March 12, 2021 and the 2010 Plan on September 15, 2020. Therefore, we consider approval of the 2020 Plan vital to our future success. Accordingly, our Board of Directors believes adoption of the 2020 Plan is in the best interests of the Company and its shareholders and recommends a vote “FOR” the approval of the 2020 Plan.

70    Analog Devices, Inc.

Highlights of the 2020 Plan

•

No Liberal Share Recycling. The 2020 Plan prohibits the re-granting of (i) shares withheld or delivered to satisfy the exercise price of an award or to satisfy tax withholding obligations, (ii) shares that were subject to a stock appreciation right, or SAR, and not issued upon the net settlement or net exercise of such award, or (iii) shares repurchased on the open market using proceeds from the exercise of an award.

•	No Repricing of Awards. The 2020 Plan prohibits the direct or indirect repricing of stock options or SARs without shareholder approval.

•	No Discounted Options or SARs. All options and SARs must have an exercise or measurement price that is at least equal to the fair market value of the underlying common stock on the date of grant.

•

No Reload Options or SARs. No options or SARs granted under the 2020 Plan may contain a provision entitling the award holder to the automatic grant of additional options or SARs in connection with any exercise of the original option or SAR.

•	No Dividend Equivalents on Options or SARs. No options or SARs granted under the 2020 Plan may provide for the payment or accrual of dividend equivalents.

•

Limit Applicable to Non-Employee Directors. The maximum amount of cash and equity compensation (calculated based on grant date fair value for financial reporting purposes) granted to any non-employee director in any fiscal year may not exceed $750,000; provided, however, fees paid by us on behalf of any non-employee director in connection with regulatory compliance and any amounts paid to a non-employee director as reimbursement of an expense shall not count against the foregoing limitations. Exceptions to these limitations may only be made by the Compensation Committee in extraordinary circumstances, or in the case of regulatory filing fees, provided that the non-employee director receiving any additional compensation does not participate in the decision to award such compensation.

•

Material Amendments Require Shareholder Approval. Shareholder approval is required prior to an amendment to the 2020 Plan that would (i) materially increase the number of shares authorized, (ii) expand the types of awards that may be granted, or (iii) materially expand the class of participants eligible to participate.

•	Administered by an Independent Committee. The 2020 Plan is administered by the Compensation Committee, which is made up entirely of independent directors.

Information Regarding Overhang and Dilution

In developing our share request for the 2020 Plan and analyzing the impact of utilizing equity as a means of compensation on our shareholders, we considered both our “overhang” and our “burn rate”.

Overhang is a measure of potential dilution which we define as the sum of (i) the total number of shares underlying all equity awards outstanding and (ii) the total number of shares available for future award grants, divided by the number of shares of common stock outstanding. As of December 18, 2019, there were 9,437,238 shares underlying all equity awards outstanding and 11,420,754 shares available for future awards, and the basic weighted average common shares outstanding for the period ended November 2, 2019 was 369,133,000. Accordingly, our overhang at December 18, 2019 was 5.7%. For purposes of this calculation, we counted the shares subject to our PRSUs using the target number of shares of common stock issuable under such awards. If the 9,585,500 additional shares proposed to be authorized for grant under the 2020 Plan are included in the calculation, our overhang on December 18, 2019 would have been 8.2%.

Burn rate provides a measure of the potential dilutive impact of our equity award program which we calculate by dividing the number of shares subject to equity awards granted during the fiscal year by the basic weighted average number of shares outstanding. Set forth below is a table that reflects our burn rate for the 2019, 2018 and 2017 fiscal years as well as an average over those years.

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Fiscal Year	Awards Granted(1)	Basic Weighted Average Number of Common Shares Outstanding	Gross Burn Rate(2)
2019	3,746,500	369,133,000	1.01%
2018	4,773,000	370,430,000	1.29%
2017	13,502,500	346,371,000	3.90%
Three-Year Average	7,340,667	361,978,000	2.07%

(1)

Awards granted represents the number of stock options plus adjusted restricted stock units/awards granted during the time period. Adjusted restricted stock units/awards are calculated using a 1:2.5 ratio of restricted stock units/awards to options.

(2)

“Gross burn rate” is defined as the number of equity awards granted in the fiscal year divided by the basic weighted average number of common shares outstanding. For purposes of this calculation, we counted shares subject to our outstanding PRSUs based on the target number of shares of common stock issuable under such awards.

Description of the 2020 Plan

The following is a brief summary of the 2020 Plan, a copy of which is attached as Appendix B to this proxy statement. References to our Board of Directors in this summary shall include the Compensation Committee or any similar committee appointed by our Board of Directors to administer the 2020 Plan.

Types of Awards; Shares Available for Awards; Share Counting Rules

The 2020 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, nonstatutory stock options, SARs, restricted stock, restricted stock units and other stock-based awards as described below, which we collectively refer to as awards.

Subject to adjustment in the event of stock splits, stock dividends or similar events, awards may be made under the 2020 Plan (any or all of which awards may be in the form of incentive stock options) for up to the sum of (i) 9,585,500 shares of common stock and (ii) such additional number of shares of common stock (up to 20,857,992 shares) as is equal to the sum of (x) the number of shares of common stock reserved for issuance under the Prior Plans that remain available for grant under the Prior Plans immediately prior to the date that the 2020 Plan is approved by the our shareholders and (y) the number of shares of common stock subject to awards granted under the Existing Plans, which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of incentive stock options to any limitations under the Code). The 2020 Plan provides that each share of common stock subject to an award under the Existing Plans that becomes available for grant under the 2020 Plan will increase the 2020 Plan’s share reserve by one share.

The maximum number of shares with respect to which awards may be granted to any participant under the 2020 Plan may not exceed 2,000,000 shares per fiscal year for awards issued in the form of options or SARs and 1,000,000 shares per fiscal year for awards granted in the form of restricted stock awards, restricted stock unit awards or other stock-based awards. For purposes of this limit, the combination of an option in tandem with a SAR is treated as a single award.

The 2020 Plan provides that the maximum amount of cash and equity compensation (calculated based on grant date fair value for financial reporting purposes) granted to any individual non-employee director in any fiscal year may not exceed $750,000; provided, however, fees paid by us on behalf of any non-employee director in connection with regulatory compliance and any amounts paid to a non-employee director as reimbursement of an expense shall not count against the foregoing limitation. Exceptions to these limitations may only be made by the Compensation Committee in extraordinary circumstances, or in the case of regulatory filing fees, provided that any non-employee director receiving additional compensation does not participate in the decision to award such compensation.

72    Analog Devices, Inc.

For purposes of counting the number of shares available for the grant of awards under the 2020 Plan and the sublimits of the 2020 Plan, all shares of common stock covered by SARs will be counted against the number of shares available for the grant of awards and against the sublimits of the 2020 Plan. However, SARs that may be settled only in cash will not be so counted. Similarly, to the extent that a restricted stock unit award may be settled only in cash, no shares will be counted against the shares available for the grant of awards under the 2020 Plan. In addition, if we grant an SAR in tandem with an option for the same number of shares of our common stock and provide that only one such award may be exercised, which we refer to as a tandem SAR, only the shares covered by the option, and not the shares covered by the tandem SAR, will be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the 2020 Plan.

Shares covered by awards under the 2020 Plan that expire or are terminated, surrendered or cancelled without having been fully exercised or are forfeited in whole or in part (including as the result of shares subject to such award being repurchased by us at the original issuance price pursuant to a contractual repurchase right) or that result in any shares not being issued (including as a result of an SAR that was settleable either in cash or in stock actually being settled in cash) will again be available for the grant of awards under the 2020 Plan (subject, in the case of incentive stock options, to any limitations under the Code). In the case of the exercise of an SAR, the number of shares counted against the shares available for the grant of awards and against the sublimits of the 2020 Plan will be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle the SAR upon exercise, and the shares covered by a tandem SAR will not again become available for grant upon the expiration or termination of the tandem SAR.

Shares of common stock that are delivered (by actual delivery, attestation, or net exercise) to us by a participant to purchase shares of common stock upon exercise of an award or to satisfy tax withholding obligations (including shares retained from the award creating the tax obligation) will not be added back to the number of shares available for the future grant of awards under the 2020 Plan. Shares purchased by us on the open market using proceeds from the exercise of an award will not increase the number of shares available for future grant of awards.

In connection with a merger or consolidation of an entity with us or our acquisition of property or stock of an entity, our Board of Directors may grant awards under the 2020 Plan in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof on such terms as our Board of Directors determines appropriate in the circumstances, notwithstanding any limitation on awards contained in the 2020 Plan. Any such substitute awards shall not count against the overall share limits or the sublimits of the 2020 Plan, except as required by reason of Section 422 and related provisions of the Code.

Descriptions of Awards

Options. Optionees receive the right to purchase a specified number of shares of common stock at a specified exercise price and subject to the other terms and conditions that are specified in connection with the option grant. An option that is not intended to be an “incentive stock option” is a “nonstatutory stock option”. Options may not be granted at an exercise price that is less than 100% of the fair market value of our common stock on the date of grant. If our Board of Directors approves the grant of an option with an exercise price to be determined on a future date, the exercise price may not be less than 100% of the fair market value of our common stock on that future date. Under present law, incentive stock options may not be granted at an exercise price less than 110% of the fair market value in the case of stock options granted to optionees holding more than 10% of the total combined voting power of all classes of our stock or any of our subsidiaries. Under the terms of the 2020 Plan, options may not be granted for a term in excess of ten years (and, under present law, five years in the case of incentive stock options granted to optionees holding greater than 10% of the total combined voting power of all classes of our stock or any of our subsidiaries). The 2020 Plan permits participants to pay the exercise price of options using one or more of the following manners of payment: (i) payment by cash or by check, (ii) except as may otherwise be provided in the applicable option agreement or approved by our Board of Directors, in connection with a “cashless exercise” through a broker, (iii) to the extent provided in the applicable option agreement or approved by our Board of Directors, and subject to certain conditions, by delivery of shares of common stock to us owned by the

2020 Proxy Statement    73

participant valued at their fair market value, (iv) to the extent provided in an applicable nonstatutory stock option agreement or approved by our Board of Directors, by delivery of a notice of “net exercise” as a result of which we will retain a number of shares of common stock otherwise issuable pursuant to the stock option equal to the aggregate exercise price for the portion of the option being exercised divided by the fair market value of our common stock on the date of exercise, (v) to the extent permitted by applicable law and provided for in the applicable option agreement or approved by our Board of Directors, by any other lawful means, or (vi) by any combination of these forms of payment as approved by our Board of Directors. No option granted under the 2020 Plan may contain a provision entitling the participant to the automatic grant of additional options in connection with any exercise of the original option. No options granted under the 2020 Plan may provide for the payment or accrual of dividend equivalents.

Stock Appreciation Rights. An SAR is an award entitling the holder, upon exercise, to receive a number of shares of our common stock, or cash (or a combination of shares of our common stock and cash) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of our common stock over the measurement price. The 2020 Plan provides that the measurement price of an SAR may not be less than the fair market value of our common stock on the date the SAR is granted (provided, however, that if our Board of Directors approves the grant of an SAR effective as of a future date, the measurement price shall not be less than 100% of the fair market value on such future date) and that SARs may not be granted with a term in excess of 10 years. No SARs granted under the 2020 Plan may contain a provision entitling the participant to the automatic grant of additional SARs in connection with any exercise of the original SAR. No SARs granted under the 2020 Plan may provide for the payment or accrual of dividend equivalents.

Limitation on Repricing of Options or SARs. With respect to options and SARs, unless such action is approved by shareholders or otherwise permitted under the terms of the 2020 Plan in connection with certain changes in capitalization and reorganization events, we may not (1) amend any outstanding option or SAR granted under the 2020 Plan to provide an exercise price or measurement price per share that is lower than the then-current exercise price or measurement price per share of such outstanding option or SAR, (2) cancel any outstanding option or SAR (whether or not granted under the 2020 Plan) and grant in substitution therefor new awards under the 2020 Plan (other than certain substitute awards issued in connection with an acquisition by us, described above) covering the same or a different number of shares of our common stock and having an exercise price or measurement price per share lower than the then-current exercise price or measurement price per share of the canceled option or SAR, (3) cancel in exchange for a cash payment any outstanding option or SAR with an exercise price or measurement price per share above the then-current fair market value of our common stock, or (4) take any other action under the 2020 Plan that constitutes a “repricing” within the meaning of the rules of the Nasdaq Stock Market.

Restricted Stock Awards. Restricted stock awards entitle recipients to acquire shares of our common stock, subject to our right to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award. Any dividends (whether paid in cash, stock or property) declared and paid by us with respect to shares of restricted stock will be paid to the participant if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares or at such other time as the Board of Directors shall determine and set forth in the applicable restricted stock award agreement.

Restricted Stock Unit Awards. Restricted stock units, or RSUs, entitle the recipient to receive shares of our common stock, or cash equal to the fair market value of such shares, to be delivered as soon as practicable after the time such award vests pursuant to the terms and conditions established by our Board of Directors. Our Board of Directors may provide that settlement of RSUs will be deferred, on a mandatory basis or at the election of the participant, in a manner that complies with Section 409A of the Code. A participant has no voting rights with respect to any RSU. Our Board of Directors may provide that a grant of RSUs may provide the participant with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of our common stock. Any such dividend equivalents may be settled in cash and/or shares of our common stock and may be subject to the same restrictions on transfer and forfeitability as the RSUs with respect to which such dividend equivalents are awarded, in each case, as set forth in the applicable award agreement.

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Other Stock-Based Awards. Under the 2020 Plan, our Board of Directors may grant other awards of shares of our common stock, and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of our common stock or other property, having such terms and conditions as our Board of Directors may determine. We refer to these types of awards as other stock-based awards. Other stock-based awards may be available as a form of payment in settlement of other awards granted under the 2020 Plan or as payment in lieu of compensation to which a participant is otherwise entitled. Other stock-based awards may be paid in shares of our common stock or in cash, as our Board of Directors may determine. The award agreement of an other stock-based award may provide the holder of an other stock-based award with the right to receive dividend equivalents. Dividend equivalents may be settled in cash and/or shares of our common stock and may be subject to the same restrictions on transfer and forfeitability as the other stock-based award with respect to which they are awarded, in each case as set forth in the applicable award agreement.

Performance Conditions. Our Board of Directors may specify that the degree of granting, vesting and/or payout of any award subject to performance-based vesting conditions will be subject to the achievement of one or more of the following performance measures established by the Board of Directors, which may be based on the relative or absolute attainment of specified levels of one or any combination of the following measures (and which may be determined pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the Board of Directors): (i) net income, (ii) earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, (iii) operating profit before or after discontinued operations and/or taxes, (iv) sales, (v) sales growth, (vi) earnings growth (vii) cash flow, free cash flow or cash position, (viii) gross margins or margin percentages, (ix) stock price, (x) market share, (xi) return on sales, assets, equity or investment, (xii) improvement of financial ratings, (xiii) achievement of balance sheet or income statement objectives, (xiv) total shareholder return, (xv) product release schedules, (xvi) product shipment targets, (xvii) customer satisfaction, (xviii) product design-in and/or design-win revenue opportunities, (xix) new product innovation or (xx) any other measure selected by the Board of Directors. These goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Board of Directors may specify that such performance measures will be adjusted to exclude any one or more of (A) extraordinary items, (B) gains or losses on the dispositions of discontinued operations, (C) the cumulative effects of changes in accounting principles, (D) the writedown of any asset, (E) fluctuation in foreign currency exchange rates, (F) charges for restructuring and rationalization programs, (G) non-cash, mark-to-market adjustments on derivative instruments, (H) amortization of purchased intangibles, (I) the net impact of tax rate changes, (J) non-cash asset impairment charges, (K) gains on extinguishment of the tax receivable agreement and (L) any other factors as the Board of Directors may determine. Such performance measures: (x) may vary by participant and may be different for different awards; (y) may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works; and (z) may cover such period as may be specified by the Board of Directors. The Board of Directors will have the authority to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, in response to changes in applicable laws or regulations or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. Our Board of Directors may adjust the cash or number of shares payable pursuant to a performance award, and the Board of Directors may, at any time, waive the achievement of the applicable performance measures, including in the case of the death or disability of the participant or a change in control of the Company.

Eligibility to Receive Awards

All of our employees, officers and directors, as well as our consultants and advisors, are eligible to receive awards under the 2020 Plan. However, incentive stock options may only be granted to our employees, employees of our present or future parent or subsidiary corporations and employees of any other entities the employees of which are eligible to receive incentive stock options under the Code.

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Transferability of Awards

Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by a participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, awards are exercisable only by the participant. However, except with respect to awards that are subject to Section 409A of the Code, our Board of Directors may permit or provide in an award for the gratuitous transfer of the award by the participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the participant and/or an immediate family member thereof if we would be eligible to use a Form S-8 under the Securities Act of 1933, as amended, for the registration of the sale of the common stock subject to such award to the proposed transferee. Further, we are not required to recognize any transfer until such time as the participant and the permitted transferee have, as a condition to the transfer, delivered to us a written instrument in form and substance satisfactory to us confirming that such transferee will be bound by all of the terms and conditions of the award. None of the restrictions described in this paragraph prohibit a transfer from the participant to the Company.

No Rights as a Shareholder; Clawback

No participant shall have any rights as a shareholder with respect to any shares of common stock to be issued with respect to an award granted under the 2020 Plan until becoming a record holder of such shares, subject to the terms of an award agreement. In accepting an award under the 2020 Plan, a participant agrees to be bound by any clawback policy that we have in effect or may adopt in the future.

Plan Benefits

As of November 2, 2019, approximately 18,134 persons were eligible to receive awards under the 2020 Plan, including the Company’s approximately 16,385 employees (excluding officers), thirteen officers (all of whom are also employees), eleven directors (excluding our President and Chief Executive Officer, who is an executive officer), and approximately 1,725 consultants. As of November 2, 2019, the Company had no advisors (excluding consultants). The granting of awards under the 2020 Plan is discretionary, and the Company cannot now determine the number or type of awards to be granted in the future to any particular person or group.

On January 6, 2020, the last reported sale price of our common stock on the Nasdaq Global Select Market was $116.92.

Administration

The 2020 Plan will be administered by our Board of Directors. Our Board of Directors has the authority to grant awards and to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2020 Plan that it deems advisable and to construe and interpret the provisions of the 2020 Plan and any award agreements entered into under the 2020 Plan. Our Board of Directors may correct any defect, supply any omission or reconcile any inconsistency in the 2020 Plan or any award. All actions and decisions by our Board of Directors with respect to the 2020 Plan and any awards made under the 2020 Plan will be made in our Board of Directors’ discretion and will be final and binding on all persons having or claiming any interest in the 2020 Plan or in any award.

Pursuant to the terms of the 2020 Plan, our Board of Directors may delegate any or all of its powers under the 2020 Plan to one or more committees or subcommittees of our Board of Directors. To the extent permitted by applicable law, the Board of Directors may delegate to one or more officers of the Company the power to grant awards to employees or officers of the Company and to exercise such other powers under the 2020 Plan as the Board of Directors may determine; provided, however, that no officer shall be authorized to grant awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, or to any “officer” of the Company (as defined in Rule 16a-1 under the Exchange Act). Awards granted to non-employee directors must be administered by a committee of the Board of Directors, all of the members of which are independent directors as defined by Section 5605(a)(2) or any successor provision of the Nasdaq Marketplace Rules.

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Subject to any applicable limitations contained in the 2020 Plan, the Board of Directors, the Compensation Committee, or any other committee or officer to whom the Board of Directors delegates authority, as the case may be, selects the recipients of awards and determines (i) the number of shares of common stock or other consideration covered by awards and the terms and conditions of such awards, including the dates upon which such awards become exercisable or otherwise vest, (ii) the exercise or measurement price of awards, if any, and (iii) the duration of awards.

Each award under the 2020 Plan may be made alone or in addition or in relation to any other award. The terms of each award need not be identical, and our Board of Directors need not treat participants uniformly. Our Board of Directors will determine the effect on an award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a participant, and the extent to which, and the period during which, the participant (or the participant’s legal representative, conservator, guardian or designated beneficiary) may exercise rights or receive any benefits under an award. The Board of Directors may at any time provide that any award shall become immediately exercisable in whole or in part, free from some or all restrictions or conditions or otherwise realizable in whole or in part, as the case may be.

In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of our common stock, other than an ordinary cash dividend, we are required to make equitable adjustments (or make substituted awards, as applicable), in the manner determined by our Board of Directors, to (i) the number and class of securities available under the 2020 Plan, (ii) the share counting rules set forth in the 2020 Plan, (iii) the sublimits contained in the 2020 Plan, (iv) the number and class of securities and exercise price per share of each outstanding option, (v) the share- and per-share provisions and the measurement price of each outstanding SAR, (vi) the number of shares subject to and the repurchase price per share subject to each outstanding award of restricted stock, and (vii) the share and per-share-related provisions and the purchase price, if any, of each outstanding RSU award and each outstanding other stock-based award.

We will indemnify and hold harmless each director, officer, employee or agent to whom any duty or power relating to the administration or interpretation of the 2020 Plan has been or will be delegated against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with our Board of Directors’ approval) arising out of any act or omission to act concerning the 2020 Plan unless arising out of such person’s own fraud or bad faith.

Amendment of awards. Except as otherwise provided under the 2020 Plan with respect to repricing outstanding stock options or SARs, our Board of Directors may amend, modify or terminate any outstanding award, including but not limited to, substituting therefor another award of the same or a different type, changing the date of exercise or realization, and converting an incentive stock option to a nonstatutory stock option, provided that the participant’s consent to any such action will be required unless our Board of Directors determines that the action, taking into account any related action, does not materially and adversely affect the participant’s rights under the 2020 Plan or the change is otherwise permitted under the terms of the 2020 Plan in connection with a change in capitalization or reorganization event.

Reorganization Events

The 2020 Plan contains provisions addressing the consequences of any reorganization event. A reorganization event is defined under the 2020 Plan as (a) any merger or consolidation of us with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property, or is canceled, (b) any transfer or disposition of all of our common stock for cash, securities or other property pursuant to a share exchange or other transaction or (c) our liquidation or dissolution.

Provisions Applicable to Awards Other than Restricted Stock. Under the 2020 Plan, if a reorganization event occurs (regardless of whether such event also constitutes a Change in Control Event, as defined in the 2020 Plan), our Board of Directors shall provide that all outstanding awards other than restricted stock

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shall be assumed, or equivalent awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof). If such reorganization event also constitutes a Change in Control Event, except to the extent specifically provided to the contrary in the instrument evidencing any award other than restricted stock or any other agreement between a participant and us (A) one-half of the number of shares subject to the award other than restricted stock which were not already vested shall become vested and/or exercisable upon the occurrence of such reorganization event and, subject to (B) below, the remaining one-half of such number of shares shall continue to become vested in accordance with the original vesting schedule set forth in such award, with one-half of the number of shares that would otherwise have become vested on each subsequent vesting date in accordance with the original schedule becoming vested on each subsequent vesting date and (B) such assumed or substituted award other than restricted stock shall become immediately vested and/or exercisable in full if, on or prior to the first anniversary of the date of the consummation of the reorganization event, the participant’s employment with us or the acquiring or succeeding corporation is terminated for Good Reason (as defined in the 2020 Plan) by the Participant or is terminated without Cause (as defined in the 2020 Plan) by us or the acquiring or succeeding corporation. For purposes hereof, an award other than restricted stock shall be considered to be assumed if, following consummation of the reorganization event, the award confers the right to purchase or receive, for each share of common stock subject to the award immediately prior to the consummation of the reorganization event, the consideration (whether cash, securities or other property) received as a result of the reorganization event by holders of common stock for each share of common stock held immediately prior to the consummation of the reorganization event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of common stock); provided, however, that if the consideration received as a result of the reorganization event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), we may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise and/or vesting of the awards other than restricted stock to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board of Directors) to the per share consideration received by holders of outstanding shares of common stock as a result of the reorganization event.

Notwithstanding the foregoing and anything to the contrary in the 2020 Plan, if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, such awards other than restricted stock, or in the event of a liquidation or dissolution of the Company, the Board of Directors shall, upon written notice to the participants, provide that all then unexercised or unvested awards other than restricted stock will become vested and/or exercisable in full as of a specified time prior to the reorganization event and will terminate immediately prior to the consummation of such reorganization event, except to the extent, as applicable, exercised by the participants before the consummation of such reorganization event; provided, however, that in the event of a reorganization event under the terms of which holders of common stock will receive upon consummation thereof a cash payment for each share of common stock surrendered pursuant to such reorganization event (referred to as the Acquisition Price), then the Board of Directors may instead provide that all outstanding awards other than restricted stock shall terminate upon consummation of such reorganization event and that each participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of common stock subject to such outstanding award other than restricted stock (whether or not then vested), exceeds (B) the aggregate exercise price of such award other than restricted stock, if any. Further, certain restricted stock unit awards that are subject to Section 409A of the Code will be settled in accordance with the terms of the applicable award agreement.

Provisions Applicable to Restricted Stock. Upon the occurrence of a reorganization event (regardless of whether such event also constitutes a Change in Control Event), the repurchase and other rights of the Company under each outstanding award of restricted stock shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the common stock was converted into or exchanged for pursuant to such reorganization event in the same manner and to the same extent as they applied to such award of restricted stock.

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Change in Control Event

Provisions Applicable to Awards Other than Restricted Stock. The 2020 Plan also contains provisions addressing the consequences of any Change in Control Event. Upon the occurrence of a Change in Control Event that does not also constitute a reorganization event, except to the extent specifically provided to the contrary in the instrument evidencing any award other than restricted stock or any other agreement between a participant and us, and notwithstanding anything to the contrary in the 2020 Plan, the vesting schedule of such award shall be accelerated in part so that one-half of the number of shares that would otherwise have first become vested on any date after the date of the Change in Control Event shall immediately become vested and/or exercisable. The remaining one-half of such number of shares shall continue to become vested in accordance with the original vesting schedule set forth in such award other than restricted stock, with one-half of the number of shares that would otherwise have become vested on each subsequent vesting date in accordance with the original schedule becoming vested on each such subsequent vesting date; provided, however, that each such award other than restricted stock shall be immediately vested and/or exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the Participant’s employment with us or the acquiring or succeeding corporation is terminated for Good Reason by the participant or is terminated without Cause by us or the acquiring or succeeding corporation.

Provisions Applicable to Restricted Stock. Upon the occurrence of a Change in Control Event (regardless of whether such event also constitutes a reorganization event), except to the extent specifically provided to the contrary in the instrument evidencing any award of restricted stock or any other agreement between a participant and us, and notwithstanding anything to the contrary in the 2020 Plan, the vesting schedule of all awards of restricted stock shall be accelerated in part so that one-half of the number of shares that would otherwise have first become free from conditions or restrictions on any date after the date of the Change in Control Event shall immediately become free from conditions or restrictions. Subject to the following sentence, the remaining one-half of such number of shares shall continue to become free from conditions or restrictions in accordance with the original schedule set forth in such award, with one-half of the number of shares that would otherwise have become free from conditions or restrictions on each subsequent vesting date in accordance with the original schedule becoming free from conditions or restrictions on each subsequent vesting date. In addition, each such award shall immediately become free from all conditions or restrictions if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the participant’s employment with us or the acquiring or succeeding corporation is terminated for Good Reason by the participant or is terminated without Cause us or the acquiring or succeeding corporation.

Provisions for Foreign Participants

The Board of Directors may establish one or more sub-plans under the 2020 Plan to satisfy applicable securities, tax or other laws of various jurisdictions. The Board of Directors will establish such sub-plans by adopting supplements to the 2020 Plan containing any limitations on the Board of Director’s discretion under the 2020 Plan and any additional terms and conditions not otherwise inconsistent with the 2020 Plan as the Board of Directors deems necessary or desirable. All supplements adopted by the Board of Directors will be deemed to be part of the 2020 Plan, but each supplement will only apply to participants within the affected jurisdiction.

Amendment or Termination

If we receive shareholder approval of the 2020 Plan, no award may be granted under the 2020 Plan after March 11, 2030, but awards previously granted may extend beyond that date. Our Board of Directors may amend, suspend or terminate the 2020 Plan or any portion of the 2020 Plan at any time, except that (i) no amendment may be made to the plan to permit an option or SAR to be repriced without shareholder approval and (ii) no amendment that would require shareholder approval under the rules of the national securities exchange on which we then maintain our primary listing may be made effective unless and until such amendment has been approved by our shareholders. If the national securities exchange on which we then maintain our primary listing does not have rules regarding when shareholder approval of amendments

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to equity compensation plans is required (or if our common stock is not then listed on any national securities exchange), no amendment of the 2020 Plan materially increasing the number of shares authorized under the plan, expanding the types of awards that may be granted under the plan or materially expanding the class of participants eligible to participate in the plan will be effective unless and until the our shareholders approve such amendment. If at any time the approval of our shareholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to incentive stock options, our Board of Directors may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the 2020 Plan adopted in accordance with the procedures described above will apply to, and be binding on the holders of, all awards outstanding under the 2020 Plan at the time the amendment is adopted, provided that our Board of Directors determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of participants under the 2020 Plan. No award will be made that is conditioned on shareholder approval of any amendment to the 2020 Plan unless the award provides that (i) it will terminate or be forfeited if shareholder approval of such amendment is not obtained within 12 months from the date the award was granted and (ii) it may not be exercised or settled (or otherwise result in the issuance of shares of our common stock) prior to the receipt of such shareholder approval.

If shareholders do not approve the adoption of the 2020 Plan, the 2020 Plan will not go into effect, and we will not grant any awards under the 2020 Plan. In this event, the Board of Directors will consider whether to adopt alternative arrangements based on its assessment of the needs of the Company.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the 2020 Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options. A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by ADI or its corporate parent or 50% or majority-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Nonstatutory Stock Options A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

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Stock Appreciation Rights. A participant will not have income upon the grant of a stock appreciation right. A participant generally will recognize compensation income upon the exercise of an SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards. A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units. A participant will not have income upon the grant of a restricted stock unit. A participant is not permitted to make a Section 83(b) election with respect to a restricted stock unit award. When the restricted stock unit vests, the participant will have income on the vesting date in an amount equal to the fair market value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards. The tax consequences associated with any other stock-based award granted under the 2020 Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, and the participant’s holding period and tax basis for the award or underlying common stock.

Tax Consequences to the Company. There will be no tax consequences to the Company except that the Company will be entitled to a deduction when a participant has compensation income, subject to the limitations of Section 162(m) of the Code.

Our Board of Directors unanimously recommends that you vote FOR the approval of the Analog Devices, Inc. 2020 Equity Incentive Plan.

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PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. To execute this responsibility, the Audit Committee engages in an annual evaluation of the independent registered public accounting firm’s qualifications, performance and independence and whether the retention of the independent public accounting firm is in the best interests of the Company and our shareholders.

Our Audit Committee has selected the firm of Ernst & Young LLP, independent registered public accounting firm, as our auditors for fiscal 2020. We have engaged Ernst & Young LLP, or its predecessor firms, to serve as our independent registered public accounting firm continuously since 1967. Through Ernst & Young LLP’s years of experience with ADI, Ernst & Young LLP has gained institutional knowledge of and deep expertise regarding ADI’s global operations, accounting policies and practices, and internal control over financial reporting, which enables efficiency with the annual audit and benefits the Company. In accordance with SEC rules and Ernst & Young LLP policies, the firm’s lead engagement partner rotates every five years. Our Audit Committee and its Chairman are directly involved in the selection of Ernst & Young LLP’s lead engagement partner. The Audit Committee also has the sole authority to approve all engagement fees paid to our independent registered public accounting firm.

The Audit Committee and the Board of Directors believe that the continued retention of Ernst & Young LLP as our independent registered public accounting firm is in the best interests of the Company and our shareholders, and we are asking our shareholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2020. Although shareholder approval of the selection of Ernst & Young LLP is not required by law, our Board of Directors believes that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved by our shareholders at the Annual Meeting, our Audit Committee will reconsider its selection of Ernst & Young LLP. Even if the selection is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and our shareholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from shareholders.

Our Board of Directors unanimously recommends that you vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2020.

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OTHER MATTERS

Our Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies to vote, or otherwise act, in accordance with their judgment on such matters.

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ELECTRONIC VOTING

If you own your shares of common stock of record, you may vote your shares over the Internet at www.proxyvote.com or telephonically by calling 1-800-690-6903 and by following the instructions on the Notice or proxy card. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m. Eastern Time on March 10, 2020.

If the shares you own are held in “street name” by a bank, broker or other nominee, your bank, broker or other nominee will provide a voting instruction form to you with this proxy statement, which you may use to direct how your shares will be voted. You must instruct your bank, broker or other nominee how to vote with respect to the election of directors, the “say on pay” advisory vote and the approval of the Analog Devices, Inc. 2020 Equity Incentive Plan; your bank, broker or other nominee cannot exercise its discretion to vote on these matters on your behalf. Many banks and brokers also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or broker on your voting instruction form.

We hope that shareholders will attend the Annual Meeting. Whether or not you plan to attend, we urge you to vote your shares over the Internet or by telephone, or complete, date, sign and return the proxy card in the accompanying postage-prepaid envelope if you received a printed proxy card. A prompt response will greatly facilitate arrangements for the Annual Meeting and your cooperation will be appreciated. Shareholders who attend the Annual Meeting may vote their shares personally even though they have previously sent in their proxies.

84    Analog Devices, Inc.

APPENDIX A

Reconciliation of Non-GAAP to GAAP Revenue and Earnings Measures

(In thousands, except per-share amounts)

Twelve Months Ended

FY 19 Nov. 2, 2019
GAAP Gross Margin	$4,013,750
Gross Margin Percentage	67.0%
Acquisition Related Expenses	175,266

Non-GAAP Gross Margin	$4,189,016

Gross Margin Percentage	69.9%
GAAP Operating Income/Margin	$1,710,608
Percent of Revenue	28.6%
Acquisition Related Expenses	626,777
Restructuring Related Expense	95,659

Non-GAAP Operating Income/Margin	$2,433,044

Percent of Revenue	40.6%
GAAP Diluted EPS	$3.65
Acquisition Related Expenses	1.68
Restructuring Related Expense	0.26
Income Tax on Non Discrete Tax Items Above	(0.28)
Income Tax from State Tax Valuation Allowance Adjustment	0.04
Income from Prior Period Tax Liabilities	(0.02)
Income Tax on Certain Inventory Intra-Entity Transfers	(0.04)
Income Tax from Prior Period Tax Credits	(0.03)
Income Tax on Voluntary Accounting Policy Change	(0.05)
Income Tax from OneTime Transitional Tax	(0.02)
Income tax from Deferred Tax Recalibration	(0.04)

Non-GAAP Diluted EPS	$5.15

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

(In thousands)

Twelve Months Ended November 2, 2019
Revenue	$5,991,065
Net cash provided by operating activities	$2,253,100
% of revenue	38%
Capital expenditures	$(275,372)

Free cash flow (1)	$1,977,728

% of revenue	33%

(1)	Free cash flow is defined as net cash provided by (used in) operating activities, less capital expenditures.

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Non-GAAP financial measures included in this Proxy Statement are financial measures that are not in accordance with, nor an alternative to, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

Management uses non-GAAP measures internally to evaluate the Company’s operating performance from continuing operations against past periods and to budget and allocate resources in future periods. These non-GAAP measures also assist management in evaluating the Company’s core business and trends across different reporting periods on a consistent basis. Management also uses these non-GAAP measures as the primary performance measurement when communicating with analysts and investors regarding the Company’s earnings results and believes that the presentation of these non-GAAP measures is useful to investors because it provides investors with the operating results that management uses to manage the Company and enables investors and analysts to evaluate the Company’s core business.

Analog Devices believes that non-GAAP measures have material limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. In addition, our non-GAAP measures may not be comparable to the non-GAAP measures reported by other companies. The Company’s use of non-GAAP measures, and the underlying methodology when excluding certain items, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, record such items in future periods. Investors should consider our non-GAAP financial measures in conjunction with the corresponding GAAP measures.

The following item is excluded from our non-GAAP gross margin, non-GAAP operating income, non-GAAP operating margin, and non-GAAP diluted earnings per share:

Acquisition-Related Expenses: Expenses incurred as a result of current and prior period acquisitions and primarily include expenses associated with the fair value adjustments to inventory, property, plant and equipment and amortization of acquisition related intangibles, which include acquired intangibles such as purchased technology and customer relationships. Expenses also include severance payments, equity award accelerations and the fair value adjustment associated with the replacement of share-based awards related to the Linear Technology acquisition. We excluded these costs from our non-GAAP measures because they relate to specific transactions and are not reflective of our ongoing financial performance.

The following items are excluded from our non-GAAP operating income, non-GAAP operating margin, and non-GAAP diluted earnings per share:

Restructuring-Related Expense: Expenses incurred in connection with facility closures, consolidation of manufacturing facilities, severance, other accelerated stock-based compensation expense and other cost reduction efforts. We excluded these expenses from our non-GAAP measures because apart from ongoing expense savings as a result of such items, these expenses have no direct correlation to the operation of our business in the future.

The following item is excluded from our non-GAAP diluted earnings per share:

Tax-Related Items: Tax adjustments associated with the non-GAAP items discussed above, discrete tax items including tax expense or benefit related to prior periods, income tax from prior period tax credits, income tax on certain inventory intra-entity transfers, tax expense or benefit related to the impact of the Tax Cuts and Jobs Act of 2017 and other deferred tax recalibration adjustments, income tax from state valuation allowance adjustments, and the impact of a voluntary accounting policy change. We excluded these tax-related items from our non-GAAP measures because they are not associated with the tax expense on our current operating results.

Investors should consider our non-GAAP financial measures in conjunction with the corresponding GAAP measures.

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APPENDIX B

ANALOG DEVICES, INC.

2020 EQUITY INCENTIVE PLAN

1.	Purpose

The purpose of this 2020 Equity Incentive Plan (the “Plan”) of Analog Devices, Inc., a Massachusetts corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and equity performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”); provided, however, that such other business ventures shall be limited to entities that, where required by Section 409A of the Code, are eligible issuers of service recipient stock (as defined in Treas. Reg. Section 1.409A-1(b)(5)(iii)(E), or applicable successor regulation).

2.	Eligibility

All of the Company’s employees, officers and directors, as well as consultants and advisors to the Company (as the terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form) are eligible to be granted Awards (as defined below) under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant.” The Plan provides for the following types of awards, each of which is referred to as an “Award”: Options (as defined in Section 5), SARs (as defined in Section 6), Restricted Stock (as defined in Section 7), RSUs (also as defined in Section 7) and Other Stock-Based Awards (as defined in Section 8). Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

3.	Administration and Delegation

(a)      Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award. All actions and decisions by the Board with respect to the Plan and any Awards shall be made in the Board’s discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

(b)      Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.

(c)      Delegation to Officers. To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Awards (subject to any limitations under the Plan) to employees or officers of the Company and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such officers (including

2020 Proxy Statement    B-1

the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act).

(d)      Awards to Non-Employee Directors. Awards to non-employee directors will be administered by a Committee, all of the members of which are independent directors as defined by Section 5605(a)(2) of the NASDAQ Stock Market (“NASDAQ”) Marketplace Rules.

4.	Stock Available for Awards

(a)      Number of Shares; Share Counting.

(1)      Authorized Number of Shares. Subject to adjustment under Section 10, Awards may be made under the Plan for up to a number of shares of common stock, $.16 2/3 par value per share, of the Company (the “Common Stock”), as is equal to the sum of:

(A)      9,585,500 shares of Common Stock; and

(B)      such additional number of shares of Common Stock (up to 20,857,992) as is equal to the sum of (x) the number of shares of Common Stock reserved for issuance under the Company’s Amended and Restated 2006 Stock Incentive Plan and the Company’s 2010 Amended and Restated Equity Incentive Plan (together, the “Existing Plans”) that remain available for grant under the Existing Plan immediately prior to the date that the Plan is approved by the Company’s stockholders (the “Effective Date”) and (y) the number of shares of Common Stock subject to awards granted under the Existing Plans and under the Company’s Linear Technology Corporation 2005 Equity Incentive Plan which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of Incentive Stock Options to any limitations under the Code). For the avoidance of doubt, each share that was subject to an award granted under the Company’s Amended and Restated 2006 Stock Incentive Plan that is returned to the Plan pursuant to this Section 4(a)(1)(B) shall cause each applicable share reserve to be credited with one share.

Any or all of the shares of Common Stock available for issuance under the Plan may be awarded in the form of Incentive Stock Options (as defined in Section 5(b)). Shares of Common Stock issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(2)      Share Counting. For purposes of counting the number of shares available for the grant of Awards under the Plan under this Section 4(a) and under the sublimits contained in Section 4(b):

(A)      all shares of Common Stock covered by SARs shall be counted against the number of shares available for the grant of Awards under the Plan and against the sublimits contained in Section 4(b); provided, however, that (i) SARs that may be settled only in cash shall not be so counted and (ii) if the Company grants an SAR in tandem with an Option for the same number of shares of Common Stock and provides that only one such Award may be exercised (a “Tandem SAR”), only the shares covered by the Option, and not the shares covered by the Tandem SAR, shall be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Plan;

(B)      to the extent that an RSU may be settled only in cash, no shares shall be counted against the shares available for the grant of Awards under the Plan;

(C)      if any Award (i) expires or is terminated, surrendered or cancelled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Common Stock not being issued (including as a result of an SAR that

B-2    Analog Devices, Inc.

was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall again be available for the grant of Awards; provided, however, that (1) in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code, (2) in the case of the exercise of an SAR, the number of shares counted against the shares available under the Plan and against the sublimits contained in Section 4(b) shall be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise and (3) the shares covered by a Tandem SAR shall not again become available for grant upon the expiration or termination of such Tandem SAR;

(D)      shares of Common Stock delivered (either by actual delivery, attestation, or net exercise) to the Company by a Participant to (i) purchase shares of Common Stock upon the exercise of an Award or (ii) satisfy tax withholding obligations with respect to Awards (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards; and

(E)      shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards.

(b)      Sublimits. Subject to adjustment under Section 10, the following sublimits on the number of shares subject to Awards shall apply:

(1)      Per-Participant Limits. The maximum number of shares of Common Stock with respect to which Options and Stock Appreciation Rights may be granted to any Participant under the Plan shall be 2,000,000 per fiscal year of the Company, and the maximum number of shares of Common Stock with respect to which Restricted Stock Awards, Restricted Stock Units and Other Stock Unit Awards may be granted to any Participant under the Plan shall be 1,000,000 per fiscal year of the Company. For purposes of the foregoing limit, the combination of an Option in tandem with a Stock Appreciation Right shall be treated as a single Award.

(2)      Limit on Awards to Non-Employee Directors. The maximum aggregate amount of cash and value (calculated based on grant date fair value for financial reporting purposes) of Awards granted in any fiscal year to any individual non-employee director shall not exceed $750,000; provided, however, fees paid by the Corporation on behalf of any non-employee director in connection with regulatory compliance and any amounts paid to a non-employee director as reimbursement of an expense shall not count against the foregoing limitation. The Compensation Committee may make additional exceptions to this limit for individual non-employee directors in extraordinary circumstances or in the case of regulatory filing fees, as the Committee may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

(c)      Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1) or any sublimits contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.

5.	Stock Options.

(a)      General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as the Board considers necessary or advisable.

(b)      Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of

2020 Proxy Statement    B-3

Analog Devices, Inc., any of Analog Devices, Inc.’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. An Option that is not intended to be an Incentive Stock Option shall be designated a “Nonstatutory Stock Option.” The Company shall have no liability to a Participant, or any other person, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Stock Option.

(c)      Exercise Price. The Board shall establish the exercise price of each Option or the formula by which such exercise price will be determined. The exercise price shall be specified in the applicable Option agreement. The exercise price shall be not less than 100% of the Grant Date Fair Market Value (as defined below) of the Common Stock on the date the Option is approved; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Grant Date Fair Market Value on such future date. “Grant Date Fair Market Value” of a share of Common Stock for purposes of the Plan will be determined as follows:

(1)      if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the applicable date; or

(2)      if the Common Stock does not trade on any such exchange, the average of the closing bid and asked prices on the applicable date as reported by an over-the-counter marketplace designated by the Board; or

(3)      if the Common Stock is not publicly traded, the Board will determine the Grant Date Fair Market Value for purposes of the Plan using any measure of value it determines to be appropriate (including, as it considers appropriate, relying on appraisals) in a manner consistent with the valuation principles under Code Section 409A, except as the Board may expressly determine otherwise.

For any date that is not a trading day, the Grant Date Fair Market Value of a share of Common Stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately following trading day and with the timing in the formulas above adjusted accordingly. The Board can substitute a particular time of day or other measure of “closing sale price” or “bid and asked prices” if appropriate because of exchange or market procedures or can, in its sole discretion, use weighted averages either on a daily basis or such longer period as complies with Code Section 409A.

The Board has sole discretion to determine the Grant Date Fair Market Value for purposes of the Plan, and all Awards are conditioned on the Participant’s agreement that the Administrator’s determination is conclusive and binding even though others might make a different determination.

(d)      Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.

(e)      Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic and which may be provided to a third-party equity plan administrator) approved by the Company, together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

(f)       Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1)      in cash or by check, payable to the order of the Company;

B-4    Analog Devices, Inc.

(2)      except as may otherwise be provided in the applicable Option agreement or approved by the Board, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3)      to the extent provided for in the applicable Option agreement or approved by the Board, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their fair market value (valued in the manner determined by (or in a manner approved by) the Board), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4)      to the extent provided for in the applicable Nonstatutory Stock Option agreement or approved by the Board, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the fair market value of the Common Stock (valued in the manner determined by (or in a manner approved by) the Board) on the date of exercise;

(5)      to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, by payment of such other lawful consideration as the Board may determine; or

(6)      by any combination of the above permitted forms of payment, to the extent approved by the Board.

(g)      Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 10): (1) amend any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option, (2) cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option, (3) cancel in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current fair market value of the Common Stock (valued in the manner determined by (or in a manner approved by) the Board), or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the NASDAQ Stock Market.

(h)      No Reload Options. No Option granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional Options in connection with any exercise of the original Option.

(i)       No Dividend Equivalents. No Option shall provide for the payment or accrual of dividend equivalents.

6.	Stock Appreciation Rights

(a)      General. The Board may grant Awards consisting of stock appreciation rights (“SARs”) entitling the holder, upon exercise, to receive an amount of Common Stock or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock (valued in the manner determined by (or in a manner approved by) the Board) over the measurement price established pursuant to Section 6(b). The date as of which such appreciation is determined shall be the exercise date.

2020 Proxy Statement    B-5

(b)      Measurement Price. The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall not be less than 100% of the Grant Date Fair Market Value of the Common Stock on the date the SAR is granted; provided that if the Board approves the grant of an SAR effective as of a future date, the measurement price shall be not less than 100% of the Grant Date Fair Market Value on such future date.

(c)      Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.

(d)      Exercise of SARs. SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with any other documents required by the Board.

(e)      Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 10): (1) amend any outstanding SAR granted under the Plan to provide a measurement price per share that is lower than the then-current measurement price per share of such outstanding SAR, (2) cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having a measurement price per share lower than the then-current measurement price per share of the cancelled SAR, (3) cancel in exchange for a cash payment any outstanding SAR with a measurement price per share above the then-current fair market value of the Common Stock (valued in the manner determined by (or in a manner approved by) the Board), or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the NASDAQ Stock Market.

(f)       No Reload SARs. No SAR granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional SARs in connection with any exercise of the original SAR.

(g)      No Dividend Equivalents. No SAR shall provide for the payment or accrual of dividend equivalents.

7.	Restricted Stock; RSUs

(a)      General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. The Board may also grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered as soon as practicable after the time such Award vests (“RSUs”).

(b)      Terms and Conditions for Restricted Stock and RSUs. The Board shall determine the terms and conditions of Restricted Stock and RSUs, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

(c)      Additional Provisions Relating to Restricted Stock.

(1)      Dividends. Any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock (“Unvested Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares or at such other time as the Board shall determine and set forth in the applicable award agreement. No interest will be paid on Unvested Dividends.

(2)      Stock Certificates. The Company may require that any stock certificates issued in respect of shares of Restricted Stock, as well as dividends or distributions paid on such Restricted Stock, shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or

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its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to his or her Designated Beneficiary. “Designated Beneficiary” means (i) the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (ii) in the absence of an effective designation by a Participant, the Participant’s estate.

(d)      Additional Provisions Relating to RSUs.

(1)      Settlement. As soon as practicable after the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each RSU, the Participant shall be entitled to receive from the Company the number of shares of Common Stock specified in the Award agreement or (if so provided in the applicable Award agreement or otherwise determined by the Board) an amount of cash equal to the fair market value (valued in the manner determined by (or in a manner approved by) the Board) of such number of shares or a combination thereof. The Board may provide that settlement of RSUs shall be deferred, on a mandatory basis or at the election of the Participant, in a manner that complies with Section 409A of the Code or any successor provision thereto, and the regulations thereunder (“Section 409A”).

(2)      Voting Rights. A Participant shall have no voting rights with respect to any RSUs.

(3)      Dividend Equivalents. The Award agreement for RSUs may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents will be credited to an account for the Participant, and may be settled in cash and/or shares of Common Stock and may be subject to the same restrictions on transfer and forfeitability as the RSUs with respect to which paid, in each case as set forth in the applicable award agreement. No interest will be paid on Dividend Equivalents.

8.	Other Stock-Based Awards

(a)      General. The Board may grant other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine.

(b)      Terms and Conditions. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award, including any purchase price applicable thereto.

(c)      Dividend Equivalents. The Award agreement for an Other Stock-Based Award may provide Participants with the right to receive Dividend Equivalents. Dividend Equivalents will be credited to an account for the Participant, and may be settled in cash and/or shares of Common Stock and may be subject to the same restrictions on transfer and forfeitability as the Other Stock-Based Award with respect to which paid, in each case as set forth in the applicable award agreement. No interest will be paid on Dividend Equivalents.

9.	Performance Awards.

(a)      Grants. Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 9 (“Performance Awards”).

(b)      Performance Measures. The Board may specify that the degree of granting, vesting and/or payout of any Performance Award shall be subject to the achievement of one or more performance measures established by the Board, which may be based on the relative or absolute attainment of specified levels of one or any combination of the following, which may be determined pursuant to generally accepted

2020 Proxy Statement    B-7

accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the Board: (i) net income, (ii) earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, (iii) operating profit before or after discontinued operations and/or taxes, (iv) sales, (v) sales growth, (vi) earnings growth, (vii) cash flow, free cash flow or cash position, (viii) gross margins or margin percentages, (ix) stock price, (x) market share, (xi) return on sales, assets, equity or investment, (xii) improvement of financial ratings, (xiii) achievement of balance sheet or income statement objectives, (xiv) total shareholder return, (xv) product release schedules, (xvi) product shipment targets, (xvii) customer satisfaction, (xviii) product design-in and/or design-win revenue opportunities, (xix) new product innovation or (xx) any other measure selected by the Board. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Board may specify that such performance measures shall be adjusted to exclude any one or more of (A) extraordinary items, (B) gains or losses on the dispositions of discontinued operations, (C) the cumulative effects of changes in accounting principles, (D) the writedown of any asset, (E) fluctuation in foreign currency exchange rates, (F) charges for restructuring and rationalization programs, (G) non-cash, mark-to-market adjustments on derivative instruments, (H) amortization of purchased intangibles, (I) the net impact of tax rate changes, (J) non-cash asset impairment charges, (K) gains on extinguishment of the tax receivable agreement and (L) any other factors as the Board may determine. Such performance measures: (x) may vary by Participant and may be different for different Awards; (y) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and (z) may cover such period as may be specified by the Board. The Board shall have the authority to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, in response to changes in applicable laws or regulations or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

(c)      Adjustments. The Board may adjust the cash or number of shares payable pursuant to such Performance Award, and the Board may, at any time, waive the achievement of the applicable performance measures, including in the case of the death or disability of the Participant or a change in control of the Company.

10.	Adjustments for Changes in Common Stock and Certain Other Events

(a)      Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the share counting rules and sublimits set forth in Sections 4(a) and 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding award of Restricted Stock and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding RSU and each Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

B-8    Analog Devices, Inc.

(b)      Reorganization and Change in Control Events.

(1)      Definitions.

(A)      A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is canceled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

(B)      A “Change in Control Event” shall mean:

(i)       the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control Event: (A) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (C) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (ii) of this definition; or

(ii)      the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 30% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(iii)      the liquidation or dissolution of the Company.

(C)      “Good Reason” shall mean any significant diminution in the Participant’s title, authority, or responsibilities from and after such Reorganization Event or Change in Control Event, as the case may be, or any material reduction in the annual cash compensation payable to the Participant from and after such Reorganization Event or Change in Control Event, as the case may be, or the relocation of the place of business at which the Participant is principally located to a location that is greater than 50 miles from its location immediately prior to such Reorganization Event or Change in Control Event. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good

2020 Proxy Statement    B-9

Reason unless (x) the Participant gives the Company notice of termination no more than 90 days after the initial existence of such event or circumstance, (y) such event or circumstance has not been fully corrected by the Company within 30 days of the Company’s receipt of such notice and (z) the Participant’s termination occurs within 60 days following the Company’s receipt of such notice.

(D)      “Cause” shall mean:

(i)      any willful failure by the Participant, which failure is not cured within 30 days of written notice to the Participant from the Company, to perform his or her material responsibilities to the Company; or

(ii)      any willful misconduct by the Participant which affects the business reputation of the Company.

(2)      Effect on Awards Other than Restricted Stock.

(A)      In connection with a Reorganization Event (regardless of whether such event also constitutes a Change in Control Event), the Board shall provide that all outstanding Awards other than Restricted Stock shall be assumed, or equivalent awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof); provided that, notwithstanding anything to the contrary in the Plan, if such Reorganization Event also constitutes a Change in Control Event, except to the extent specifically provided to the contrary in the instrument evidencing any Award other than Restricted Stock or any other agreement between a Participant and the Company (A) one-half of the number of shares subject to the Award other than Restricted Stock which were not already vested shall become vested and/or exercisable upon the occurrence of such Reorganization Event and, subject to (B) below, the remaining one-half of such number of shares shall continue to become vested in accordance with the original vesting schedule set forth in such award, with one-half of the number of shares that would otherwise have become vested on each subsequent vesting date in accordance with the original schedule becoming vested on each subsequent vesting date and (B) such assumed or substituted award other than Restricted Stock shall become immediately vested and/or exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Reorganization Event, the Participant’s employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation. For purposes hereof, an Award other than Restricted Stock shall be considered to be assumed if, following consummation of the Reorganization Event, the award confers the right to purchase or receive, for each share of Common Stock subject to the award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise and/or vesting of the Awards other than Restricted Stock to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

Notwithstanding the foregoing and anything to the contrary in the Plan, if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, such Awards other than Restricted Stock, or in the event of a liquidation or dissolution of the Company, the Board shall, upon written notice to the Participants, provide that all then unexercised or unvested Awards other than Restricted Stock will become vested and/or exercisable in full as of a specified time prior to the Reorganization Event and will terminate immediately prior to the consummation of such Reorganization Event, except to the extent, as applicable, exercised by the Participants before the consummation of such Reorganization Event; provided, however, that in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Reorganization Event (the “Acquisition Price”), then the Board may instead provide that all outstanding Awards other than Restricted Stock shall terminate upon consummation of such Reorganization

B-10    Analog Devices, Inc.

Event and that each Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Award other than Restricted Stock (whether or not then vested), exceeds (B) the aggregate exercise price of such Award other than Restricted Stock, if any.

Notwithstanding the terms of Section 10(b)(2), in the case of outstanding RSUs that are subject to Section 409A: (i) if the applicable RSU agreement provides that the RSUs shall be settled upon a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), and the Reorganization Event constitutes such a “change in control event”, then no assumption or substitution shall be permitted pursuant to Section 10(b)(2) and the RSUs shall instead be settled in accordance with the terms of the applicable RSU agreement; and (ii) the Board otherwise may only undertake the actions set forth in Section 10(b)(2) if the Reorganization Event constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5)(i) or if such action is permitted or required by Section 409A; if the Reorganization Event is not a “change in control event” as so defined or such action is not permitted or required by Section 409A, and the acquiring or succeeding corporation does not assume or substitute the RSUs, then the unvested RSUs shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.

(B)      Change in Control Event that is not a Reorganization Event. Upon the occurrence of a Change in Control Event that does not also constitute a Reorganization Event, except to the extent specifically provided to the contrary in the instrument evidencing any Award other than Restricted Stock or any other agreement between a Participant and the Company, and notwithstanding anything to the contrary in the Plan, the vesting schedule of such award shall be accelerated in part so that one-half of the number of shares that would otherwise have first become vested on any date after the date of the Change in Control Event shall immediately become vested and/or exercisable. The remaining one-half of such number of shares shall continue to become vested in accordance with the original vesting schedule set forth in such Award other than Restricted Stock, with one-half of the number of shares that would otherwise have become vested on each subsequent vesting date in accordance with the original schedule becoming vested on each such subsequent vesting date; provided, however, that each such Award other than Restricted Stock shall be immediately vested and/or exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the Participant’s employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation.

(3)      Effect on Awards of Restricted Stock.

(A)      Reorganization Event. Upon the occurrence of a Reorganization Event (regardless of whether such event also constitutes a Change in Control Event), the repurchase and other rights of the Company under each outstanding Award of Restricted Stock shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Award of Restricted Stock.

(B)      Change in Control Event. Upon the occurrence of a Change in Control Event (regardless of whether such event also constitutes a Reorganization Event), except to the extent specifically provided to the contrary in the instrument evidencing any Award of Restricted Stock or any other agreement between a Participant and the Company, and notwithstanding anything to the contrary in the Plan, the vesting schedule of all Awards of Restricted Stock shall be accelerated in part so that one-half of the number of shares that would otherwise have first become free from conditions or restrictions on any date after the date of the Change in Control Event shall immediately become free from conditions or restrictions. Subject to the following sentence, the remaining one-half of such number of shares shall continue to become free from conditions or restrictions in accordance with the original schedule set forth in such Award, with one-half of the number of shares that would otherwise have become free from conditions or restrictions on each subsequent vesting date in accordance with the original schedule becoming free from conditions or restrictions on each subsequent vesting date. In addition, each such Award shall immediately become free from all conditions or restrictions if, on or prior to the first anniversary of the date of the consummation of the

2020 Proxy Statement    B-11

Change in Control Event, the Participant’s employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation.

11.	General Provisions Applicable to Awards

(a)      Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by a Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that, except with respect to Awards subject to Section 409A, the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Common Stock subject to such Award to such proposed transferee; provided further, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 11(a) shall be deemed to restrict a transfer to the Company.

(b)      Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan. In the event of any conflict between the terms of any Award agreement and this Plan, this Plan shall govern and control.

(c)      Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights, or receive any benefits, under an Award.

(d)      Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may elect to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Board, a Participant may satisfy the tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their fair market value (valued in the manner determined by (or in a manner approved by) the Company); provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that the Company is able to retain shares of Common Stock having a fair market value (determined by, or in a manner approved by, the Company) that exceeds the statutory minimum applicable withholding tax without financial accounting implications or the Company is withholding in a jurisdiction that does not have a statutory minimum withholding tax, the Company may retain such number of shares of Common Stock (up to the number of shares having a fair market value equal to the maximum individual statutory rate of tax (determined by, or in a manner approved by, the Company)) as the Company shall determine in its sole discretion to satisfy the tax liability associated with any Award. Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

B-12    Analog Devices, Inc.

(e)      Amendment of Award. Except as otherwise provided in Sections 5(g) and 6(e) related to repricings, the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 10.

(f)      Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(g)      Acceleration. The Board may at any time provide that any Award shall become immediately exercisable in whole or in part, free from some or all restrictions or conditions or otherwise realizable in whole or in part, as the case may be.

12.	Miscellaneous

(a)      No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b)      No Rights As Stockholder; Clawback. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be issued with respect to an Award until becoming the record holder of such shares. In accepting an Award under the Plan, the Participant agrees to be bound by any clawback policy that the Company has in effect or may adopt in the future.

(c)      Effective Date and Term of Plan. The Plan shall become effective on the Effective Date. No Awards shall be granted under the Plan after the expiration of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.

(d)      Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) neither Section 5(g) nor 6(e) requiring stockholder approval of any Option or SAR repricing may be amended without stockholder approval; (ii) no amendment that would require stockholder approval under the rules of the national securities exchange on which the Company then maintains its primary listing may be made effective unless and until the Company’s stockholders approve such amendment; and (iii) if the national securities exchange on which the Company then maintains its primary listing does not have rules regarding when stockholder approval of amendments to equity compensation plans is required (or if the Company’s Common Stock is not then listed on any national securities exchange), then no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 4(c) or 10), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless and until the Company’s stockholders approve such amendment. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 12(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the

2020 Proxy Statement    B-13

time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan unless the Award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date of grant and (2) it may not be exercised or settled (or otherwise result in the issuance of Common Stock) prior to such stockholder approval.

(e)    Authorization of Sub-Plans (including for Grants to non-U.S. Employees). The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(f)    Compliance with Section 409A of the Code. If and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A) (the “New Payment Date”), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A but do not to satisfy the conditions of that section.

(g)    Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.

(h)    Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the Commonwealth of Massachusetts.

B-14    Analog Devices, Inc.

INTERNATIONAL SUBPLANS

TO THE

ANALOG DEVICES, INC.

2020 EQUITY INCENTIVE PLAN

2020 Proxy Statement    B-15

RULES OF THE ANALOG DEVICES, INC.

2020 EQUITY INCENTIVE PLAN

FRENCH SUB-PLAN

I.	GENERAL

1.	Introduction

The Board of Directors of Analog Devices, Inc. (the “Company”) has established the 2020 Equity Incentive Plan (the “U.S. Plan”) for the benefit of certain employees of the Company and its Subsidiaries, including its Subsidiaries in France (the “French Subsidiaries”) of which the Company holds directly or indirectly at least 10% of the share capital.

Sections 3 and 12(e) of the U.S. Plan authorize the Board of Directors and a Committee as appointed by the Board of Directors (the “Committee”) to adopt, amend and repeal such administrative rules, guidelines and practices relating to the U.S. Plan as it shall deem advisable, and to establish one or more sub-plans under the U.S. Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. Pursuant to the foregoing authority, the Committee, therefore, intends to establish a sub-plan of the U.S. Plan for the purpose of granting stock options which qualify for the favorable tax and social security treatment in France applicable to options granted under Sections L. 225-177 to L. 225-186-1 of the French Commercial Code, as amended (“French-qualified Options”), and restricted stock units (including performance awards) which qualify for the favorable tax and social security treatment in France applicable to shares granted for no consideration under Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended (“French-qualified RSUs”), to qualifying participants in France who are resident in France for French tax purposes and/or subject to the French social security regime (“French Participants”).

The terms of the U.S. Plan as attached hereto, shall, subject to the limitations set forth herein, constitute the Analog Devices, Inc. 2020 Equity Incentive Plan French Sub-Plan (the “French Sub-Plan”).

Under the French Sub-Plan, the French Participants will be granted only French-qualified Options and French-qualified RSUs as defined below under Section 1.

2.	Definitions

Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the U.S. Plan. The terms set forth below shall have the following meanings:

(a)      The term “Closed Period” applicable to French-qualified Options shall mean the specific periods as set forth in Section L. 225-177 of the French Commercial Code, as amended, during which French-qualified Options cannot be granted as described in Section II.1 below, including:

(i)	twenty (20) trading days following the issuance of a coupon granting the right to receive dividends or to purchase Shares of the Company;

(ii)

ten (10) quotation days preceding the date on which the annual and intermediate consolidated financial statements or the annual and half-yearly accounts of the Company are made public, including the day of publication; or

(iii)

Any period during which the corporate management of the Company possesses confidential information within the meaning of Article 7 of the Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (“Market Abuse Regulation”), until the date on which this information is made public.

The term “Closed Period” applicable to French-qualified RSUs shall mean the specific periods as set forth by Section L. 225-197-1 of the French Commercial Code as amended from time to time, during which the sale or transfer of Shares acquired at vesting of the French-qualified RSUs as described in Section III.1(b) below cannot be sold or transferred:

i.	Thirty (30) calendar days before the announcement of an intermediate financial report or end-of-year report that the Company is required to make public.

B-16    Analog Devices, Inc.

ii.

Any period during which the Chief Executive Officer (directeur général), any deputy chief executive officer (directeur général délégué), or any member of the Board of Directors (conseil d’administration), the supervisory board (conseil de surveillance) or the executive board (directoire) of the Company, or any employee possesses knowledge of inside information (within the meaning of Article 7 of the Regulation (EU) No 596/2014 of the European Parliament and of the Council of April 16, 2014 on market abuse (Market Abuse Regulation) and cancelling the Directive 2003/6/UE and Directives 2003/124/CE Parliament and 2004/72/CE of the Commission) which has not been disclosed to the public.

If French law or regulations are amended after adoption of the French Sub-Plan to modify the definition and/or applicability of the Closed Periods to French-qualified Options and/or French-qualified RSUs, such amendments shall become applicable to any French-qualified Options and French-qualified RSUs granted under this French Sub-Plan, to the extent permitted or required under French law.

For French-qualified Options only, if the Company grants options on a date during an applicable Closed Period, the Grant Date for French Participants shall be the first date following the expiration of the Closed Period, provided such date is not prohibited under the U.S. Plan rules.

(b)      The term “Exercise Price” shall be the price to purchase each Share.

(c)      The term “Disability” shall mean a disability as determined in categories 2 and 3 under Section L. 341-4 of the French Social Security Code, as amended, and subject to the fulfillment of related conditions and the applicable Award Agreement. To the extent a French Participant’s disability meets the requirements as defined in the applicable Award Agreement and not the requirements of Disability set forth herein, the French Participant may not be entitled to the favorable tax and social security treatment under the French Sub-Plan.

(d)      The term “Forced Retirement” shall mean forced retirement as determined under Section L. 1237-5 of the French Labor Code, as amended, and subject to the fulfillment of related conditions.

(e)      The term “Grant Date” shall mean the date on which the Committee both (i) designates the French Participants, and (ii) specifies the terms and conditions of the French-qualified Options or French-qualified RSUs, such as the number of Shares subject to the French-qualified Options or French-qualified RSUs, the conditions for vesting of the French-qualified Options or French-qualified RSUs, the conditions for exercising the French-qualified Options and any restrictions on the sale of Shares subject to the French-qualified Options or French-qualified RSUs.

(f)       The term “Options” shall, in addition to the meaning set forth in the U.S. Plan under Section 5(a), include the following:

(i)	purchase options, which are rights to acquire Shares repurchased by the Company prior to the date on which the Options become exercisable; or

(ii)	subscription options, which are rights to subscribe newly-issued Shares.

(g)      The term “RSU” shall mean, in addition to the meaning set forth under Section 7(a) in the U.S. Plan, a promise by the Company to issue to the French Participant, at a future date, at no cash consideration, a Share for each unit granted to a French Participant, provided that any conditions established by the Committee for the vesting restrictions with respect to such unit have been satisfied and for which any dividend and voting rights attach only upon the issuance of Shares. For the avoidance of doubt, RSUs may be subject to performance-based vesting conditions, as set forth in Section 9 of the U.S. Plan.

(h)      The term “Vesting Date” shall mean the relevant date on which RSUs are vested, as specified by the Committee, and the French Participants are entitled to receive the Shares underlying the RSUs for no cash consideration.

2020 Proxy Statement    B-17

3.	Eligibility

Notwithstanding any other term of this French Sub-Plan, French-qualified Options and French-Qualified RSUs may be granted only to employees or corporate directors of the French Subsidiaries who hold less than ten percent (10%) of the outstanding Shares of the Company and who otherwise satisfy the eligibility conditions of Section 2 of the U.S. Plan.

Subject to the paragraph below, any French Participant who, on the Grant Date of the Option and/or RSU, and to the extent required under French law, is employed under the terms and conditions of an employment contract (“contrat de travail”) by a French Subsidiary or who is a corporate officer of a French Subsidiary shall be eligible to receive, at the discretion of the Committee, French-qualified Options and/or French-qualified RSUs under this French Sub-Plan, provided he or she also satisfies the eligibility conditions of Section 2 of the U.S. Plan.

French-qualified Options and French-qualified RSUs may not be issued to corporate executives of French Subsidiaries, other than the managing directors (Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de Sociétés par actions) unless the corporate executive is an employee of a French Subsidiary, as defined by French law.

4.	Employment Rights

The adoption of this French Sub-Plan shall not confer upon the French Participant, or any employees of a French Subsidiary, any employment rights and shall not be construed as a part of any employment contracts that a French Subsidiary has with its employees.

5.	Delivery of Shares Only

Only Shares and not cash payments may be delivered to any French Participant as a result of the French-qualified Options and French-qualified RSUs granted under this French Sub-Plan.

6.	Non-Transferability

Notwithstanding any provision in the U.S. Plan to the contrary and, except in the case of death, French-qualified Options and French-qualified RSUs cannot be transferred to any third party. In addition, during the lifetime of the French Participant, the French-qualified Options are exercisable only by the French Participant, subject to Sections II.3(c) and II.4 below. The Shares underlying the French-qualified RSUs may not be transferred to any third party and shall be issued only to the French Participant during his or her lifetime, subject to Sections III.1(a) and III.3 below.

7.	Disqualification of French-qualified Options and French-qualified RSUs

In the event changes are made to the terms and conditions of the French-qualified Options and/or French-qualified RSUs due to any requirements under the applicable laws, or by decision of the Company’s shareholders, the Board or the Committee, the Options and/or RSUs may no longer qualify as French-qualified Options and French-qualified RSUs.

If the Options and/or RSUs no longer qualify as French-qualified Options and/or French-qualified RSUs, the Committee may, in its sole discretion, determine to lift, shorten or terminate certain restrictions applicable to the vesting or exercisability of the Options, the vesting of the RSUs or to the sale of the Shares underlying the Options and/or RSUs which have been imposed under this French Sub-Plan or in the applicable Award Agreement delivered to the French Participant in order to achieve the favorable tax and social security treatment applicable to French-qualified Options and/or French-qualified RSUs. Should the awards no longer be qualified the French Participant shall be liable to French tax and social security to the extent permissible under French law.

B-18    Analog Devices, Inc.

8.	Amendments

Subject to the terms of the U.S. Plan, the Board or Committee reserves the right to amend or terminate the French Sub-Plan at any time.

II.	FRENCH-QUALIFIED OPTIONS

1.	Closed Period

French-qualified Options may not be granted during a Closed Period to the extent such Closed Periods are applicable to French-qualified Options granted by the Company. If the Company grants options on a date during an applicable Closed Period, the Grant Date for French Participants shall be the first date following the expiration of the Closed Period, provided such date is not prohibited under the U.S. Plan rules.

2.	Conditions of the French-qualified Options

(a)      The Exercise Price and number of underlying Shares shall not be modified after the Grant Date, except as provided in Sections II.5 of this French Sub-Plan, or as otherwise authorized by French law. Any other modification permitted under the U.S. Plan may result in the Option no longer qualifying as a French-qualified Option.

(b)      The French-qualified Options will vest and become exercisable pursuant to the terms and conditions set forth in the U.S. Plan, this French Sub-Plan, and the applicable Award Agreement delivered to each French Participant.

(c)      The Exercise Price per Share payable pursuant to French-qualified Options granted under this French Sub-Plan shall be fixed by the Committee on the Grant Date. In no event shall the Exercise Price be less than the greatest of:

(i)

with respect to purchase stock options: the higher of either 80% of the average of the closing price of the Shares during the 20 days of quotation immediately preceding the Grant Date or 80% of the average of the purchase price paid for such Shares by the Company;

(ii)	with respect to subscription stock options: 80% of the average of the closing price of such Shares during the 20 days of quotation immediately preceding the Grant Date; and

(iii)	100% of the Fair Market Value per Share as defined under the U.S. Plan, as determined on the Grant Date.

3.	Exercise of a French-qualified Option

(a)      At the time a French-qualified Option is effectively granted, the Committee shall fix the period, if any, within which the French-qualified Option vests and may be exercised and shall determine any conditions that must be satisfied before the French-qualified Option may be exercised. Such restriction period for the vesting or the exercise of a French-qualified Option shall be set forth in the applicable Award Agreement.

(b)      Upon exercise of a French-qualified Option, the full Exercise Price and any required withholding tax or social security contributions, if any, shall be paid by the French Participant as set forth in the applicable Award Agreement. Under a cashless exercise program, the French Participant may give irrevocable instructions to a stockbroker to properly deliver the Exercise Price to the Company. No delivery, surrender or attestation to the ownership of previously owned Shares may be used to pay the Exercise Price.

(c)      In the event of the death of a French Participant, his or her French-qualified Options shall thereafter be immediately vested and exercisable in full under the conditions set forth by Section II.4 of this French Sub-Plan.

2020 Proxy Statement    B-19

(d)      If a French Participant is terminated or ceases to provide services to the Company or a French Subsidiary, his or her French-qualified Options will be exercisable according to the provisions of the Award Agreement.

(e)      If a French Participant ceases to be employed by the Company or a French Subsidiary by reason of his or her Forced Retirement (as defined in this French Sub-Plan) or dismissal as defined by Section 91-ter of Exhibit II to the French Tax Code, as amended, and as construed by the French tax circulars and subject to the fulfillment of related conditions, his or her French-qualified Options may benefit from favorable tax and social security treatment, provided the exercise of the French-qualified Options was authorized under the applicable Award Agreement prior to the time of Forced Retirement or dismissal and the French-qualified Options were exercised at least three (3) months prior to the effective date of the Forced Retirement or at least three (3) months prior to the sending of the letter of dismissal to the French Participant as defined by French law and as construed by French tax and social security guidelines and court decisions of French Labor Courts.

(f)       The Shares acquired upon exercise of a French-qualified Option shall be fully owned by the French Participant and recorded in an account in his or her name and must be held with the Company or a broker or in such manner as the Company may otherwise determine to ensure compliance with French laws.

To the extent and as long as applicable to French-qualified Options granted by the Company, a restriction on exercise of the Options shall be imposed in the Award Agreement for any French Participant who qualifies as a managing director of the Company.

4.	Death

In the event of the death of a French Participant while he or she is actively employed by the Company or a French Subsidiary, all French-qualified Options shall become immediately vested and exercisable and may be exercised in full by the French Participant’s heirs or the legal representative of his or her estate for the six (6) month period following the date of the French Participant’s death or such other period as may be required to comply with French law. In the event of the death of a French Participant after termination of active employment with the Company or a French Subsidiary, the treatment of French-qualified Options will be as set forth in the Award Agreement. Any French-qualified Option that remains unexercised shall expire six (6) months following the date of the French Participant’s death or after expiration of such other period as may be required to comply with French law. The six (6) month exercise period (or such other period as may be required to comply with French law) will apply without regard to the term of the French-qualified Option as described in Section II.6 of this French Sub-Plan.

5.	Adjustments - Change in Control

Adjustments of French-qualified Options issued hereunder shall be made to preclude the dilution or enlargement of benefits under the French-qualified Option only in the event of the transactions by the Company listed under Section L. 225-181 of the French Commercial Code, as amended, and in case of a repurchase of Shares by the Company at a price which is higher than the stock quotation price in the open market, and according to the provisions of Section L. 228-99 of the French Commercial Code, as amended, as well as according to specific decrees. In the event of an adjustment other than as described above, the Options may no longer qualify for favorable tax and social security treatment under French law.

Nevertheless, the Board or the Committee, at its discretion, may decide to make adjustments in the case of a transaction as described in Section 10 of the U.S. Plan, for which adjustments may not be authorized under French law, in which case, the options may no longer qualify as French-qualified Options and the favorable tax and social security treatment may be lost.

6.	Term of Option

French-qualified Options granted pursuant to this French Sub-Plan will expire no later than nine and a half (9 1/2) years from the Grant Date, unless otherwise specified in the applicable Award Agreement. The

B-20    Analog Devices, Inc.

French-qualified Option term will be extended only in the event of the death of a French Participant, but in no event will any French-qualified Option be exercisable beyond nine (9) months following the date of death of the French Participant or such other period as may be required to comply with French law.

7.	Interpretation

In the event of any conflict between the provisions of this French Sub-Plan and the U.S. Plan, the provisions of this French Sub-Plan shall control for any grants of French-qualified Options made to French Participants.

It is intended that Options granted under this French Sub-Plan shall qualify for the favorable tax and social security treatment applicable to stock options granted under Sections L. 225-177 to L. 225-186-1 of the French Commercial Code, as amended, and in accordance with the relevant provisions set forth by French tax law and the French tax administration, but no undertaking is made by the Company to maintain such status. The terms of this French Sub-Plan shall be interpreted accordingly and in accordance with the relevant provisions set forth by French tax and social security laws and relevant guidelines published by French tax and social security administrations and subject to the fulfillment of legal, tax and reporting obligations.

III.	FRENCH-QUALIFIED RSUs

1.	Conditions of the French-qualified RSUs

(a)      Vesting of French-Qualified RSUs

Notwithstanding any other provision of the U.S. Plan, French-qualified RSUs shall not vest and the Shares underlying the French-qualified RSUs shall not be delivered to the French Participants prior to the expiration of a minimum one-year period as calculated from the Grant Date, or such other period as is required to comply with the minimum mandatory vesting period applicable to French-qualified RSUs under Section L. 225-197-1 of the French Commercial Code, as amended, or the relevant sections of the French Tax Code or the French Social Security Code, as amended, to benefit from the favorable tax and social security regime for French-qualified restricted stock units. However, notwithstanding the vesting requirements described above, in the event of the death of a French Participant, all of his or her outstanding French-qualified RSUs shall become vested under the conditions set forth in Section III.3 of this French Sub-Plan.

(b)      Holding of Shares

The sale or transfer of Shares issued pursuant to the French-qualified RSUs may not occur prior to the relevant anniversary of the Grant Date specified by the Committee and in no case prior to the expiration of a minimum two-year period as calculated from the Grant Date (or, if later, the date on which the Shares underlying the French-qualified RSUs are issued to a French Participant), or such other period as is required to comply with the minimum mandatory holding period applicable to French-qualified RSUs under Section L. 225-197-1 of the French Commercial Code, as amended, or the relevant sections of the French Tax Code or the French Social Security Code, as amended, to benefit from the favorable tax and social security regime for French-qualified restricted stock units, even if the French Participant is no longer an employee or corporate officer of the Company or a French Subsidiary.

In addition, the Shares issued pursuant to the French-qualified RSUs may not be sold or transferred during a Closed Period, so long as those Closed Periods are applicable to Shares underlying French-qualified RSUs.

(c)      Corporate Officer Restriction

To the extent and as long as applicable to French-qualified RSUs granted by the Company, a specific holding period for the sale or transfer of Shares shall be imposed in the applicable RSU Agreement for any French Participant who qualifies as a managing director of the Company.

2020 Proxy Statement    B-21

(d)      French Participant’s Account

The Shares issued pursuant to the French-qualified RSUs shall be fully owned by the French Participant and recorded and held in an account in his or her name with the Company or a broker or in such other manner as the Company may determine in order to ensure compliance with French laws, including any required holding periods.

2.	Adjustments - Change in Control

In the event of an adjustment due to a corporate transaction or event as set forth in Section 10 of the U.S. Plan, the adjustment to the terms and conditions of the French-qualified RSUs or underlying Shares shall be made in accordance with the U.S. Plan and pursuant to applicable French legal and tax rules. Nevertheless, should the Board or Committee make adjustments in the case of a transaction for which adjustments are not authorized under French law, the restricted stock units may no longer qualify as French-qualified RSUs.

3.	Death and Disability

In the event of the death of a French Participant, the French-qualified RSUs held by the French Participant at the time of death shall become immediately transferable to the French Participant’s heirs. The Company shall issue the underlying Shares to the French Participant’s heirs, at their request, provided the heirs contact the Company within six (6) months following the death of the French Participant or such other period as may be required to comply with French law. If the French Participant’s heirs do not request the issuance of the Shares underlying the French-qualified RSUs within six (6) months following the French Participant’s death (or such other period as may be required to comply with French law), the French-qualified RSUs will be forfeited.

If a French Participant dies or ceases to be employed by the Company or a French Subsidiary or any Affiliate by reason of his or her Disability (as defined in this French Sub-Plan), the French Participant’s heirs or the disabled French Participant, as applicable, shall not be subject to the restrictions on the sale or transfer of Shares set forth in Section III.1(b) of this French Sub-Plan.

4.	Interpretation

It is intended that French-qualified RSUs granted under the French Sub-Plan shall qualify for the favorable tax and social security treatment applicable to French-qualified RSUs granted under Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended, and in accordance with the relevant provisions set forth by French tax law and the French tax administration, but no undertaking is made to maintain such status.

The terms of the French Sub-Plan shall be interpreted accordingly and in accordance with the relevant provisions set forth by French tax and social security laws, as well as the French tax and social security administrations and the relevant guidelines released by the French tax and social security authorities and subject to the fulfillment of legal, tax and reporting obligations.

In the event of any conflict between the provisions of the French Sub-Plan and the U.S. Plan, the provisions of this French Sub-Plan shall control for any grants of French-qualified RSUs made thereunder to French Participants.

IV.	ADOPTION

The French Sub-Plan was adopted by the Board of Directors on December 11, 2019 and will become effective as of the date the Company’s stockholders approve the U.S. Plan.

B-22    Analog Devices, Inc.

RULES OF THE ANALOG DEVICES, INC.

2020 EQUITY INCENTIVE PLAN

ISRAELI SUB-PLAN

1.	GENERAL

1.1.        This Israeli Sub-plan (the “Israeli Sub-Plan”) to the Analog Devices, Inc. 2020 Equity Incentive Plan (the “U.S. Plan”) shall apply only to Eligible Participants who are Employees, advisors or consultants of Analog Devices, Inc. (the “Company”) or one of its Subsidiaries (as defined below) in Israel. The provisions specified hereunder apply only to persons who are residents of the State of Israel or who are deemed to be residents of the State of Israel for tax purposes, or are otherwise subject to taxation in Israel with respect to Awards (as defined below).

1.2.        This Israeli Sub-Plan is effective with respect to stock options (the “Options”) and restricted stock units (“RSUs”) granted at least 30 days after the this Israeli Sub-Plan and the U.S. Plan are duly submitted to the ITA (as defined below) in accordance with the provisions of Section 102, unless otherwise approved by the ITA or allowed under Section 102. This Israeli Sub-Plan shall comply with Amendment no. 132 of the Ordinance and all rules, regulations and guidelines promulgated thereunder.

1.3.        The purpose of this Israeli Sub-Plan is to establish certain rules and limitations applicable to Awards that may be granted under the U.S. Plan from time to time, in compliance with applicable laws currently in force in the State of Israel. Specifically, this Israeli Sub-Plan is made in order to conform the U.S. Plan to Section 102, so as to enable the grant of Awards under the U.S. Plan to an Eligible Participant. For the avoidance of doubt, this Israeli Sub-Plan does not add to or modify the U.S. Plan in any other respect if not specifically stated herein.

1.4.      The U.S. Plan and this Israeli Sub-Plan are complimentary to each other and shall be deemed as one. The U.S. Plan and this Israeli Sub-Plan shall be read together. In any case of contradiction, whether explicit or implied, between the provisions of this Israeli Sub-Plan and the U.S. Plan, the provisions of this Israeli Sub-Plan shall supersede and govern; provided, however, that this Israeli Sub-Plan shall not be construed to grant rights not consistent with the terms of the U.S. Plan, unless specifically set forth herein.

1.5.        Any capitalized term not specifically defined in this Israeli Sub-Plan shall be construed according to the interpretation given to it in the U.S. Plan.

2.	DEFINITIONS

2.1.        “3(i) Award” means an Award granted pursuant to Section 3(i) of the Ordinance to any person who is a Non-Employee.

2.2.        “102 Award” means any Award granted to Employees pursuant to Section 102 of the Ordinance.

2.3.        “102 Capital Gains Track Grant” means a 102 Trustee Grant elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) and 102(b)(3) of the Ordinance.

2.4.        “102 Ordinary Income Track Grant” means a 102 Trustee Grant elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

2.5.        “102 Trustee Grant” means an Award granted pursuant to Section 102(b) of the Ordinance (includes both 102 Capital Gains Track Grants and 102 Ordinary Income Track Grants) held in trust by a Trustee for the benefit of the Employee.

2.6.        “Award” solely for purposes of this Israeli Sub-Plan, means an Option or RSU granted pursuant to the terms and conditions of the U.S. Plan and this Israeli Sub-Plan (including Performance Awards granted under Section 9 of the U.S. Plan).

2020 Proxy Statement    B-23

2.7.        “Award Agreement” means the agreement between the Company and a grantee that sets out the terms and conditions of an Option and/or RSU award.

2.8.        “Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance, as may be amended from time to time, but which is, as of the date of this Israeli Sub-Plan, as follows: an Employee who prior to the grant of any Award or as a result of such grant, holds or would hold, directly or indirectly, in his name or with a “relative” (as defined in section 76(d) of the ITO) (i) at least 10% of the outstanding shares of the Company; (ii) at least 10% of the voting power of the Company; (iii) the right to hold or purchase at least 10% of the outstanding equity or voting power of the Company; (iv) the right to obtain at least 10% of the profit of the Company; or (v) the right to appoint a director of the Company.

2.9.        “Employee” means a person who is employed by the Company or its Affiliates, including an individual who is serving as a director or an office holder, but excluding any employee who is deemed to be a Controlling Shareholder before a grant or immediately thereafter.

2.10.      “Israeli Fair Market Value” means, with respect to 102 Capital Gains Track Grants only, for the sole purpose of determining tax liability pursuant to Section 102(b)(3) of the Ordinance, if on grant date the Common Stock is listed on any established stock exchange or a national market system or if the Common Stock will be registered for trading within ninety (90) days following the grant date, the fair market value of the Common Stock at the grant date shall be determined in accordance with the average value of the Common Stock on the thirty (30) trading days preceding the grant date or on the thirty (30) trading days following the date of registration for trading, as the case may be.

2.11.      “ITA” means the Israeli Tax Authority.

2.12.      “Non-Employee” means a consultant, adviser, service provider, Controlling Shareholder or any other person who is not an Employee.

2.13.      “Non-Trustee Grant” means a 102 Award granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

2.14.      “Ordinance” means the 1961 Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended.

2.15.      “Section 102” means section 102 of the Ordinance and any regulations, rules, orders or procedures, administrative guidelines and tax rulings promulgated there under as now in effect or as hereafter amended.

2.16.      “Subsidiary” means any “employing company” within the meaning of Section 102(a) of the Ordinance.

2.17.      “Trustee” means any individual or entity appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

3.	ISSUANCE OF AWARDS

3.1.        The persons eligible for participation in the U.S. Plan shall include any Employees and/or Non-Employees of the Company or of any Affiliate; provided, however, that (i) Employees may only be granted 102 Awards; and (ii) Non-Employees and/or Controlling Shareholders may only be granted 3(i) Awards (Employees and Non-Employees together, “Eligible Participants”).

3.2.        The Company may designate Awards granted to Employees pursuant to Section 102 as 102 Trustee Grants or Non-Trustee Grants.

3.3.        102 Trustee Grants shall be made under this Israeli Sub-Plan adopted by the Board, and shall be conditioned upon the filing of this Israeli Sub-Plan with the ITA and the provisions of Section 102.

B-24    Analog Devices, Inc.

3.4.        102 Trustee Grants may either be classified as 102 Capital Gain Track Grants or 102 Ordinary Income Track Grants.

3.5.        No 102 Trustee Grants may be made under this Israeli Sub-Plan to any Eligible Participant, unless and until the Company’s election of the type of 102 Trustee Grants as 102 Capital Gains Track Grants or 102 Ordinary Income Track Grants (the “Election”), is appropriately filed with the ITA. Such Election shall become effective on the first grant date of a 102 Trustee Grant under this Israeli Sub-Plan and shall remain in effect until the end of the year following the year during which the Company first made 102 Trustee Grants. Once the Company has filed such an Election, it may change the type of 102 Trustee Grant that it chooses to make only after the lapse of at least 12 months from the end of the calendar year in which the first grant was made in accordance with the previous Election, and in accordance with Section 102 of the Ordinance. The Election shall obligate the Company to grant only the type of 102 Trustee Grants it has elected, and shall apply to all 102 Trustee Grants during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Non-Trustee Grants simultaneously.

3.6.        All 102 Trustee Grants must be held in trust by a Trustee, as described in section 4 below.

3.7.        In the case the requirements for 102 Trustee Grants are not met, then the 102 Trustee Grants shall be regarded as Non-Trustee Grants, all in accordance with the provisions of Section 102.

3.8.        For the avoidance of doubt, the designation of 102 Trustee Grants and Non-Trustee Grants shall be subject to the terms and conditions set forth in Section 102.

4.	TRUSTEE

4.1.        102 Trustee Grants under this Israeli Sub-Plan and/or any Common Stock allocated or issued upon exercise or vesting of such 102 Trustee Grants and/or other Common Stock received subsequently following any realization of rights, including bonus shares, shall be allocated or issued to the Trustee and held for the benefit of the Employee for such period of time as required by Section 102 (the “Holding Period”), unless the ITA approves otherwise in writing. If such an Award is exercised or vests after the Holding Period ends, the Common Stock issued upon such exercise or vesting shall, at the election of the Eligible Participant, either (i) be issued in the name of the Trustee; or (ii) be transferred to the Eligible Participant directly, provided that the Eligible Participant first complies with all applicable provisions of the U.S. Plan and this Israeli Sub-Plan including but not limited to payment of tax.

4.2.        After termination of the Holding Period, the Trustee may release the Award and any Common Stock issued with respect to the Award, provided that (i) the Trustee has received an acknowledgement from the ITA that the Employee has paid any applicable tax due pursuant to the Ordinance or (ii) the Trustee and/or the Company or the Affiliate withholds any applicable tax due pursuant to the Ordinance. Notwithstanding anything to the contrary, the Trustee shall not release any Common Stock allocated or issued upon exercise or vesting of 102 Trustee Grants prior to the full payment of the Employee’s tax liabilities arising from 102 Trustee Grants and/or any Common Stock allocated or issued upon exercise or vesting of such Awards.

4.3.        Upon receipt of 102 Trustee Grants, the Eligible Participant will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with this Israeli Sub-Plan, or any 102 Trustee Grant or Common Stock granted to him thereunder.

4.4.        With respect to any 102 Trustee Grant, subject to the provisions of Section 102, an Eligible Participant shall not sell or release from trust any Common Stock received upon the exercise or vesting of a 102 Trustee Grant and/or any Common Stock received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102 of the Ordinance. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Eligible Participant.

2020 Proxy Statement    B-25

4.5.        With respect to 102 Capital Gain Track Grants, to the extent that the Common Stock is listed on any established stock exchange or a national market system, the provisions of Section 102(b)(3) of the Ordinance will apply with respect to the Israeli tax rate applicable to such Awards (including Options with an exercise price that is lower than the Israeli Fair Market Value of the Common Stock on the grant date).

4.6.        To avoid doubt, and not withstanding any discretion or provision in the U.S. Plan to the contrary: (a) no Award granted as a 102 Trustee Grant may be settled for cash payment or any other form of consideration, unless and to the extent permitted under Section 102 or as expressly authorized by the ITA; (b) no Option qualifying as a 102 Trustee Grant shall be exercisable by the surrender of Common Stock or by “net exercise”, notwithstanding Section 5(f) of the U.S. Plan unless otherwise approved in writing by the ITA or under Section 102, and (c) RSUs granted pursuant to the U.S. Plan shall only be settled in Common Stock, notwithstanding Section 7(d) of the U.S. Plan.

4.7.        In the event a stock dividend is declared and/or additional rights are granted with respect to Common Stock which derives from Awards granted as 102 Trustee Grants, such stock dividend and/or rights shall also be deposited with the Trustee and will be subject to the provisions of this section 4, and the Holding Period for such Common Stock and/or rights shall be measured from the commencement of the Holding Period for the Award with respect to which the stock dividend was declared and/or rights granted. In the event of a cash dividend on Common Stock or of the payment of Dividend Equivalents (as defined under the U.S. Plan) in cash, the Trustee shall transfer the dividend proceeds to the Eligible Participant after the deduction of taxes and mandatory payments in compliance with applicable withholding requirements, and subject to any other requirements imposed by the ITA.

5.	THE AWARDS

5.1.        The terms and conditions upon which the Awards shall be issued, exercised, and vest shall be as specified in the Award Agreement to be executed pursuant to the U.S. Plan and to this Israeli Sub-Plan. Each Award Agreement shall state, inter alia, the number of shares of Common Stock to which the Award relates, the vesting provisions, and for Options, the exercise price. The Award Agreement shall also indicate whether the grant is a 102 Trustee Grant, a Non-Trustee Grant, or a 3(i) Award; and if the grant is a 102 Trustee Grant, whether it is a 102 Capital Gains Track Grant or a 102 Ordinary Income Track Grant.

5.2.        Each 102 Trustee Grant will be deemed granted on the date stated in the Award Agreement, provided that (i) the Company will provide notice to the Trustee of the Award; and (ii) the Eligible Participant will sign all documents required, all subject to the provisions of Section 102.

6.	EXERCISE OF OPTIONS

6.1.        Options shall be exercised by the optionee by giving notice to the Company and/or to any third party designated by the Company (the “Representative”), in such form and method as may be determined by the Company and, when applicable, by the Trustee, in accordance with the requirements of Section 102, which exercise shall be effective upon receipt of such notice by the Company and/or the Representative and the payment of the exercise price for the number of shares of Common Stock with respect to which the option is being exercised, at the Company’s or the Representative’s principal office. The notice shall specify the number of shares of Common Stock with respect to which the Option is being exercised.

7.	ASSIGNABILITY AND SALE OF AWARDS

7.1.        Notwithstanding any other provision of the U.S. Plan, no Award or any right with respect thereto, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, and during the lifetime of the Eligible Participant each and all of such rights to purchase or receive Common Stock hereunder shall be exercisable only by the Eligible Participant or shall vest only to the Eligible Participant. Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

B-26    Analog Devices, Inc.

7.2.        As long as Awards or Common Stock purchased or acquired pursuant thereto are held by the Trustee on behalf of the Eligible Participant, all rights of the Eligible Participant over the Common Stock are personal, and cannot be transferred, assigned, pledged or mortgaged, by the Eligible Participant or by the Trustee, other than by will or laws of descent and distribution.

8.	INTEGRATION OF SECTION 102

8.1.        With regard to 102 Trustee Grants, the provisions of the U.S. Plan, this Israeli Sub-Plan and/or the Award Agreement shall be subject to the provisions of Section 102 and the any written confirmation issued by the ITA with respect to this U.S. Plan and/or the Israeli Sub-Plan (the “Written Approval”), and the said provisions of any Written Approval shall be deemed an integral part of the U.S. Plan, the Israeli Sub-Plan, and the Award Agreement.

8.2.        Any provision of Section 102 and/or any Written Approval which are necessary in order to receive and/or to maintain any tax benefit pursuant to Section 102, which is not expressly specified in the U.S. Plan or the Israeli Sub-Plan or the Award Agreement, shall be considered binding upon the Company and the Eligible Participants.

8.3.        The Eligible Participant agrees to execute any and all documents that the Company, the Affiliates, or the Trustee may reasonably determine to be necessary in order to comply with the provision of any applicable law, and particularly Section 102.

9.	TAX CONSEQUENCES

9.1.        Any tax consequences arising from the grant, exercise, or vesting of any Award, from the payment for Common Stock covered thereby or from any other event or act (of the Company, and/or its Affiliates, and the Trustee or the Eligible Participant), hereunder, shall be borne solely by the Eligible Participant. The Company and/or its Affiliates, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source, any may make any provisions and take such steps as they may deem necessary or appropriate to meet the withholding requirements, including, but not limited to: (i) withholding from the Eligible Participant’s wages or other cash compensation paid to the Eligible Participant by the Company or the Affiliates; (ii) withholding otherwise deliverable Common Stock having a value no greater than the maximum amount statutorily required to be withheld; or (iii) selling a sufficient number of such Common Stock otherwise deliverable to the Eligible Participant through such means as the Trustee may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld either through a voluntary sale or through a mandatory sale arranged by the Company (on the Eligible Participant’s behalf pursuant to the Eligible Participant’s authorization), to the extent permitted by law or pursuant to the approval of the ITA. In addition, the Eligible Participant will be required to pay any amount, including penalties, that exceeds the tax to be withheld and transferred to the ITA, pursuant to applicable law, regulation and rules. Furthermore, the Eligible Participant shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Eligible Participant. The Company, the Affiliate and/or the Trustee shall not be required to release any Awards and or Common Stock to an Eligible Participant until all required taxes have been withheld.

9.2.        The Company and/or, when applicable, the Trustee shall not be required to release any share certificate to an Eligible Participant until all required payments have been fully made.

9.3.        For avoidance of doubt, there is no assurance that all of the Awards granted pursuant to Section 102 of the Ordinance shall be eligible for the tax benefits afforded by Section 102 of the Ordinance.

9.4.        With respect to Non-Trustee Grants, if the Eligible Participant ceases to be employed by the Company or a Subsidiary, or otherwise if so requested by the Company or the Affiliate, the Eligible Participant shall extend to the Company or to the Affiliate a security or guarantee for the payment of tax due

2020 Proxy Statement    B-27

at the time of sale of Common Stock to the satisfaction of the Company or the Affiliate, all in accordance with the provisions of Section 102 of the Ordinance and the Rules.

10.	GOVERNING LAW AND JURISDICTION

10.1.      Notwithstanding any other provision of the U.S. Plan, with respect to Eligible Participants subject to this Israeli Sub-Plan, the U.S. Plan and all instruments issued there under or in connection therewith shall be governed by, and interpreted in accordance with, the laws of the State of Israel applicable to contracts made and to be performed therein.

B-28    Analog Devices, Inc.

 ANALOG DEVICES, INC.

 P.O. BOX 9106

 ATTN: INVESTOR RELATIONS DEPT.

 ONE TECHNOLOGY WAY

 NORWOOD, MA 02062-9106

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions below to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on March 10, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 10, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E88413-P31565                                     KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ANALOG DEVICES, INC.

The shares represented by this proxy when properly executed will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of each Director Nominee and FOR Proposals 2, 3 and 4.

The Board of Directors recommends you vote FOR each of the Director Nominees:

1.	The election to Analog Devices’ Board of Directors of the ten nominees named in our Proxy Statement.

Nominees:		For	Against	Abstain

1a.	Ray Stata	☐	☐	☐

1b.	Vincent Roche	☐	☐	☐

1c.	James A. Champy	☐	☐	☐

1d.	Anantha P. Chandrakasan	☐	☐	☐

1e.	Bruce R. Evans	☐	☐	☐

1f.	Edward H. Frank	☐	☐	☐

1g.	Karen M. Golz	☐	☐	☐

1h.	Mark M. Little	☐	☐	☐

1i.	Kenton J. Sicchitano	☐	☐	☐

1j.	Susie Wee	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2,3 and 4:		For	Against	Abstain

2.	Advisory resolution to approve the compensation of our named executive officers.	☐	☐	☐

3.	Approval of the Analog Devices, Inc. 2020 Equity Incentive Plan.	☐	☐	☐

4.	Ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2020.	☐	☐	☐

NOTE: To transact such other business as may properly come before the meeting and at any adjournments or postponement at the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E88414-P31565

ANALOG DEVICES, INC.
Annual Meeting of Shareholders - March 11, 2020 9:00 AM
This Proxy is solicited on behalf of the Board of Directors

The undersigned revokes all previous proxies and hereby appoints Ray Stata, Vincent Roche and Larry Weiss, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of ANALOG DEVICES, INC. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, Eastern Time on March 11, 2020, at Analog Devices, Inc., 125 Summer St., Boston, MA 02110, and any adjournment, postponement, continuation or rescheduling thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment, postponement, continuation or rescheduling thereof.

Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed, dated and returned your proxy card. If you vote the shares over the Internet or by telephone, please do not return your proxy card.

Unless voting the shares over the Internet or by telephone, please fill in, date, sign and mail this proxy card promptly using the enclosed envelope.
Continued and to be signed on reverse side